Exhibit 99.1

Information to the shareholders of Bure Equity AB (publ) and Skanditek Industriförvaltning AB (publ) regarding merger of the companies This document describes the statutory merger between Bure Equity AB (publ) (“Bure”) and Skanditek Industriförvaltning AB (publ) (“Skanditek”). The complete information material, consists of several parts; this document, Bure’s annual reports for the financial years 2006, 2007 and 2008, as well as Skanditek’s annual report for the financial year 2008. In order to obtain Bure’s and Skanditek’s annual reports for the financial year 2008 and Bure’s annual reports for the financial years 2006 and 2007, and thereby together with this document obtain the complete information material concerning the merger, please visit the companies’ websites www.bure.se and www.skanditek.se. These documents can also be obtained free of charge from Bure, telephone +46 (0)31 708 64 00, e-mail info@bure.se or from Skanditek, telephone +46 (0)8 614 00 20, e-mail info@skanditek.se or downloaded from SEB Enskilda’s website www.seb.se/prospekt. In connection with the merger between Bure and Skanditek, an information document has been prepared in Swedish and translated into English. In the event of any discrepancies between the Swedish document and this translation, the former shall prevail.

Summary Risk factors The Merger The New Bure Additional information on Bure Other Addresses Appendices The merger in brief 2 The New Bure in brief 3 Risk factors 3 Risk factors 4 Background and reasons 7 Responsibility of the Board of Directors 9 Method for determining the exchange ratio 10 Statement from the Board of Directors of Bure 11 Statement from the Board of Directors of Skanditek 12 Approval and implementation of the merger 13 Merger terms and instructions 14 What will happen with your shares? 16 Fairness opinion from KPMG 17 Fairness opinion from PwC 18 Business concept, goals & strategy 19 Overview of portfolio companies 20 Pro forma ownership structure 23 Board of Directors, management and auditors 24 Pro forma financials 25 Other financial information for the New Bure 29 Description of operations 30 Financial information 31 Commentary on financial development 35 History 38 Share capital and ownership 40 Board of Directors, management, auditors and employees 42 Articles of association 46 Capital structure and other financial information 48 Legal issues and other additional information 51 Tax issues in Sweden 53 Additional information on Skanditek 56 Other 60 Addresses 61 Merger plan 62 Supplementary Information in accordance with Chapter 23, Section 10, Item 2 of the Companies Act (2005:551) 66 Auditors’ statement regarding merger plan according to Chapter 23 Section 11 of the Swedish Companies Act (2005:551) 67 Bure’s interim report for January–September 2009 68 Skanditek’s interim report for January–September 2009 87

Important information In this document, “Bure” means Bure Equity AB (publ), organisation number 556454-8781, or the Group in which Bure Equity AB (publ) is the parent company, depending on the context. “Skanditek” means Skanditek Industriförvaltning AB (publ), organisation number 556235-4141, or the Group in which Skanditek Industriförvaltning AB (publ) is the parent company, depending on the context. The “New Bure” means the combined company which is the result of the merger between Bure and Skanditek. The document has been approved and registered by the Swedish Financial Supervisory Authority (Finansinspektionen) (“SFSA”) pursuant to the provisions of Chapter 2b, Sections 2 and 4 of the Trading Act. Approval and registration by the SFSA does not imply that the SFSA guarantees that the factual information provided in this document is correct and complete. This document should be governed by Swedish law. The courts of Sweden have exclusive jurisdiction to settle any dispute arising out of or in connection with this document. With the exception of what is noted in the section “Financial information” under “Additional information on Bure” and the audited financial statements that have been incorporated through reference, no other information in the document has been reviewed or audited by Bure’s or Skanditek’s auditors. The document is made available at Bure’s head office and Bure’s website www.bure.se, at Skanditek’s head office and Skanditek’s website www.skanditek.se, as well as at SEB Enskilda’s website www.seb.se/prospekt. This document has been prepared in Swedish and English language versions. In case of any inconsistency between the Swedish and the English versions of the document, the Swedish version shall prevail. SEB Enskilda is financial adviser to Bure and Skanditek in connection with the merger. KPMG AB (“KPMG”) and PricewaterhouseCoopers AB (“PwC”) have rendered fairness opinions regarding the exchange ratio to the Boards of Directors of Bure and Skanditek, respectively. This document includes “forward-looking statements” relating to Bure that are subject to risks and uncertainties, including those pertaining to the anticipated benefits to be realised from the proposed merger. Factors that could cause Bure’s actual results, performance or achievements to differ materially from those described in this document include the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; the inability to successfully integrate Skanditek with Bure or to realise synergies from such integration; and the economic environment of the industries in which Skanditek and Bure operate. For additional information identifying further economic, currency, regulatory, competitive and important factors that could cause Bure’s actual results to differ materially from those anticipated, see the section “Risk factors”. Notice to shareholders in the United States The Bure shares have not been and will not be registered under the US Securities Act of 1933, as amended (the “Securities Act”) or under any of the relevant securities laws of any state or other jurisdiction of the United States. Neither the US Securities and Exchange Commission nor any US state securities commission has approved of the Bure shares or determined if this document is accurate or complete. Any representation to the contrary is a criminal offence in the United States. The Bure shares will be offered in the United States only pursuant to an exemption from the registration requirements of the Securities Act. The Bure shares may not be offered or sold in the United States except pursuant to an exemption from the Securities Act or in a transaction not subject to the registration requirements of the Securities Act. This merger relates to the securities of a Swedish company. The merger is subject to disclosure requirements of the Kingdom of Sweden which are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Swedish standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a non-US jurisdiction, and some or all of its officers and Directors may be residents of non-US jurisdictions. You may not be able to sue a non-US company or its officers or Directors in a non-US court for violations of the US securities laws. It may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment. NOTICE TO NEW HAMPSHIRE RESIDENTS NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENCE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES (“RSA”) WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER THE RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH. The Merger in brief Bure and Skanditek have agreed on a merger pursuant to the Swedish Companies Act with Bure as the absorbing company For each share held in Skanditek, 0.75 shares in the New Bure are obtained, meaning shareholders in Skanditek will receive 3 new shares in the New Bure for every 4 existing shares held in Skanditek In conjunction with the merger, the Board of Directors of Bure propose a dividend of 9.50 SEK per share to Bure’s existing shareholders Extraordinary General Meetings in Bure and Skanditek to decide on the merger will take place on December 1, 2009 The merger is expected to be completed in January 2010

2 Summary Background and reasons The merger between Bure and Skanditek is based on a tangible logic which in turn is based on a common history, similar operations and a common view on portfolio management, and to some extent ownership structure. The relationship between Bure and Skanditek started in 2004 when Skanditek acquired just over 10 per cent of the shares in Bure and consequently became one of Bure’s major owners. During 2007 and 2008, Skanditek gradually increased its ownership to its current ownership stake of 19.9 per cent. Today, Bure constitutes the largest holding in Skanditek’s investment portfolio. From 2004, Bure and Skanditek have developed a common view on investment strategy and management, among other things, as a consequence of Skanditek’s involvement in Bure. This has also led to a number of collaborations. For example, both Bure and Skanditek have made substantial investments in the education sector. During 2000, Skanditek became the main shareholder in Theducation. Bure started investing in the education sector in 1998 through, among other things, an investment in Vittra. Vittra then became the foundation for Anew Learning which during 2008 merged with AcadeMedia, where Skanditek was one of the major shareholders, and created the leading education Group in Sweden. As a consequence of this transaction, Bure distributed its holding in AcadeMedia to its shareholders, and Skanditek became one of AcadeMedia’s single largest shareholders. Skanditek and Bure also cooperated during 2008/2009 in an investment in Carnegie where both parties initially were part of the consortium which aimed to recapitalise D. Carnegie & Co. through a rights issue. These discussions preceded the final transaction in which Bure together with Altor later acquired Carnegie Investment Bank. All in all, the merger is viewed as a natural step in the development of the two companies, whereby the combined resources will make the new company a stronger participant in the market. Exchange ratio In determining a fair exchange ratio for both Bure’s and Skanditek’s shareholders, the Boards of Directors of the two companies have taken a number of factors into consideration. The Boards of Directors have primarily considered the companies’ net asset values, based on valuations of the underlying portfolio companies (including share prices for the listed companies), other assets and available net cash for each respective company. Furthermore, consideration has been given to the fact that the merger is conditioned by a proposed special dividend to Bure’s existing shareholders of approximately 478 MSEK in total, or 9.50 SEK per share. Shares in Skanditek will be exchanged for new shares in New Bure. Each share in Skanditek will be exchanged for 0.75 new shares in the New Bure. A shareholder in Skanditek who has 4 shares will thus receive 3 new shares in the New Bure. Skanditek currently owns approximately 10 million shares in Bure, corresponding to 19.9 per cent of Bure’s share capital and votes1). These shares will be cancelled following the completion of the merger. Approval and implementation The merger between Bure and Skanditek will be implemented as a statutory merger in accordance with the Swedish Companies Act, by Bure absorbing Skanditek. Extraordinary General Meetings of Bure and Skanditek will be held on December 1, 2009 in Gothenburg and Stockholm, respectively, to decide on the approval of the merger plan and cancellation of treasury shares. The Extraordinary General Meeting of Bure will also resolve on the issue of merger consideration, amendment of the Articles of Association, dividend to the shareholders in Bure and appointment of a new Board of Directors for the New Bure. If the merger is approved by Bure’s and Skanditek’s Extraordinary General Meetings, shareholders in Skanditek will, without further action, receive newly issued shares in Bure. The merger is expected to be completed at the earliest in January 2010. Summary On October 14, 2009, the Boards of Directors of Bure and Skanditek announced a proposal regarding a merger of the two companies. The Boards of Directors have unanimously decided on the form of the merger in a joint merger plan. The merger will be implemented by Bure absorbing Skanditek. The exchange ratio means that 4 existing shares in Skanditek entitle the holder to 3 new shares in the New Bure. The merger in brief 1) Skanditek has issued call options to certain employees in Bure regarding purchase of in total 400,000 shares in Bure. Upon exercise of such call options prior to the registration of the merger, meaning that shares in Bure are delivered, which may be done on January 15, 2010 at the latest, the reduction amount and the number of redeemed shares will decrease correspondingly.

3 Summary Pro forma, January–September 2009 MSEK Pro forma New Bure Parent company Exit results, MSEK –5 Profit after tax, MSEK –55 Profit after tax per share, SEK –0.61 Shareholders’ equity, MSEK 2,062 Shareholders’ equity per share, SEK 23.08 Liquid funds, MSEK 334 Number of employees 13 Number of shares, in thousands (after cancellation of Skanditek’s holding of shares in Bure) 89,3211) The New Bure in brief Business concept, goals & strategy The New Bure will continue to acquire, develop and divest operational companies with the primary goal of creating value for shareholders. Investors shall perceive the new company as a profitable investment and that portfolio companies shall be successful in their respective businesses and achieve continuous value growth. The characteristics of the New Bure’s operations will be: to be active, professional and long-term owners and as a principal shareholder have an active ownership agenda; to develop the existing portfolio and invest in listed as well as unlisted companies; to focus on operating efficiency, growth-enhancing measures and the capital structure of the portfolio companies; that the parent company in principal shall be debt-free and the portfolio companies over time shall have an indebtedness that is adequate compared to estimated business risk. Organisation The Group’s parent company will be Bure with proposed headquarters in Stockholm. Bure Equity AB is proposed to be the name of the new Group. Portfolio companies The New Bure will, post-merger, have a balanced portfolio of listed and unlisted, small and large, companies. The unlisted investment bank Carnegie will constitute the single largest company in the portfolio. The New Bure will have significant ownership positions in the listed companies AcadeMedia, Micronic, PartnerTech and Vitrolife. Other major unlisted portfolio companies include Mercuri, EnergoRetea and Max Matthiessen. Board of Directors, management and auditors The current Chairman of the Board of Skanditek, Björn Björnsson, has been proposed as the Chairman of the Board of the New Bure. Besides Björn Björnsson, Håkan Larsson, Kjell Duveblad and Ann-Sofi Lodin will be suggested for re-election and Mathias Uhlén for new election. Moreover, Patrik Tigerschiöld will resign from the Board of Directors. Skanditek’s current CEO, Patrik Tigerschiöld, is proposed as CEO of the New Bure. Staffan Landén from Ernst & Young will continue as auditor for the New Bure. Pro forma financials The pro forma accounts have been prepared to illustrate the New Bure’s financial position and earnings after completion of the merger. The pro forma balance sheet has been prepared as if the merger was completed on September 30, 2009, and the pro forma income statement for the period January–September 2009 has been prepared as if the merger was completed on January 1, 2009. The information below is an extract from the pro forma accounts and cover the parent company. Bure’s, Skanditek’s and the New Bure’s operations and ownership of shares in the New Bure are associated with risks related to the industry and the market, listed and unlisted holdings, the global capital markets, risks associated with the holdings in Carnegie Investment Bank and Max Matthiessen, risks associated with the merger, failure of the merger, delisting of Skanditek shares, stock market risks and volatility, dividends and substantial sales of the new Bure’s shares by its major shareholders. Mentioned risks are only a summary of the risks described in the section “Risk factors”. The omission or inclusion of a risk is not an indication of its importance. Risk factors 1) Skanditek has issued call options to certain employees in Bure regarding purchase of in total 400,000 shares in Bure. Upon exercise of such call options prior to the registration of the merger, meaning that shares in Bure are delivered, which may be done on January 15, 2010 at the latest, the reduction amount and the number of redeemed shares will decrease correspondingly.

4 Risk factors Risks associated with the industry and the market General risks associated with the industry Bure is a listed investment company whose primary emphasis is on long-term ownership of unlisted companies. Skanditek is a listed industrial holding company with ownership interests mainly in listed companies which makes Skanditek dependent on the stock exchange development. This means that the New Bure will have a diversified investment portfolio with listed as well as unlisted holdings. The New Bure will continue to invest in listed as well as unlisted companies. The development of the portfolio companies will greatly affect the development of the New Bure. Share investments are risky in the sense that a change in growth or profitability might result in a lower valuation of the companies and thus have a negative effect on the share price of the New Bure. This means that the risk of the New Bure’s business lies in its own investments. The prospect of achieving value increase is also associated with risk, for examples if the exposure against one business area or company is getting too high. It should also be noted that some of the portfolio companies of Bure carry on licence-required business and are under the supervision of the financial authorities in several countries. Regulatory requirements and administrative actions and guidelines, in each and every jurisdiction where the portfolio companies are carrying on licence-required business, are subject to changes and complying with these may result in considerable costs. Negative regulatory actions against these portfolio companies could have a material negative effect on such companies’ business and hence also on the New Bure. The New Bure will also be exposed to a number of different financial risks, such as market risk (including currency risk, interest rate risk and price risk), credit risk, liquidity risk and cash flow risk. In order to monitor and limit the risk exposure in connection with the management of the portfolio companies, the intention is that the New Bure should have a balanced mix of listed as well as unlisted holdings and that the parent company in general should be debt-free. Furthermore, the New Bure shall be an assertive owner with good understanding of the portfolio companies and thus able to identify and limit risks by focusing on operating efficiency, growth-enhancing measures and the capital structure of the portfolio companies. Over time, the portfolio companies shall have a grade of indebtedness that is adequate in relation to the estimated business risk. However, there can be no guarantee that the management of the New Bure portfolio companies will generate returns that are in line with previous returns generated to date. The New Bure will be active on markets that might be subject to increased competition with regards to investment opportunities. Thus, in the future, a greater number of investors might compete with the New Bure for the type of investments that the New Bure intends to do. There are no assurances that the New Bure in the future will not be subject to competition that potentially could have a negative effect on the New Bure’s return on its investments. By being an assertive financial owner in the companies invested in, and thus adding value through competence and network, the New Bure will be able to partly mitigate this risk. The underlying risks in the portfolio companies cannot be described in detail and a comprehensive evaluation must also include the other information in this document, the annual reports and financial reports of the portfolio companies and a general assessment of the surrounding world. Specific risks associated with listed holdings Changed profitability demands from the market, changed interest levels or inflation may affect the valuation of the listed holdings and thus also the valuation of the New Bure. The New Bure may be negatively affected if insufficient liquidity prevents disposal of the listed shares on market-like terms. As stated above, however, the aim is that the New Bure will maintain a solid financial position Risk factors A number of factors affect and may affect the operations of Bure, Skanditek and the New Bure. There are risks regarding circumstances that are linked to Bure, Skanditek and the New Bure and circumstances which are not directly linked to Bure, Skanditek and the New Bure but which affect the industry where Bure and Skanditek operate and where the New Bure will operate. Below is a general outline of certain risk factors which, in the view of Bure’s and Skanditek’s Boards of Directors, may be of significance for Bure, Skanditek and the New Bure or an investment in the New Bure’s shares. The risk factors are not presented in any order of priority, nor is the outline exhaustive, but the Boards of Directors of Bure and Skanditek consider these risks to be the most material risks. This means that there is a great number of other risks which could affect Bure’s, Skanditek’s and the New Bure’s operations to a lesser or greater degree. In addition to the risk factors mentioned below and other inherent risks, the reader is also advised to pay close attention to the rest of the information in this document.

5 Risk factors to avoid being put in a situation where the company is forced to sell shares under unfavourable market conditions. It cannot be guaranteed, however, that the new Bure could not get into such a situation. Specific risks associated with unlisted holdings Acquisitions and sales of unlisted holdings will be a natural element in the operation of the New Bure. All acquisitions and sales are associated with uncertainty. The New Bure may have to sell parts of its unlisted holdings at less than its maximum value or at a loss, and the New Bure may also fail to sell its holdings in an unlisted portfolio company. If the New Bure disposes all or parts of an investment in an unlisted portfolio company, the New Bure may receive less than the potential value of the participations, and the New Bure may receive less than the amount invested. Unlisted holdings often involve a higher liquidity risk, since such shares are not traded on established markets. Although the assessment is that there will be opportunities for profitable acquisitions for the New Bure in the future, there are no assurances that such opportunities will ever arise or that, if they arise, the New Bure will have available funds to complete such acquisitions. The global capital markets Difficult conditions in the global capital markets and the economy in general may affect the New Bure’s results of operations. Factors such as consumer spending, business investments, government spending, inflation and the volatility and strength of the capital markets all affect the conditions to carry through transactions and, ultimately, the profitability of the New Bure’s business. In an economic downturn characterised by higher unemployment, lower family income, lower corporate earnings, lower business investments and lower consumer spending, the New Bure’s business may be negatively affected. Adverse changes in the economy could affect earnings negatively and could have a material adverse effect on the New Bure’s business, results of operations and financial condition. The current financial crisis can also result in legislative and regulatory actions. Neither Bure nor Skanditek can predict whether or when such actions may occur or what impact, if any, such actions could have on the New Bure´s business, results of operations and financial condition. Risks associated with the holdings in Carnegie Investment Bank and Max Matthiessen Bure has, together with Altor Fund III GP Limited (“Altor”), acquired Carnegie Investment Bank (“CIB”) and Max Matthiessen AB (“Max Matthiessen”) from the Swedish Debt Office (Sw. Riksgälden). The Debt Office and CIB have entered into a loan facility with respect to a credit earlier provided to CIB by the Debt Office. In connection therewith, a pledge agreement with respect to the credit was entered into. Shortly before the acquisition of CIB and Max Matthiessen by Bure and Altor, the Debt Office took over the shares in CIB and Max Matthiessen from the previous owner D. Carnegie & Co. AB (“D. Carnegie”) by way of realisation of the pledge. D. Carnegie disputes the Debt Office’s takeover and the Debt Office has initiated a declaratory action in the Stockholm District Court in which they want to obtain a declaratory judgment that the takeover is valid. In the event that an action for a better right to the shares was brought against Bure and Altor, the companies could claim that the acquisition was made in good faith. In the event that Bure and Altor were to lose such a dispute over the right to the shares, Bure and Altor would be entitled to compensation from the Debt Office with an amount corresponding to not more than the purchase price and any infusions of capital, to the extent that such infusions had not already been reimbursed through dividends. In addition, the cap of the compensation will be adjusted annually by means of an appointed interest factor. The compensation is not related to the market price of the shares and, therefore, it cannot be guaranteed that Bure would receive satisfactory financial compensation for its investment in CIB and Max Matthiessen should it be declared that Bure and Altor do not have the right to the shares in CIB and Max Matthiessen. Risks associated with the merger The merger may affect the management’s focus during the merger process, in a manner which may have a negative effect on the New Bure’s ability to achieve the gains expected from the merger. Failure of the merger Both Bure and Skanditek risk negative consequences if the merger is not consummated. For example, the price of both companies’ shares may fall to such an extent that the current market price will reflect the expectation of the merger not being consummated. A large portion of the costs associated with the merger must be paid irrespective of whether or not the merger is consummated. Furthermore, the existing and future employees of Bure, Skanditek and the New Bure may experience uncertainty as to the integration of the two companies and choose to terminate their relationship. Such terminated relationships may present obstacles in the integration of the two companies and, if the merger is not consummated, it may have a negative effect on Bure’s and Skanditek’s operations. Agreements in Skanditek There are agreements to which Skanditek is a party and where the other party’s consent is required in order for Bure to succeed to such agreements. The assessment is, however, that there are no agreements where such consent is required that are critical for the operations of Skanditek and that, if the New Bure would fail to suc

6 Risk factors ceed to them, would, to any considerable extent, have a material negative effect on the New Bure, its liquidity and/or financial position. Tax risk The business, including intragroup transactions, is conducted in accordance with the company’s interpretation of applicable laws, tax treaties, regulations and requirements of the tax authorities in the relevant countries. The company has obtained advice from independent tax advisers in this respect. However, it cannot be ruled out that the company’s interpretation of applicable laws, tax treaties, regulations or administrative practice is incorrect, or that such rules are changed, possibly with retroactive effect. Decisions by tax authorities may impair the present or previous tax position of Bure. Risks associated to the shares Delisting of Skanditek shares As a result of the merger, Skanditek will be absorbed and merged into Bure. As a consequence, the Skanditek shares will no longer be traded on NASDAQ OMX Stockholm. Stock market risks and volatility A prospective investor should be aware that an investment in shares is associated with a high degree of risk and that there are no guarantees that the share price will develop favourably. In addition to the New Bure’s performance, the share price is dependent on a number of factors that the New Bure cannot influence. Such factors may include the economic climate, the general stock market climate, market interest rates, capital flows, political uncertainties or market behaviours as well as changed perceptions on the market with regard to the New Bure’s activities, future prospects, financial solutions or this merger. Even if the New Bure’s activities develop positively, it cannot be ruled out that an investor may make a capital loss upon divestment of shares. Stock markets in general have experienced significant price and volume volatility over the past year. In addition to the risk factors discussed above, the price and trading volume of the shares of the New Bure may be affected by: factors beyond the New Bure’s control, such as regulatory changes affecting the New Bure’s operations; the success or failure of the New Bure’s operating strategies and its perceived prospects; actual or anticipated fluctuations in the New Bure’s financial condition or results of operation; the announcement of strategic developments, acquisitions or other material events by the New Bure or its competitors; changes in the global financial markets and global economies and changes in general market conditions, such as interest, foreign exchange or stock exchange rates and the value of financial assets; the level of the New Bure’s debt; future proceeds and issues of shares; and changes in, or the New Bure’s failure to meet, securities analysts’ expectations. Dividends The payment of dividends in the future will depend, among other things, upon the New Bure’s performance, financial position, funding arrangements and the expected capital needs of the New Bure. In deciding whether to propose a dividend, the Board of Directors of the New Bure will also take into consideration contractual and legal restrictions on the payment of dividends and such other factors as the Board of Directors may deem relevant. There can be no assurances that the New Bure will generate sufficient earnings to allow it to pay dividends and, if it does, the General Meeting may elect to reinvest instead of paying dividends. Substantial sales of shares by major shareholders If the New Bure’s major shareholders sell a considerable quantity of its shares in the public market, or if the market believes that such sales may occur, the New Bure’s share price could be negatively affected. None of Bure’s major shareholders is subject to any contractual obligation to maintain its share ownership, and, consequently, there can be no assurances that major shareholders will maintain their current ownership in the New Bure following the merger.

7 The merger Responsibility of the Board of Directors.  This section should be read in conjunction with the merger plan and auditor’s statement thereon included in the annex to this document. On October 14, 2009, the Boards of Directors of Bure Equity AB and Skanditek Industriförvaltning AB announced a proposal regarding a merger of the two companies. The Boards have unanimously decided upon the form of the merger in a joint merger plan. The merger will be implemented by Bure absorbing Skanditek. The exchange ratio means that 4 existing shares in Skanditek entitle the holder to 3 new shares in the New Bure. The merger Background and reasons The merger between Bure and Skanditek is based on a tangible logic which in turn is based on a common history, similar operations and a common view on portfolio management, and to some extent ownership structure. The relationship between Bure and Skanditek started in 2004 when Skanditek acquired just over 10 per cent of the shares in Bure and consequently became one of Bure’s major owners. During 2007 and 2008, Skanditek gradually increased its ownership to its current ownership stake of 19.9 per cent. Today, Bure constitutes the largest holding in Skanditek’s investment portfolio. From 2004, Bure and Skanditek have developed a common view on investment strategy and management, among other things, as a consequence of Skanditek’s involvement in Bure. This has also led to a number of collaborations. For example, both Bure and Skanditek have made substantial investments in the education sector. During 2000, Skanditek became the main shareholder in Theducation. Bure started investing in the education sector in 1998 through, among other things, an investment in Vittra. Vittra then became the foundation for Anew Learning which during 2008 merged with AcadeMedia, where Skanditek was one of the major shareholders, and created the leading education Group in Sweden. As a consequence of this transaction, Bure distributed its holding in AcadeMedia to its shareholders, and Skanditek became one of AcadeMedia’s single largest shareholders. Skanditek and Bure also cooperated during 2008/2009 in an investment in Carnegie where both parties initially were part of the consortium which aimed to recapitalise D. Carnegie & Co. through a rights issue. These discussions preceded the final transaction in which Bure together with Altor later acquired Carnegie Investment Bank. All in all, the merger is viewed as a natural step in the development of the two companies, whereby the combined resources will make the new company a stronger participant in the market. Operational reasons The new company will have an interesting investment portfolio with a balanced mix of listed as well as unlisted, and smaller and medium-sized companies. Bure and Skanditek share a common view on means of creating successful companies and shareholder value by developing the portfolio companies through an active ownership and board representation. The combined resources result in strengthened ownership positions in some companies and improved prerequisites in identifying and implementing new investments. The new company’s investment strategy will mainly be characterised by businessmanship and active ownership. The merger is assumed to result in certain cost synergies, such as lower costs for listing, accounting, premises, advisers, employees and other costs associated with the parent companies. Targeted cost synergies, as a consequence of the merger, will lead to a reduction of administrative expenses which is expected to be lower than 1.5 per cent of assets under management, implying a halving of the combined administrative expenses with full effect from 2011. Capital market reasons With a combined market value of approximately SEK 2.5 billion1) and a tangible logic for the merger, the new Group offers an attractive investment case. The merger will create a company with a larger market value which is expected to result in an increased interest from a broader base of equity analysts and investors. The combined company’s shares will continue to trade on NASDAQ OMX Stockholm. Initially, the new company will have approximately 20,000 shareholders. Based on the above, the Boards of Directors of Bure and Skanditek believe that a merger between the two companies will create a larger critical mass and a stronger position in the capital market as well as lead to benefits for the companies and their shareholders. 1) As at October 13, 2009, i.e. the day prior to the announcement of the merger, adjusted for Bure’s proposed dividend of 478 MSEK and cancellation of Skanditek’s current holding of shares in Bure

8 The merger Choice of merger method The Boards of Directors of Bure and Skanditek are of the opinion that the merger should be implemented by means of a statutory merger, whereby the companies’ shareholders are given the opportunity to approve the merger at their respective shareholders’ meetings. The Boards of Directors are of the opinion that a statutory merger is an appropriate method for merging the two companies, as the intention is that the terms of the merger shall not generally imply any transfer of value from one company to the other company or between the companies’ shareholder groups. Both Boards of Directors are actively involved in the work towards effecting the merger. The Boards of Directors of the companies propose that the merger is implemented with Bure as the acquiring company and Skanditek being absorbed by Bure.

9 The merger Responsibility of the Board of Directors This information document has been prepared by the Boards of Directors of Bure and Skanditek as a basis for the resolutions at the Extraordinary General Meetings which are expected to be held on December 1, 2009. The Board of Directors of Bure is responsible for the sections “Statement from the Board of Directors of Bure”, “Additional information on Bure”, “Bure’s interim report for January–September 2009” and Bure’s annual reports for the financial years 2006, 2007 and 2008 which are incorporated by reference. The Board of Directors of Skanditek is responsible for the sections “Statement from the Board of Directors of Skanditek”, “Additional information on Skanditek” and “Skanditek’s interim report for January–September 2009”. The Boards of Directors of Bure and Skanditek are jointly responsible for the remaining contents of this information document. The Boards of Directors of Bure and Skanditek hereby provide an assurance that all reasonable care has been taken to ensure that the information contained in this information document is, as far as the Boards of Directors know, true and that nothing has been omitted that could affect its meaning. Stockholm, November 16, 2009 Bure Equity AB (publ) Skanditek Industriförvaltning AB (publ) The Board of Directors The Board of Directors

10 The merger Method for determining the exchange ratio In determining a fair exchange ratio for both Bure’s and Skanditek’s shareholders, the Boards of Directors of the two companies have taken a number of factors into consideration. The Boards of Directors have primarily considered the companies’ net asset values, based on valuations of the underlying portfolio companies (including share prices for the listed companies), other assets and available net cash for each respective company. Furthermore, Bure’s Board of Directors has taken into consideration that the merger is conditioned by a proposed special dividend to Bure’s existing shareholders of approximately SEK 478 million in total, or SEK 9.50 per share. The dividend amount has been determined based on the Boards of Directors’ joint view on a sound capital structure and net cash position after the merger. The Boards of Directors of Bure and Skanditek believe that the merger is beneficial for each respective company and its shareholders. Supported by expert fairness opinions, both Boards of Directors believe that the exchange ratio is fair. The Board of Directors of Bure has commissioned a fairness opinion on the exchange ratio from KPMG and Skanditek’s Board of Directors has commissioned a fairness opinion from PwC. In its opinion for Bure, KPMG concludes that the exchange ratio is fair for Bure’s shareholders from a financial perspective. PwC concludes in its opinion for Skanditek’s Board of Directors that the exchange ratio is fair for Skanditek’s shareholders from a financial perspective. The average closing prices for Bure’s and Skanditek’s shares during the last 30 trading days until October 13, 2009 were approximately SEK 38.50 and approximately SEK 19.10, respectively. The exchange ratio of 3 shares in New Bure shares for every 4 existing shares held in Skanditek , adjustment for the proposed dividend of SEK 9.50 per share in Bure and cancellation of Skanditek’s holding in Bure results in a new theoretical share price for Bure, all else equal, of approximately SEK 27.10. This exceeds the average closing price of Skanditek during the last 30 trading days until October 13, 2009, adjusted for the exchange ratio, by approximately 6 per cent. Conversely, the exchange ratio represents a theoretical price of the Bure share which, adjusted for the proposed dividend of SEK 9.50 per share in Bure, falls below the average closing prices for the same period by approximately 5 per cent. The corresponding computation based on the closing prices as of October 13, 2009 for the Bure and Skanditek shares of approximately SEK 38.90 and approximately SEK 19.70, respectively, results in a new theoretical price of the Bure share of approximately SEK 27.70, which exceeds the last closing price for the Skanditek share, adjusted for the exchange ratio, by approximately 5 per cent and falls below the last closing price for the Bure share by approximately 4 per cent. Note that this is merely a theoretical calculation aimed at illustrating the share price effects for shareholders in Bure and Skanditek, respectively. Exchange ratio Shares in Skanditek will be exchanged for new shares in New Bure. Each share in Skanditek will be exchanged for 0.75 new shares in New Bure. A shareholder in Skanditek who has 4 shares will thus receive 3 new shares in New Bure. Skanditek currently owns approximately 10 million shares in Bure, corresponding to 19.9 per cent of Bure’s share capital and votes. These shares will be cancelled following the completion of the merger. 1) Skanditek has issued call options to certain employees in Bure regarding purchase of in total 400,000 shares in Bure. Upon exercise of such call options prior to the registration of the merger, meaning that shares in Bure are delivered, which may be done on January 15, 2010 at the latest, the reduction amount and the number of redeemed shares will decrease correspondingly.

11 The merger Statement from the Board of Directors of Bure The Board of Directors of Bure has, prior to preparing a joint merger plan with Skanditek, thoroughly evaluated the effects of a merger with Skanditek. Bure’s Board of Directors considers that the reason for the merger is based on tangible logic which in turn is based on a common history, similar operations and a common view on portfolio management, and to some extent ownership structure. A merger enables full integration of the operations within the two companies. The New Bure will have an interesting investment portfolio with a balanced mix of listed as well as unlisted, smaller and medium-sized companies. In addition, the merger will create an attractive investment case. The Board of Directors of Bure has taken into consideration a number of factors to determine a fair exchange ratio. The Board of Directors of Bure has primarily considered the companies, net asset values, based on valuations of the underlying portfolio companies (including share prices for the listed companies), other assets and available net cash for each respective Group. Furthermore, Bure’s Board of Directors has taken into consideration that the merger is conditioned by a proposed special dividend to Bure’s existing shareholders of approximately SEK 478 million in total, or SEK 9.50 per share. Bure’s Board of Directors commissioned a fairness opinion on the exchange ratio from KPMG. In its written opinion, dated October 13, 2009, KPMG stated that the suggested value relation between Bure and Skanditek is within a fair range. The opinion from KPMG is presented separately in the section “Fairness opinion from KPMG”. On the basis on the above, the Board of Directors of Bure considers that the exchange ratio where each share in Skanditek is exchanged for 0.75 new shares in New Bure is fair. Accordingly, Bure’s Board of Directors unanimously recommends that Bure’s shareholders, at Bure’s Extraordinary General Meeting on December 1, 2009, approve the merger plan prepared by the Boards of Directors of Bure and Skanditek, which stipulates that a merger of Bure and Skanditek with Bure as the acquiring company, absorbing Skanditek , as the company dissolved, and to resolve in accordance with the Board of Directors’ proposal on the issue of the merger consideration, amendments to the Articles of Association, cash distribution to shareholders in Bure and appointment of the Board of Directors of the new Group. Gothenburg, November 16, 2009 Bure Equity AB (publ) Board of Directors1) 1) The Board members Björn Björnsson and Patrik Tigerschiöld are board members of both Skanditek and Bure and thus, due to conflict of interest, have not participated in the negotiation and agreement of the merger plan. They have, however, both expressed their full support for the merger.

12 The merger The Board of Directors of Skanditek has, prior to preparing a joint merger plan with Bure, thoroughly evaluated the effects of a merger with Bure. Skanditek’s Board of Directors considers that the reason for the merger is based on tangible logic which in turn is based on a common history, similar operations and a common view on portfolio management, and to some extent ownership structure. A merger enables full integration of the operations within the two companies. The New Bure will have an interesting investment portfolio with a balanced mix of listed as well as unlisted, smaller and medium-sized companies. In addition, the merger will create an attractive investment case. The Board of Directors of Skanditek has taken into consideration a number of factors to determine a fair exchange ratio. The Board of Directors of Skanditek has primarily considered the companies, net asset values, based on valuations of the underlying portfolio companies (including share prices for the listed companies), other assets and available net cash for each respective Group. Furthermore, Skanditek’s Board of Directors has taken into consideration that the merger is conditioned by a proposed special dividend to Bure’s existing shareholders of approximately SEK 478 million in total, or SEK 9.50 per share. Skanditek’s Board of Directors commissioned a fairness opinion on the exchange ratio from PwC. In its written opinion, dated October 13, 2009, PwC stated that the exchange ratio is fair from a financial perspective for Skanditek’s shareholders at the time of the opinion. The opinion from PwC is presented separately in the section “Fairness opinion from PwC”. On the basis on the above, the Board of Directors of Skanditek considers that the exchange ratio where each share in Skanditek is exchanged for 0.75 new shares in New Bure is fair. Accordingly, Skanditek’s Board of Directors unanimously recommends that Skanditek’s shareholders, at Skanditek’s Extraordinary General Meeting on December 1, 2009, approve the merger plan prepared by the Boards of Directors of Bure and Skanditek, which stipulates that a merger of Bure and Skanditek with Bure as the acquiring company, absorbing Skanditek , as the company dissolved. Stockholm, November 16, 2009 Skanditek Industriförvaltning AB (publ) Board of Directors1) Statement from the Board of Directors of Skanditek 1) The Board members Björn Björnsson and Patrik Tigerschiöld are board members of both Skanditek and Bure and thus, due to conflict of interest, have not participated in the negotiation and agreement of the merger plan. They have, however, both expressed their full support for the merger.

13 The merger Final decisions on the merger will be passed by a two-thirds majority (of votes cast as well as represented) at the Extraordinary General Meetings of Bure and Skanditek . The Extraordinary General Meetings will be held on December 1, 2009. Bure’s Extraordinary General Meeting will also resolve on reduction of the share capital by cancellation of Skanditek’s current holding in Bure, the issue of the merger consideration, the appointment of new Directors for the New Bure, approval of amendments to the company’s Articles of Association required to effect the merger and a cash dividend of approximately 478 MSEK in total to the existing shareholders in Bure. When the two Extraordinary General Meetings of Bure and Skanditek have approved the merger plan, certain creditor-related procedures in accordance with the Swedish Companies Act must be completed. The merger process is scheduled to be completed by the end of January 2010, at the earliest. Once the merger has been registered with the Swedish Companies Registration Office (“SCRO”), shareholders in Skanditek will, without further action, receive newly issued shares in Bure. This means that the Skanditek shares will continue to be listed on NASDAQ OMX Stockholm until the merger has been registered. The last day of trading in Skanditek shares on NASDAQ OMX Stockholm is expected to be the day that falls three trading days prior to SCRO’s registration of the merger and the first day of trading in the shares issued by Bure as merger consideration is expected to be the next day following the registration of the merger. Skanditek will be dissolved and its assets and liabilities transferred to Bure when the SCRO finally registers the merger. This is expected to occur by the end of January 2010, at the earliest. The companies will, as early as possible, announce the date on which the SCRO will register the merger. The new shares in Bure that are issued as merger consideration will entitle the holders to dividends for the first time on the dividend record date that occurs following the registration of the merger. Approval and implementation of the merger 1) Changes to the indicative timetable can occur due to circumstances outside of both Bure’s and Skanditek’s control. Indicative timetable1) Notice period for unknown creditors (15/12–15/1) W. 47 W. 48 W. 49 W. 50 W. 51 W. 52 W. 1 W. 2 W. 3 W. 4 W. 5 November 2009 December 2009 January 2010 Extraordinary General Meetings of Bure and Skanditek (1/12) SCRO grants permission to implement the merger plan (19/1) Record date for dividend in Bure (25/1) Dividend to shareholders’ in Bure (28/1) New shares available in shareholders’ VP-accounts (28/1) First day of trading in the shares of the New Bure on NASDAQ OMX (28/1) SCRO registers the merger and the issuing of new shares in Bure (27/1) Last day of trading in Skanditek shares on NASDAQ OMX (22/1) Record date for participation at the Extraordinary General Meetings (25/11) Information document made available (16/11) Application to SCRO regarding permission to implement the merger plan (2/12)

14 The merger Merger terms Merger consideration As stated in the merger plan, Skanditek shareholders receives 0.75 new shares in the New Bure for every share held in Skanditek. Thus, a shareholder in Skanditek who holds 4 shares will receive 3 new shares in the New Bure. Each share in the New Bure entitles the holder to one vote at the General Meeting. All shares have equal right to the New Bure’s profits and assets. Issue of the merger consideration The merger is conditional upon Bure’s Extraordinary General Meeting resolving on an issue of a maximum of 49,013,235 new shares, each share with a quota value of approximately SEK 5.96, which shall constitute the merger consideration. Bure’s share capital amounts to approximately 300 MSEK and will, as a result of the merger, increase by not more than approximately 292 MSEK to not more than approximately 592 MSEK, which corresponds to an increase of 97 per cent1). The dilution effect of not more than 49,013,235 shares represents 49 per cent of the share capital after the issue of the new shares1), 2). Only whole shares in the New Bure will be paid to the shareholders of Skanditek. Bure and Skanditek will assign SEB to combine all fractions of Bure shares and on behalf of the shareholders sell the shares on NASDAQ OMX Stockholm. The sale shall occur as soon as possible following the registration of the merger by SCRO, after which the proceeds will be paid to the relevant shareholders of Skanditek. Entitled to receive the merger consideration will be holders of shares in Skanditek on the day that the merger is registered with the SCRO. Information regarding dividend to existing shareholders in Bure In conjunction with the merger, the Board of Directors of Bure propose a cash dividend to existing shareholders in Bure of 9.50 SEK per share, which corresponds to a total amount of approximately 478 MSEK. Monday January 25, 2010 is proposed as the record date for the dividend or, should the SCRO grant permission to implement the merger plan later than Tuesday January 19, 2010, at a date decided upon by the Board of Directors of Bure. The dividend proposal will be presented to the Extraordinary General Meeting of Bure on December 1, 2009, which is resolving on the merger plan. The dividend proposal is conditional upon registration of the merger between Bure and Skanditek by the SCRO and that the merger is effected on the date of the registration. The new Bure shares which are issued as merger consideration are not entitled to such dividends. For information on tax consideration regarding dividends on shares in Bure, see section “Tax issues in Sweden – Taxation of dividends from Bure”. Costs No commission is charged for the exchange of shares in conjunction with the implementation of the merger. Pre-merger undertakings Bure and Skanditek shall, during the period from this day and until the day of the registration of the merger, carry on the business of the respective company in the ordinary course of business and shall not, without the prior written consent of the other party, take any of the following actions: a. pay any dividend or other distribution to shareholders other than the cash distribution or redemption amount to Bure’s shareholders of approximately 478 MSEK in total; b. issue or create shares or securities; c. acquire or agree to acquire or dispose of or agree to dispose of any shareholdings, operations or assets; or d. enter into or amend any material contracts or other arrangements or incur any material additional indebtedness other than in the ordinary course of business. The parties undertake to, in consultation with each other, take all necessary actions in order to complete the merger on the terms set out in the merger plan. The submission by Bure of the notification to the SCRO for registration of the merger is subject to Skanditek’s prior approval, such approval not to be unreasonably withheld or denied. Conditions for the merger The completion of the merger is conditional upon: 1. that a shareholders’ meeting in Bure approves the merger plan, appoints a new Board of Directors, resolves upon the consideration shares for the merger, approves the changes in the Articles of Association of Bure that are required for the merger, and resolves upon the cash dividend amounting to in total approximately 478 MSEK to Bure’s existing shareholders; 2. that a shareholders’ meeting in Skanditek approves the merger plan; 3. that all permits and approvals of the authorities that are necessary for the merger have been obtained on terms that are acceptable for Bure and Skanditek, in the opinion of each respective Board of Directors; 4. that the merger is not in whole or in part made impossible or materially impeded as a result of legislation, court rulings, decisions by public authorities or anything similar; and 5. that the pre-merger undertakings made by Bure and Skanditek as set out in clauses (a) and (b) under the “Pre-merger undertakings” section are not breached before the day of the registration of the merger and that the pre-merger undertakings made by Bure and Merger terms and instructions 1) Prior to cancellation of Skanditek’s holding of shares in Bure. 2) Skanditek has issued call options to certain employees in Bure regarding purchase of in total 400,000 shares in Bure. Upon exercise of such call options prior to the registration of the merger, meaning that shares in Bure are delivered, which may be done on January 15, 2010 at the latest, the reduction amount and the number of redeemed shares will decrease correspondingly.

15 The merger Skanditek as set out in clauses (c) and (d) in the same section are not, before the day of the registration of the merger, breached in any such way which would result in a material adverse effect on the merger or the new Group created by the merger. No need for further actions to receive the merger consideration After Bure’s and Skanditek’s Extraordinary General Meetings have taken the decisions necessary to implement the merger, the creditor-related procedures have been finalised and the SCRO has registered the merger, all shares in Skanditek will be exchanged for newly issued shares in Bure without further actions needed from the shareholders. Merger execution, settlement of merger consideration and impact on listing of Bure and Skanditek The merger process is expected to be completed by the end of January 2010, at the earliest. Once the merger has been registered, Skanditek will be dissolved. Shareholders of Skanditek will, without further action, receive newly issued shares in Bure. The shares in Skanditek will be deregistered by Euroclear Sweden (formerly VPC) from each holder’s VP-account and instead the new Bure shares will be registered on the VP-account, which is expected to occur not earlier than by the end of January 2010. A VP-statement will be sent out to the shareholders and the shares in Skanditek will be delisted. The shares in Bure will continue to be listed on NASDAQ OMX Stockholm. Shares in Skanditek will continue to be listed on NASDAQ OMX Stockholm, until the merger has been registered. Last day of trading of shares in Skanditek For technical reasons, the last day of trading of shares in Skanditek on NASDAQ OMX Stockholm is three trading days prior to the registration of the merger which is expected to occur on January 27, 2010. Right to postpone settlement of the consideration Bure retains the right, in accordance with the merger plan, to postpone the date indicated above for settlement of the merger consideration, but no longer than the 10th day after the SCRO’s registration of the merger. Trading in the new shares The New Bure will register the newly issued shares for trading on NASDAQ OMX Stockholm, Mid Cap (subject to the New Bure being admitted for listing).Trading in the New Bure’s shares is scheduled to start by January 28, 2009, at the earliest. Bure’s current ticker on NASDAQ OMX Stockholm will continue to be BURE. The ISIN-code for the share is SE0000195810. Dividends for the new shares The newly issued shares in Bure, issued as merger consideration, will carry entitlement to dividend for the first time on the dividend record date that occurs following the registration of the merger by the SCRO. Instructions and registration for General Meetings Extraordinary General Meeting of Bure The Extraordinary General Meeting (“EGM”) of Bure will be held on Tuesday December 1, 2009 at 4 p.m. at Världskulturmuseet, Södra vägen 54 (at Korsvägen, next to Universeum) in Gothenburg. Shareholders who wish to attend the EGM shall have their names in the register of shareholders maintained by Euroclear Sweden AB (formerly VPC AB, the Swedish central securities depository) on Wednesday November 25, 2009, and notify the company of their intention to participate by no later than noon on Wednesday November 25, 2009. Notice of attendance at the EGM shall be made in writing to Bure Equity AB, Box 5419, SE-402 29 Gothenburg, Sweden, or on the company’s website www.bure.se (only private individuals), by telephone +46 31-708 64 39 or by e-mail to info@bure.se. When giving notice of participation, the shareholders must state their name, address, telephone number and personal identification number or company registration number. Shareholders whose shares are registered in the names of nominees must temporarily reregister the shares in their own name in order to be entitled to participate. Shareholders wishing to re-register must inform the nominee well in advance of Wednesday November 25, 2009. Shareholders who wish to participate by way of proxy must submit a dated form of proxy. The original proxy must be sent to the company at the above address well in advance of the EGM. If the proxy is issued by a legal entity, a certified copy of the certificate of registration, or an equivalent certificate of authority, shall be attached to the proxy. Extraordinary General Meeting of Skanditek The Extraordinary General Meeting (“EGM”) of Skanditek will be held on Tuesday December 1, 2009 at 10 a.m. at Salénhuset, Aulan, Norrlandsgatan 15 in Stockholm. Shareholders who wish to attend the EGM shall have their names in the register of shareholders maintained by Euroclear Sweden AB (formerly VPC AB, the Swedish central securities depositary) on Wednesday November 25, 2009, and notify the company of their intention to participate by noon on Wednesday November 25, 2009. Notice of attendance at the EGM shall be made in writing to Skanditek Industriförvaltning AB, Nybrogatan 6, SE-114 34 Stockholm, Sweden, or by telephone +46 8-614 00 20, by fax +46 8-614 00 38 or by e-mail to info@skanditek.se. When giving notice of participation, the shareholders must state their name, telephone number, personal identification number or company registration number, address and number of shareholdings. Shareholders whose shares are registered in the names of nominees must temporarily re-register the shares in their own name in order to be entitled to participate in the meeting. Shareholders wishing to reregister must inform the nominee well in advance of Wednesday November 25, 2009.

16 The merger Shareholders in Skanditek For each 4 shares you hold in Skanditek you receive 3 shares in the New Bure. Shareholders in Bure For each share you hold in Bure you receive dividend of SEK 9.50 and keep your share in Bure. What will happen with your shares? Share Share Share Share Share Share Share Share Share + SEK 9.50 Only whole shares in the New Bure will be paid to the shareholders of Skanditek as issue consideration. Bure and Skanditek will assign SEB to combine all fractions of Bure shares and on behalf of the shareholders sell the shares on NASDAQ OMX Stockholm.

17 The merger To the Board of Directors of Bure Equity AB (publ) KPMG Corporate Finance, a business unit within KPMG, has been retained by the independent Directors of the Board of Bure Equity AB (publ) (“Bure” or “the Company”) to opine on the fairness of the proposed exchange ratio in connection to the coming proposal of a merger between Bure and Skanditek Industriförvaltning AB (publ) (“Skanditek”), where Bure will constitute the absorbing entity. The proposal has been presented to KPMG as an extra dividend to the shareholders of Bure of SEK 9.50 per share corresponding to approximately SEK 478 million and a subsequent offer to the shareholders of Skanditek of 0.75 new shares in Bure in exchange for one share in Skanditek. The dividend and proposed exchange ratio of shares mean that the net asset value (NAV) of Bure will represent 50.7 per cent of the total net assets after the merger and the net asset value of Skanditek will represent 49.3 per cent. The combination of Directors of Bure and Skanditek and ownership in Skanditek has induced the independent Directors of Bure to request this opinion from KPMG. The basis for our opinion has been: internal information from the boards of Bure and Skanditek on: finance, budgets and forecasts, and documentation prior to the proposed deal; interviews with senior management of Bure and Skanditek as well as with the two companies’ financial advisers SEB Enskilda; and publicly available information including annual reports, broker reports and general industry reports We have relied upon and assumed, without independent verification, the accuracy and completeness of the information presented and that upon which the presentation is based, including that available from public sources. Consequently, we take no responsibility for errors or omissions in information which has been presented to us or implications such errors or omissions would have on our conclusions. The valuation date is August 31, 2009 but we would like to point out that information provided pertaining to the time after that date is of forecast-like character and contains judgement elements. This fairness opinion from KPMG is only intended to serve as described in the context above, and may not be used for any other purpose without the written approval of KPMG Corporate Finance. Bure’s largest single asset consists of shares in Carnegie Investment Bank (“CIB”) which was acquired in May 19, 2009. The value of the holding in CIB is associated with considerable uncertainty, particularly due to the following conditions affecting our value assessment: if CIB was to demonstrate a profitability level, for example, in line the years 2005 to 2007, and/or if cost reductions action plan for CIB can be implemented, the stake in CIB appears conservatively valued in the current situation; and during the last 12 months, CIB has been subject to severe financial difficulties and Bure´s acquisition was the effect of a realisation of pledged assets. The value of CIB is therefore derived from an expectation of a recovery of market share and profitability. Based on the above, we make the following assessment: The proposed value ratio between Bure and Skanditek is deemed to fall within a fair range. Fairness opinion from KPMG Stockholm, October 13, 2009 KPMG Corporate Finance1) 1) P.O. Box 161 06, SE-103 23 Stockholm. KPMG has given its permission to incorporate this statement in the information document.

18 The merger To the Board of Directors of Skanditek Industriförvaltning AB (publ) PricewaterhouseCoopers (“PwC”) has been engaged by the Board of Directors of Skanditek Industriförvaltning AB (publ) (“Skanditek”) to form an independent financial expert opinion about the fairness to the shareholders of Skanditek of a share exchange transaction in which each Skanditek share would be entitled to 0.75 shares in Bure AB (“Bure”) (“the Transaction”). The Transaction will occur in connection with a merger of Skanditek and Bure where Bure will be acquiring Skanditek and thus compensating the shareholders of Skanditek with shares in Bure. The Transaction is dependent on Bure paying a dividend of 9.50 SEK per share prior to the merger. Skanditek and Bure will hereinafter collectively be referred to as “the Companies”. We have formed our opinion of the fairness of the Transaction through an assessment of the fair market value of the shares in Skanditek and Bure, respectively. The fair market value assessment considers the circumstances as of October 13, 2009 and takes into account the expected dividend from Bure. Our assessment of the fair market value of the shares includes an analysis and value estimation of the share portfolios and tax situations as well as the administrative organisations of the Companies. In deriving our opinion of the fairness of the Transaction, we have gathered information deemed necessary and relevant to the completion of the engagement. The information we have reviewed and relied upon is listed below. a) relevant public financial and non-financial information regarding Skanditek and Bure, including audited annual reports of the Companies for the fiscal years 2006, 2007 and 2008 as well as the interim reports for the six-month period ended June 30, 2009; b) presentations of the Companies’ operations and their holdings; c) a valuation of the Companies performed by SEB Enskilda, dated September 4, 2009, which constituted the basis for an indicative share exchange transaction, as well as a presentation of updated values as at September 16, 2009; d) discussions with the Chief Executive Officers and other key personnel of the Companies regarding the operations as well as financial positions, performance and future development of the portfolio companies of Bure and Skanditek, respectively; e) NASDAQ OMX Stockholm statistics regarding daily turnover volumes and closing prices of the shares in AcadeMedia, Bure, Micronic, PartnerTech, Skanditek and Vitrolife; f) annual reports and other financial reporting of the portfolio companies of the Companies; g) tax analysis of a merger of Bure and Skanditek performed by Ernst & Young, dated August 11, 2009; and h) analyst reports for the Companies as well as for publicly listed portfolio companies of the Companies published during 2009. The information and representations provided by and on behalf of the Companies or in other ways made available to us have been assumed as correct and complete in all essential aspects. We have not made any assessments of the future prices of the Bure and Skanditek shares. Our opinion is of necessity based on the financial, economic, market and other conditions as of today, as well as on the information made available to us at present. Changes in any of these conditions may affect the assumptions underlying our value assessment and we accept no responsibility to update, evaluate or confirm this opinion. In connection with the merger, we have not acted as financial advisers to the Board of Directors of Skanditek. Our fee for this engagement is not contingent on decisions regarding the completion of the transaction. This opinion is intended for the Board of Directors of Skanditek with the purpose of serving as supporting documentation for their decision regarding the Transaction. We do not accept any responsibility for unauthorised or improper use of this opinion. Considering the assumptions and restrictions, as summarised above, the opinion of PwC is that the proposed Transaction, from a financial perspective, is fair to the shareholders of Skanditek. Fairness opinion from PwC Stockholm, October 13, 2009 PricewaterhouseCoopers AB1) 1) SE-113 97 Stockholm. PwC has given its permission to incorporate this statement in the information document.

19 The New Bure Bure and Skanditek are both investment companies with the primary goal of creating shareholder value through the acquisition, development and disposal of operational companies. The New Bure will, post-merger, be characterised by the same fundamental goal. The Group’s parent company will be Bure with proposed headquarters in Stockholm. Bure Equity AB is proposed to be the name of the new Group. The New Bure Business concept, goals & strategy Business concept The new company’s business concept shall be to acquire, develop and divest operational companies so that: Shareholders in the new company shall receive a good return on invested capital through access to a portfolio of professionally managed companies; and portfolio companies continuously can develop their respective businesses and thus reach their full potential. Goal The overall goal is for investors to perceive the new company as a profitable investment and for portfolio companies to be successful in their respective businesses and achieve continuous value growth. To reach the goal, the potential value growth in each single investment will clearly contribute to the long-term growth of the new company’s market value. Each single investment shall have an IRR (Internal Rate of Return) that exceeds 12 per cent. Strategy The new company’s strategy is to create value in the portfolio companies by acting as an assertive owner. The characteristics of the new company’s operations are: to be active, professional and long-term owners and, as a principal shareholder, to have an active ownership agenda; to develop the existing portfolio and invest in listed as well as unlisted companies; to focus on operating efficiency, growth-enhancing measures and the capital structure of the portfolio companies; that the parent company in principal shall be debt-free and the portfolio companies over time shall have an indebtedness that is adequate compared to estimated business risk.

The New Bure

# Overview of portfolio companies in the New Bure

The New Bure will, post-merger, have a balanced portfolio of listed and unlisted, small and large, companies. The unlisted investment bank Carnegie will constitute the single largest company in the portfolio. The New Bure will have significant ownership positions in the listed companies AcadeMedia, Micronic, PartnerTech and Vitrolife. The information below regarding net sales, operating profit and book values are based on each company's respective interim reports for the period January–September 2009 and annual reports for 2008.

## List of major portfolio companies in the New Bure

***Portfolio companies in the New Bure***

| | | Net sales | | Operating profit | | |
|---|---|---|---|---|---|---|
| **Amounts in MSEK** | **Ownership** | **Jan–Sep 2009** | **Full year 2008** | **Jan–Sep 2009** | **Full year 2008** | **Market value September 30, 2009** |
| Listed portfolio companies | | | | | | |
| AcadeMedia[1] | 13.9% | 1,501 | 1,749 | 123 | 134 | 160 |
| Micronic[2] | 38.0% | 590 | 568 | 6 | –38 | 314 |
| PartnerTech | 43.0% | 1,592 | 2,529 | –5 | 28 | 140 |
| Vitrolife | 26.2%[3] | 207 | 225 | 24 | 27 | 135 |
| **Total, listed portfolio companies** | | **3,890** | **5,071** | **148** | **151** | **749** |

| ***Unlisted portfolio companies*** | | | | | | **Book value September 30, 2009** |
|---|---|---|---|---|---|---|
| Carnegie[4] | 35.0% (26.3%[5]) | 1 348 | 2 742 | –82 | 38 | 412 |
| Mercuri | 100.0%[6] | 468 | 784 | –70 | 6 | 275 |
| EnergoRetea | 94.3%[6] | 204 | 274 | 8 | 20 | 104 |
| Max Matthiessen | 17.5% | 416 | 605 | 8 | 74 | 4 |
| SRC | 96.2%[6] | 23 | 37 | –1 | 1 | 12 |
| Celemi | 30.4% | 23 | 57 | –7 | 9 | 9 |
| Aptilo Networks | 9.9% | 34 | 39 | –1 | –5 | 5 |
| CMA Microdialysis[7] | 43.8% | 40 | 57 | –11 | –7 | 41 |
| H. Lundén Holding | 20.0% | 15 | 32 | 8 | 19 | 48 |
| The Chimney Pot | 48.6% | 85 | 128 | 1 | –3 | 12 |
| Theducation | 74.3% | 130 | 152 | 4 | –5 | 5 |
| **Total, unlisted portfolio companies** | | **2,786** | **4,907** | **–143** | **147** | **920** |

1) AcadeMedia's net sales and operating profit for 2008 are pro forma for the merger with Anew Learning.
2) Net sales and operating profit are not adjusted for the acquisition of MYDATA. As of July 2, 2009, the merger between Micronic and MYDATA was completed and the holding in MYDATA was exchanged for a 38 per cent ownership in Micronic.
3) 25.9 per cent of the capital without taking into consideration buyback shares and 26.2 per cent taking into consideration buyback shares.
4) Operating profit for Carnegie is before credit reservations. The figures for Carnegie relate to the Carnegie Investment Bank Group and exclude the acquisition company which is owned by Bure.
5) Adjusted for decided but not yet completed ownership programmes.
6) The company has an ownership programme. For more information, see Bure's interim report for the nine-months period January–September 2009.
7) Ownership as of September 30, 2009. The ownership position in CMA has been affected by dilution effects.

20

## Business description of portfolio companies

A short overview of the portfolio companies is given below. For further information on the portfolio companies, including business and market overview, please refer to Bure's and Skanditek's annual reports for the financial year 2008 which are incorporated through reference, and Bure's and Skanditek's interim reports for the period January–September 2009 which are included in this document.

***Listed portfolio companies***

| Portfolio company | Business overview | Information |
|---|---|---|
| AcadeMedia | • AcadeMedia is Sweden's leading educational company active both in private and public educational activities. The operations range from pre-school to university and involve almost 25,000 students in over 70 schools all around Sweden<br>• Today, AcadeMedia has approximately 2,300 employees, 85 principals, 11 upper secondary school managers and a number of other managers | Currently portfolio company in Skanditek<br>Chairman of the Board: Patrik Tigerschiöld<br>CEO: Marcus Strömberg<br>The New Bure's ownership: 13.9% |
| MICRONIC | • Micronic Laser Systems is engaged in the development, manufacture and marketing of one of the world's most advanced production systems – the pattern generator<br>• MYDATA, Micronic's latest acquisition, designs and builds SMT placement machines and stencil-free printers for the electronics industry | Currently portfolio company in Skanditek<br>Chairman of the Board: Rune Glavare<br>CEO: Sven Löfquist<br>(appointed CEO: Peter Uddfors)<br>The New Bure's ownership: 38.0% |
| PARTNERTECH | • PartnerTech develops and manufactures sophisticated electronic products on contract in selected business segments for customers with leading positions in Europe<br>• PartnerTech has approximately 1,400 employees at facilities in Sweden, Norway, Finland, Poland, the UK, USA and China | Currently portfolio company in Skanditek<br>Chairman of the Board: Patrik Tigerschiöld<br>CEO: Rune Glavare<br>The New Bure's ownership: 43.0% |
| Vitrolife | • Vitrolife develops, produces and markets sophisticated, effective and safe products and systems for the cultivation, handling and storage of cells, with the intention to use them for therapeutic purposes<br>• Vitrolife has operations within three business segments: Fertility, Transplantation and Stem Cell Cultivation | Currently portfolio company in Skanditek<br>Chairman of the Board: Patrik Tigerschiöld<br>CEO: Magnus Nilsson<br>The New Bure's ownership: 26.2%[1] |

1) 25.9 per cent of the capital without taking into consideration buyback shares and 26.2 per cent taking into consideration buyback shares.

The New Bure

21

*Unlisted portfolio companies*

| Portfolio company | Business overview | Information |
|---|---|---|
| Carnegie | • Carnegie Investment Bank AB is a leading independent investment bank focused on the Nordic region<br>• Primary business segments include securities, investment banking, asset management and private banking<br>• Carnegie has approximately 700 employees in offices throughout eight countries | Currently portfolio company in Bure<br>Chairman of the Board: Arne Liljedahl<br>CEO: Frans Lindelöw<br>The New Bure's ownership: 35.0% (26,3% [1]) |
| Mercuri International | • Mercuri International is Europe's leading sales and management training consultancy, with global coverage through wholly-owned subsidiaries and franchisees<br>• Mercuri has approximately 550 FTEs in 40 countries throughout Europe, Asia, Americas, Middle East, South Africa and Australia | Currently portfolio company in Bure<br>Chairman of the Board: Mats Pousette<br>CEO: Susanne Lithander<br>The New Bure's ownership: 100.0% [2] |
| EnergoRetea ju svårare, desto bättre | • EnergoRetea Group AB with subsidiary company CLC is a consulting company that works with technical design in two different fields – installations in buildings respective consulting and power supply for buildings and regions including ICT (Information & Communication Technology)<br>• EnergoRetea has approximately 270 employees, mostly Masters of Science or engineers | Chairman of the Board: Kjell Duveblad<br>CEO: Martin Dahlgren<br>The New Bure's ownership: 94.3% [2] |
| Max Matthiessen | • Max Matthiessen is a leading independent Swedish adviser within pension insurance, life insurance and long-term savings, for primarily mid-sized to large companies and organisations and their employees<br>• Max Matthiessen has 330 employees and mediates premium volumes of SEK 11 billion per annum | Currently portfolio company in Bure<br>Chairman of the Board: Claes Ekström<br>CEO: Christoffer Folkebo<br>The New Bure's ownership: 17.5% |
| SRC scandinavian retail center | • SRC, Scandinavian Retail Center, is a consulting and advertising agency with a clear focus on retail<br>• SRC has approximately 20 employees | Currently portfolio company in Bure<br>Chairman of the Board: Carl Backman<br>CEO: Ola Dolck<br>The New Bure's ownership: 96.2% [2] |
| CELEMI THE POWER OF LEARNING | • Celemi is a provider of consulting services with a full range of consulting and coaching methods based on business simulations and custom learning solutions | Currently portfolio company in Bure<br>Chairman of the Board: Göran Havander<br>CEO: Lars Ynner<br>The New Bure's ownership: 30.4% |
| aptilo NETWORKS | • Aptilo develops and sells system solutions that enable fixed and wireless internet access to public sites, offices and at the home | Currently portfolio company in Skanditek<br>Chairman of the Board: Katarina Bonde<br>CEO: Torbjörn Wärd<br>The New Bure's ownership: 9.9% |
| CMA/Microdialysis www.microdialysis.com | • CMA develops, manufactures and markets technical medical products, scientific instruments and consumable items | Currently portfolio company in Skanditek<br>Chairman of the Board: Patrik Tigerschiöld<br>CEO: Philip Siberg<br>The New Bure's ownership: 43.8% |
| H. Lundén Holding | • H. Lundén Holding AB primarily consists of H. Lundén Kapitalförvaltning AB that manages the hedge fund Eikos | Currently portfolio company in Skanditek<br>Chairman of the Board: Lars Stenberg<br>CEO: Harald Lundén<br>The New Bure's ownership: 20.0% |
| THE CHIMNEY POT | • The Chimney Pot is one of Northern Europe's leading companies in advanced solutions for feature films, commercials and music videos<br>• Operations in Sweden, Poland, Ukraine and minorities in Norway and Dubai | Currently portfolio company in Skanditek<br>Chairman of the Board: Patrik Tigerschiöld<br>CEO: Henric Larsson<br>The New Bure's ownership: 48.6% |
| education | • Organiser of education within upper secondary schools and adult education<br>• Close to 1,600 students at seven upper secondary schools and adult education in 55 municipalities | Currently portfolio company in Skanditek<br>Chairman of the Board: Henrik Blomquist<br>CEO: Anne Lindblad Danielsson<br>The New Bure's ownership: 74.3% |

1) Adjusted for decided but not yet completed ownership programmes.
2) The company has an ownership programme. For more information, see Bure's interim report for the period January–September 2009.

The New Bure

22

# Pro forma ownership structure

The ownership information below for Bure and Skanditek is based on data from Euroclear as of September 30, 2009 and has been adjusted for known information.[1] The number of shares is based on the number of outstanding shares as reported by each respective company as of September 30, 2009.

Currently, Skanditek owns approximately 10 million shares[2] in Bure, corresponding to 19.9 per cent of Bure's share capital and votes. These shares will be cancelled after completion of the merger. Pro forma ownership structure is shown below.

The Board of Directors' proposal of merger is supported by the companies' major shareholders, the Tigerschiöld family, Catella Fonder and the Björkman family (including Johan Björkman's foundation), which together hold approximately 25 per cent of shares in Bure (including Skanditek's holdings of 19.9 per cent), and approximately 63 per cent in Skanditek.

### Pro forma ownership structure for the New Bure

| | Shares in Bure | | Shares in Skanditek | | Shares in the New Bure | |
|---|---|---|---|---|---|---|
| | Number of shares, m | % of capital/ votes | Number of shares, m | % of capital/ votes | Number of shares, m | % of capital/ votes |
| Catella Fonder | 2.7 | 5.3% | 13.2 | 20.2% | 12.6 | 14.1% |
| Dag Tigerschiöld and related | – | – | 12.4 | 19.0% | 9.3 | 10.4% |
| Patrik Tigerschiöld and related | – | – | 8.1 | 12.4% | 6.1 | 6.8% |
| Björkman family | – | – | 7.4 | 11.3% | 5.5 | 6.2% |
| Nordea Fonder | 2.4 | 4.8% | 3.6 | 5.6% | 5.2 | 5.8% |
| Radar Fonder | – | – | 2.6 | 4.0% | 2.0 | 2.2% |
| SEB | 1.8 | 3.5% | – | – | 1.8 | 2.0% |
| Eikos | 1.4 | 2.9% | – | – | 1.4 | 1.8% |
| Öresund | 1.3 | 2.5% | – | – | 1.3 | 1.4% |
| Lannebo Fonder | – | – | 1.6 | 2.5% | 1.2 | 1.4% |
| **Top 10 shareholders in the New Bure** | **9.6** | **19.0%** | **49.0** | **75.0%** | **46.3** | **51.9%** |
| Other shareholders[1] | 40.8 | 81.0% | 16.4 | 25.0% | 43.0 | 48.1% |
| **Total[2]** | **50.3** | **100.0%** | **65.4** | **100.0%** | **89.3** | **100.0%** |

1) Skanditek's holding in Bure of approximately 10 million shares is included in other shareholders of Bure.
2) Pro forma shares in the New Bure is shown after cancellation of Skanditek's current holding of shares in Bure (approximately 10 million shares).

### Shareholders with significant influence

Dag Tigerschiöld and Patrik Tigerschiöld are together main shareholders in Skanditek with approximately 31 per cent of the company's capital and votes. Dag Tigerschiöld is also a member of Skanditek's Board of Directors. After the merger, Dag Tigerschiöld and Patrik Tigerschiöld together, will hold approximately 17 per cent of the New Bure's capital and votes. Further, the intention is that Patrik Tigerschiöld, Skanditek's current Managing Director and son of Dag Tigerschiöld, will be appointed CEO of the New Bure. This means that Dag Tigerschiöld and Patrik Tigerschiöld with families will have influence in the New Bure and at General Meetings of the New Bure.

1) Shareholder table is based on information on the 10 largest shareholders in each respective company.
2) Skanditek has issued call options to certain employees in Bure regarding purchase of in total 400,000 shares in Bure. Upon exercise of such call options prior to the registration of the merger, meaning that shares in Bure are delivered, which may be done on January 15, 2010 at the latest, the reduction amount and the number of redeemed shares will decrease correspondingly.

The New Bure

23

24 The New Bure Board of Directors Bure’s nominating committee is proposing Skanditek’s current Chairman of the Board of Directors, Björn Björnsson, as the Chairman of the Board of the New Bure. Besides Björn Björnsson, Håkan Larsson, Kjell Duveblad and Ann-Sofi Lodin will be suggested for re-election and Mathias Uhlén for new election. Mathias Uhlén has been Director of Skanditek’s board since 1992. Mathias has a PhD and is professor of microbiology and, among other things, member of Vetenskapsakademien (KVA) and Ingenjörsvetenskapsakademin (IVA). Moreover, Patrik Tigerschiöld will resign from the Board of Directors. Management Skanditek’s current CEO and Bure’s current Chairman of the Board of Directors, Patrik Tigerschiöld, is proposed as CEO of the New Bure. Auditors Staffan Landén from Ernst & Young will continue as auditor for the New Bure. For more information regarding Bure’s and Skanditek’s respective Board of Directors, management and auditors, see “Board of Directors, management, auditors and employees” under the section “Additional information on Bure”, and “Additional information on Skanditek” under the section “Other”. Board of Directors, management and auditors

25 The New Bure Preliminary pro forma financial information The unaudited pro forma accounts presented below have been prepared to illustrate the new parent company and the combined Group’s financial position and earnings after completion of the merger. The pro forma accounts are intended to describe a hypothetical situation and have been created only for illustrative purposes to provide information and highlight facts, and is not intended to present the financial position or earnings that the operation would have achieved had the New Group formation occurred during the reporting period; nor is it intended to represent an actual financial position or the operation’s earnings for any specific time or period in the future. The pro forma balance sheets have been prepared as if the merger had been completed as of September 30, 2009 and the pro forma income statements for the first nine months of 2009 have been prepared from actual income statements for each respective parent company and Group and as if the merger had been completed as of January 1, 2009. In connection with this, a preliminary conversion of Skanditek’s income statements from being classified by function to being classified by type of cost has been made. The pro forma balance sheets and income statements have been prepared pursuant to the requirements of Annex I and II item 20.2 of the Prospectus Directive (809/2004/EG) and are based on unaudited interim reports for Bure and Skanditek for the period January – September 2009. The pro forma balance sheets and income statements have been prepared in accordance with the accounting principles that currently apply to Bure (parent company and Group), as described in the interim report for the period January–September 2009 on page 15. These accounting principles will also apply for the merged entity. Bure has not adopted any new accounting principles during 2009. Nor has Bure adopted any new accounting principles as a consequence of the merger at hand. The merger has been prepared in accordance with the purchase method and Bure has been identified as the acquiring company. In preparing consolidated accounts for the merged entity, Bure will establish new acquisition values for Skanditek’s assets and liabilities as these shall be valued at market. In preparing the acquisition analysis, a preliminary assessment has been done as regards to real values on all assets. The preliminary acquisition analysis shows that a negative goodwill of 172 MSEK is recorded. In accordance with current accounting practice, this shall be accounted for as income in the income statements, which has been taken into consideration in the pro forma accounts for the Group. Final value of potential negative goodwill will be identified once the merger consideration is established. Adjustments have also been made for transactions that have occurred between the two companies during 2009. The merger consideration is dependent on the market value of Bure’s shares at the time of the completion of the merger and a final value cannot be established prior to this. The Extraordinary General Meetings of Bure and Skanditek will resolve on the merger on December 1, 2009. In the pro forma analysis below, a price of 26.50 SEK per share in Bure has been used to compute the amount of the merger consideration which corresponds to the closing share price on October 28, 2009 of 36.00 SEK adjusted for the proposed dividend of 9.50 SEK per share. All adjustments are deemed to have a permanent effect on the New Bure. Adjustments for cost savings or costs in conjunction with the merger have not been included. The New Bure intends to report consolidated accounts from January 2009, at the earliest. Pro forma financials

## Pro forma income statements January–September 2009

### Pro forma income statement (consolidated)

| MSEK | Bure, Jan–Sep 2009 (unaudited) | Skanditek, Jan–Sep 2009 (unaudited) | Merger effects (unaudited) | | | New Bure, Jan–Sep 2009 (unaudited) |
|---|---|---|---|---|---|---|
| | | | Note 1 | Note 2 | Note 3 | |
| **Net sales** | **722.1** | **129.8** | | | | **851.9** |
| Dissolution of negative goodwill | | | | | 171.7 | 171.7 |
| Shares in profit of associates | 223.2 | 144.3 | | | | 367.4 |
| Shares in profit of other portfolio companies | – | 28.7 | –28.7 | | | – |
| Personnel costs | –514.2 | –77.9 | | | | –592.1 |
| Other external costs | –212.9 | –35.6 | | | | –248.5 |
| Other operating costs | –46.6 | –22.5 | | | | –69.1 |
| Depreciation and write-downs | –88.2 | –3.1 | | | | –91.3 |
| Change in real value of financial instruments | – | –5.4 | | | | –5.4 |
| Net financial items | 7.2 | 0.6 | | | | 7.8 |
| Profit for the period from discontinued operations | 22.2 | 63.9 | | | | 86.1 |
| **Profit before tax** | **112.9** | **222.8** | **–28.7** | | 171.7 | **478.6** |
| Income tax expense | –7.8 | – | | | | –7.8 |
| **Profit for the period** | **105.1** | **222.8** | **–28.7** | | 171.7 | **470.8** |
| Other comprehensive income | –20.4 | 146.9 | | –114.9 | | 11.6 |
| **Comprehensive income** | **84.7** | **369.7** | **–28.7** | **–114.9** | 171.7 | **482.4** |

**Note 1** – Elimination of realised change in value recorded in Skanditek regarding redemption programme in Bure
**Note 2** – Elimination of change in value recorded in Skanditek regarding holding of shares in Bure
**Note 3** – Dissolution of negative goodwill

### Pro forma income statement (parent company)

| MSEK | Bure, Jan–Sep 2009 (unaudited) | Skanditek, Jan–Sep 2009 (unaudited) | Merger effects (unaudited) | New Bure, Jan–Sep 2009 (unaudited) |
|---|---|---|---|---|
| | | | Note 1 | |
| Revenues | – | – | | – |
| Exit results | 22.3 | –27.0 | | –4.7 |
| Reversals/impairment losses | –109.4 | 74.4 | | –35.0 |
| Dividends | 8.0 | 2.1 | | 10.1 |
| Profit from other portfolio companies | – | 28.7 | –28.7 | – |
| Personnel costs | –14.0 | –9.2 | | –23.2 |
| Other external costs | –7.5 | –5.9 | | –13.4 |
| Depreciation of tangible assets | –0.1 | –0.1 | | –0.2 |
| Change in real value of financial instruments | – | –5.4 | | –5.4 |
| **Profit before financial items** | **–100.7** | **57.6** | **–28.7** | **–71.8** |
| Net financial items | 14.9 | 2.3 | | 17.2 |
| **Profit before tax** | **–85.8** | **59.8** | **–28.7** | **–54.6** |
| Income tax expense | – | – | | – |
| **Profit for the period** | **–85.8** | **59.8** | **–28.7** | **–54.6** |

**Note 1** – Elimination of realised change in value recorded in Skanditek regarding redemption programme in Bure

The New Bure

26

# Pro forma balance sheets September 30, 2009

## Pro forma balance sheet (consolidated)

| MSEK | Bure, Sep 30, 2009 (unaudited) | Skanditek, Sep 30, 2009 (unaudited) | Merger effects (unaudited) | | | New Bure, Sep 30, 2009 (unaudited) |
|---|---|---|---|---|---|---|
| | | | Note 1 | Note 2 | Note 3 | |
| Intangible assets | 401.6 | 33.4 | | | | 435.0 |
| Tangible assets | 70.6 | 10.1 | | | | 80.7 |
| Financial assets | 769.9 | 1,411.1 | –95.2 | –163.0 | –289.8 | 1,633.0 |
| Inventories, etc. | 28.1 | – | | | | 28.1 |
| Current receivables | 253.6 | 55.9 | | | | 309.5 |
| Cash and cash equivalents and short-term investments | 656.1 | 205.4 | –383.1 | | | 478.4 |
| **Total assets** | **2,179.9** | **1,715.9** | **–478.3** | **–163.0** | **–289.8** | **2,964.7** |
| Equity attributable to equity holders of the parent company | 1,548.8 | 1,633.6 | –478.3 | –163.0 | –289.8 | 2,251.3 |
| Equity attributable to minority interests | 7.6 | 1.6 | | | | 9.2 |
| Non-current liabilities | 131.7 | 4.9 | | | | 136.6 |
| Current liabilities | 491.8 | 75.8 | | | | 567.6 |
| **Total equity and liabilities** | **2,179.9** | **1,715.9** | **–478.3** | **–163.0** | **–289.8** | **2,964.7** |

**Note 1** – Dividend from Bure pursuant to the merger terms of which 95.2 MSEK is distributed to Skanditek
**Note 2** – Adjustment of recorded value regarding Skanditek's listed holdings to real value as of September 30, 2009
**Note 3** – Merger adjustment, cancellation of Skanditek's existing holding of shares in Bure. When adjusting for the purchase a negative goodwill occurs as the merger consideration, calculated to 1,298.9 MSEK as of October 28, 2009, falls short of acquired shareholders' equity of 1470.6 MSEK. The difference, 171.7 MSEK, has been dissolved through the income statement and is thereby included in shareholders' equity for the New Bure.

## Pro forma balance sheet (parent company)

| MSEK | Bure, Sep 30, 2009 (unaudited) | Skanditek, Sep 30, 2009 (unaudited) | Merger effects (unaudited) | | | New Bure, Sep 30, 2009 (unaudited) |
|---|---|---|---|---|---|---|
| | | | Note 1 | Note 2 | Note 3 | |
| Tangible assets | 0.3 | 0.3 | | | | 0.6 |
| Financial assets | 904.1 | 1,277.1 | –95.2 | –289.8 | 16.1 | 1,812.3 |
| Inventories, etc. | 51.2 | – | | | | 51.2 |
| Current receivables | 99.9 | 12.8 | | | | 112.7 |
| Cash and cash equivalents and short-term investments | 522.0 | 194.6 | –383.1 | | | 333.5 |
| **Total assets** | **1,577.5** | **1,484.8** | **–478.3** | **–289.8** | **16.1** | **2,310.3** |
| Equity | 1,351.1 | 1,462.6 | –478.3 | –289.8 | –163.7 | 1,881.9 |
| Merger difference | | | | | 179.8 | 179.8 |
| Non-current liabilities | 0.0 | 0.0 | | | | 0 |
| Current liabilities | 226.4 | 22.3 | | | | 248.7 |
| **Total equity and liabilities** | **1,577.5** | **1,484.8** | **–478.3** | **–289.8** | **16.1** | **2,310.3** |

**Note 1** – Dividend from Bure pursuant to the merger terms of which 95.2 MSEK is distributed to Skanditek
**Note 2** – Cancellation of Skanditek's existing holding of shares in Bure
**Note 3** – Merger adjustment, adjustment of recorded value regarding Skanditek's holdings to real value as of September 30, 2009. When adjusting for the purchase a merger difference of 179.8 MSEK, corresponding to the difference between the merger consideration and acquired shareholders' equity.

The New Bure

27

28 The New Bure Auditor’s report regarding unaudited pro forma financial information To the Board of Directors of Bure Equity AB (publ), Corporate identity number 556454-8781 We have examined the unaudited pro forma financial information (the “Pro Forma Financial Information”) to be found on pages 25–27 of Bure Equity AB’s (“Bure”) and Skanditek Industriförvaltning AB’s (“Skanditek”) information memorandum dated November 16, 2009. The Pro Forma Financial Information has been compiled for the sole purpose of providing information about how the merger between Bure and Skanditek might have affected the condensed balance sheet and condensed consolidated balance sheet of Bure as per September 30, 2009 if the merger had been completed on September 30, 2009 and the condensed income statement and condensed consolidated income statements of Bure for the period January 1, 2009 to September 30, 2009 if the merger had been completed on January 1, 2009. Responsibility of the Board of Directors and the Chief Executive Officer It is the responsibility of the Board of Directors and the Chief Executive Officer to compile the Pro Forma Financial Information pursuant to the requirements of the Prospectus Directive 809/2004/EG. Responsibility of the Auditor It is our responsibility to provide a statement in accordance to Appendix II, Section 7 of the Prospectus Directive 809/2004/EG. We are not required to provide any further opinion regarding the Pro Forma Financial Information or any of its parts. We assume no responsibility for the financial information contained in the Pro Forma Financial Information, apart from the responsibility we assume for the auditor’s reports on historical information previously submitted. Work performed We have performed our work in accordance with FAR SRS’s recommendation RevR 5 Granskning av prospekt (Examination of prospectuses). Our work, which did not include an independent review of the underlying financial information, has mainly consisted of a comparison between the non-adjusted financial information and the source documentation, an assessment of the basis for the pro forma adjustments, and discussions about the Pro Forma Financial Information with the company’s management. We have planned and performed our work in a way that has ensured reception of the information and explanations deemed necessary in order to provide us with high, but not absolute, assurance that the Pro Forma Financial Information has been compiled in accordance with the basis stated on pages 25–27, and that basis is in accordance with the accounting policies of Bure. Opinion In our opinion, the Pro Forma Financial Information has been properly compiled on the basis stated on pages 25–27, and that basis is consistent with the accounting policies of Bure. Gothenburg, November 16, 2009 Ernst & Young AB Staffan Landén Authorised Public Accountant

29 The New Bure Financial effects of the merger The merger is assumed to result in certain cost synergies, such as lower costs for listing, accounting, premises, advisers, employees and other costs associated with the parent companies. Targeted cost synergies, as a consequence of the merger, will lead to a reduction of administrative expenses which is expected to be lower than 1.5 per cent of assets under management, implying a halving of the combined administrative expenses with full effect from 2011. Investments The business models of Bure and Skanditek are based on the acquisition, development and disposal of operational companies, primarily in the Nordic region. Such investments constitute and are expected to constitute the main part of the New Bure’s investments. The New Bure has made certain commitments regarding Carnegie and Mercuri International. For more information regarding these, see section “Legal issues and other additional information” under “Material agreements”. The New Bure will finance these investments in new and existing portfolio companies as well as commitments regarding Carnegie and Mercuri International through the use of existing cash. Statement regarding working capital Bure considers the existing working capital to be sufficient for the present needs for the New Bure for the forthcoming 12 months. Tax effects The merger means that the right to utilise existing tax loss carry forwards from earlier years is limited for Bure as well as for Skanditek. Bure cannot utilise such tax loss carry forwards until the sixth tax year after the tax year in which Skanditek is dissolved, i.e. year 2016. Bure and Skanditek had, at the end of 2008, tax loss carry forwards of 391 MSEK and 89 MSEK, respectively. The tax loss carry forwards are not reported as deferred tax asset. In addition, there were tax loss carry forwards at the end of 2008 of, in total, 260 MSEK and 69 MSEK, respectively, in each parent company’s subsidiaries with eventual sub-groups which are not affected by the merger. Parts of these tax loss carry forwards are reported as a deferred tax asset corresponding to values of 31 MSEK in total for the Bure Group and 22 MSEK for the Skanditek Group. Costs for the merger Costs related to the merger are expected to amount to approximately 13 MSEK. Other financial information for the New Bure

30 Additional information on Bure Bure is an investment company whose primary emphasis is on long-term ownership of unlisted companies with strong and stable earnings and in areas of businesses where Bure has experience. In its role as assertive principal owner, Bure creates shareholder value by focusing on operating efficiency, growth-enhancing measures and capital structure of the companies. Bure’s major holdings Holdings Ownership Carnegie Investment Bank AB 35.0% (26.3%1)) Mercuri International 100.0%2) Max Matthiessen 17.5% EnergoRetea 94.3%2) Celemi 30.4% SRC 96.2% 2) 1) Adjusted for decided but not completed ownership programme. 2) The company has an ownership programme. For more information, see Bure’s interim report for the nine-months period January–September 2009. Financial targets The Bure share shall provide a total return of at least 10 per cent over time Administrative expenses shall be low and over time equal to no more than 1.5 per cent of total assets Organic and acquisition-driven growth shall together amount to at least 15 per cent over time Over time, the Bure share shall pay a dividend that reflects growth in equity. It should be possible to supplement dividends with measures such as share buybacks, redemption programmes and distribution of shareholdings The parent company shall be essentially debt-free and the portfolio companies shall have a level of debt over time that is adequate in relation to assessed operating risk. Strategy Bure’s strategy is to create value in the portfolio companies by acting as an assertive owner. Through Bure, the shareholders are offered the opportunity to invest in a portfolio of unlisted companies with comparatively low exposure to the general economic situation. Bure’s focus is on creating a portfolio with a balanced spread of operating and financial risk. Bure’s foremost business priorities are: to be a long-term owner, i.e. Bure’s involvement in the portfolio companies is not exit-driven to develop the existing portfolio to invest primarily in private equity to invest in companies with strong and stable earnings to be principal shareholder with a controlling influence to focus on operating efficiency, growth-enhancing measures and the capital structure of the portfolio companies. Additional information on Bure Description of operations

31 Additional information on Bure Financial overview of 2006–2008 and the period January to September 2008 and 20091), 2) The financial statements for the last three financial years are incorporated into the information document by reference. All financial reports are available at Bure’s website www.bure.se. The reports can also be ordered via e-mail: info@bure.se or phone: +46 (0)31-708 64 00. Bure’s annual reports for 2006, 2007 and 2008 have been audited by Ernst & Young with Staffan Landén as auditor in charge for 2008 and Björn Grundvall for 2006 and 2007. The auditor’s reports for 2006, 2007 and 2008 have been incorporated into each year’s annual report, respectively. The auditor’s reports follow a standardised formula and are all unqualified. Bure’s interim report for the period from January 1, 2009 to September 30, 2009 has been reviewed by Ernst & Young. The report follows a standardised formula and is unqualified. In addition to the above-mentioned annual reports, the review of the interim report and what is stated in the report on page 28 regarding the pro forma financial information, Bure’s auditor has not reviewed any other parts of this information document. Financial information 1) Bure’s financial accounts have been prepared in accordance with the International Financial Reporting Standards (“IFRS”). The interim reports have been prepared in accordance with IAS 34. 2) Financial information for the interim periods is extracted from Bure’s interim report for the period January–September 2009. Financial information for the financial year 2008 has been extracted from Bure’s 2008 annual report. Also financial information for the financial year 2007 is extracted from Bure’s annual report for 2008 for comparability purposes. Financial information for the financial year 2006 has been extracted from Bure’s 2007 annual report.

## Financial information for the Group (consolidated)

### Consolidated income statement

| | 9 months (unaudited) | | Full year (audited) | | |
|---|---|---|---|---|---|
| MSEK | Jan–Sep 2009 | Jan–Sep 2008 | 2008 | 2007 | 2006 |
| **Operating income** | **945.4** | **801.3** | **1,126.4** | **1,140.6** | **2,225.5** |
| Operating expenses | –861.8 | –720.6 | –1,060.6 | –986.2 | –2,085.9 |
| **Operating profit** | **83.6** | **80.7** | **65.8** | **154.4** | **139.6** |
| Net financial items | 7.1 | 47.1 | 74.7 | 68.9 | 12.6 |
| **Profit after financial items** | **90.6** | **127.7** | **140.5** | **223.3** | **152.2** |
| Income tax expense | –7.8 | –15.8 | –26.9 | 34.5 | 28.4 |
| **Profit from continuing operations** | **82.9** | **111.9** | **113.6** | **257.8** | **180.6** |
| Profit from discontinued operations | 22.2 | 234.9 | 769.0 | 789.3 | 704.3 |
| **Profit for the period** | **105.1** | **346.8** | **882.6** | **1 047.1** | **884.9** |

### Consolidated balance sheet

| | September 30 (unaudited) | | December 31 (audited) | | |
|---|---|---|---|---|---|
| MSEK | 2009 | 2008 | 2008 | 2007 | 2006 |
| **Assets** | | | | | |
| Intangible assets | 401.6 | 449.0 | 458.4 | 777.8 | 678.3 |
| Tangible assets | 70.6 | 87.5 | 75.2 | 267.0 | 278.3 |
| Financial assets | 769.9 | 83.0 | 78.7 | 323.5 | 347.5 |
| Current assets, excl. cash and cash equivalents and short-term investments | 281.7 | 348.4 | 323.8 | 562.4 | 462.2 |
| Cash and cash equivalents and short-term investments | 656.1 | 1,746.9 | 2,058.9 | 1,816.1 | 1,435.6 |
| Non-current assets held for sale | – | 675.5 | 0.0 | 0.0 | 683.0 |
| **Total assets** | **2,179.9** | **3,390.3** | **2,995.0** | **3,746.8** | **3,884.9** |
| **Equity and liabilities** | | | | | |
| Equity attributable to equity holders of the parent company | 1,548.8 | 2,627.6 | 2,472.1 | 2,746.2 | 2,729.8 |
| Equity attributable to minority | 7.6 | 8.9 | 8.6 | 7.7 | 7.0 |
| **Total equity** | **1,556.4** | **2,636.5** | **2,480.7** | **2,753.9** | **2,736.8** |
| Non-current liabilities | 131.7 | 223.8 | 214.7 | 327.8 | 220.7 |
| Current liabilities | 491.8 | 288.9 | 299.6 | 665.1 | 722.6 |
| Liabilities directly connected to non-current assets held for sale | – | 241.1 | 0.0 | 0.0 | 204.8 |
| **Total liabilities** | **623.5** | **753.8** | **514.3** | **992.9** | **1,148.1** |
| **Total equity and liabilities** | **2,179.9** | **3,390.3** | **2,995.0** | **3,746.8** | **3,884.9** |

### Consolidated cash flow statement

| | 9 months (unaudited) | | Full year (audited) | | |
|---|---|---|---|---|---|
| MSEK | Jan–Sep 2009 | Jan–Sep 2008 | 2008 | 2007 | 2006 |
| **Cash flow from operating activities** | **–110.0** | **172.6** | **246.8** | **265.9** | **228.7** |
| **Cash flow from investing activities** | **–245.7** | **248.5** | **483.6** | **997.4** | **652.2** |
| **Cash flow from financing activities** | **–1,042.2** | **–497.2** | **–500.8** | **–1,010.3** | **–226.8** |
| **Cash flow for the period** | **–1,397.9** | **–76.1** | **229.6** | **253.0** | **654.1** |
| Cash and cash equivalents at the beginning of the period | 2,058.9 | 1,816.1 | 1,816.1 | 1,546.7 | 891.8 |
| Exchange differences, cash and cash equivalents/ value change in hedge funds | –4.9 | 6.9 | 13.2 | 16.4 | 0.8 |
| **Cash and cash equivalents at the end of the period** | **656.1** | **1,746.9** | **2,058.9** | **1,816.1** | **1,546.7** |

Additional information on Bure

32

## Financial information for the parent company

### Parent company income statement

| MSEK | 9 months (unaudited) Jan–Sep 2009 | Jan–Sep 2008 | Full year (audited) 2008 | 2007 | 2006 |
|---|---|---|---|---|---|
| **Operating income** | **–79.1** | **320.9** | **981.9** | **656.9** | **858.5** |
| Operating expenses | –21.6 | –30.4 | –38.0 | –37.8 | –38.3 |
| **Operating profit** | **–100.7** | **290.5** | **943.9** | **619.1** | **820.2** |
| Net financial items | 14.9 | 52.9 | 75.3 | 66.1 | 25.9 |
| **Profit after financial items** | **–85.8** | **343.4** | **1 019.2** | **685.2** | **846.1** |
| Income tax expense | – | – | – | – | – |
| **Profit for the period** | **–85.8** | **343.4** | **1 019.2** | **685.2** | **846.1** |

### Parent company balance sheet

| MSEK | September 30 (unaudited) 2009 | 2008 | December 31 (audited) 2008 | 2007 | 2006 |
|---|---|---|---|---|---|
| **Assets** | | | | | |
| Tangible assets | 0.3 | 0.4 | 0.4 | 0.5 | 0.8 |
| Financial assets | 904.1 | 905.8 | 592.1 | 1,105.4 | 1,893.9 |
| Non-current receivables | 51.2 | 18.9 | 18.9 | – | – |
| Current receivables | 99.9 | 105.7 | 73.1 | 165.6 | 51.3 |
| Cash and cash equivalents and short-term investments | 522.0 | 1,528.3 | 1,813.6 | 1,423.1 | 1,166.3 |
| **Total assets** | **1,577.5** | **2,559.1** | **2,498.1** | **2,694.5** | **3,112.3** |
| **Equity and liabilities** | | | | | |
| **Total equity** | **1,351.1** | **2,493.9** | **2,445.2** | **2,612.4** | **2,935.6** |
| **Total liabilities** | **226.4** | **65.2** | **52.9** | **82.1** | **176.7** |
| **Total equity and liabilities** | **1,577.5** | **2,559.1** | **2,498.1** | **2,694.5** | **3,112.3** |

### Parent company cash flow statement

| MSEK | 9 months (unaudited) Jan–Sep 2009 | Jan–Sep 2008 | Full year (audited) 2008 | 2007 | 2006 |
|---|---|---|---|---|---|
| **Cash flow from operating activities** | **–5.2** | **2.7** | **19.7** | **–93.8** | **56.8** |
| **Cash flow from investing activities** | **–180.8** | **397.6** | **669.0** | **1,333.9** | **654.2** |
| **Cash flow from financing activities** | **–1,105.5** | **–295.1** | **–298.2** | **–995.5** | **18.5** |
| **Cash flow for the period** | **–1,291.5** | **105.2** | **390.5** | **244.6** | **729.5** |
| Cash and cash equivalents at the beginning of the period | 1,813.6 | 1,423.1 | 1,423.1 | 1,166.3 | 433.1 |
| Exchange differences, cash and cash equivalents/ value change in hedge funds | – | – | – | 12.2 | 3.7 |
| **Cash and cash equivalents at the end of the period** | **522.0** | **1,528.3** | **1,813.6** | **1,423.1** | **1,166.3** |

Additional information on Bure

33

## Key figures

| Parent company | 9 months (unaudited) Jan–Sep 2009 | Jan–Sep 2008 | Full year (audited) 2008 | 2007 | 2006 |
|---|---|---|---|---|---|
| **Data per share** | | | | | |
| Equity (net asset value) per share, SEK | 26.83 | 29.72 | 29.14 | 28.02 | 46.73 |
| Diluted equity (net asset value) per share, SEK | 26.83 | 29.72 | 29.14 | 28.02 | 26.30 |
| Earnings per share, SEK | –1.58 | 3.74 | 11.35 | 8.11 | 13.85 |
| Diluted earnings per share, SEK | –1.58 | 3.74 | 11.35 | 6.36 | 6.99 |
| Number of shares, thousands | 50,349 | 83,915 | 83,915 | 93,225 | 62,819 |
| Diluted number of shares according to IAS 33, thousands | 50,349 | 83,915 | 83,915 | 93,225 | 122,836 |
| Average number of shares, thousands | 54,283 | 91,752 | 89,782 | 84,465 | 61,071 |
| Average diluted number of shares according to IAS 33, thousands | 54,283 | 91,752 | 89,782 | 107,782 | 121,086 |
| **Key figures** | | | | | |
| Dividend per share, SEK | – | 1.00 | 8.55 | 1.00 | – |
| Equity (net asset value), MSEK | 1,351 | 2,494 | 2,445 | 2,612 | 2,935 |
| Return on equity, % | –4.5 | 12.0 | 40.3 | 24.7 | 34.2 |
| Average employees | 7 | 9 | 9 | 9 | 10 |

## Definitions

***Equity per share, SEK***

Equity in the parent company divided by the number of shares outstanding. After transition to IFRS on January 1, 2005, minority interest is included in total equity. The comparative figure for 2004 has been restated.

***Diluted equity per share, SEK***

Equity divided with the average number of shares outstanding during the year.

***Earnings per share, SEK***

Profit/loss after taxes divided by the average number of shares outstanding during the year. For the Group, net profit less minority share in profit for the year.

***Return on equity, %***

Earnings divided by the average equity.

***Diluted earnings per share, SEK***

Earnings per share divided by the average number of share outstanding during the year after dilution. For the Group, net profit less minority share in profit for the year is used. The average number of shares after dilution is calculated according to the rules in IFRS, IAS 33 Earnings per Share.

Additional information on Bure

34

35 Additional information on Bure The Group January–September 2009 in comparison to January–September 2008 Results for the nine-month period Consolidated operating profit including discontinued operations for the first nine months of 2009 is reported at SEK 105M (340).Consolidated operating profit in continuing operations for the same period was SEK 83M (81), and included exit gains of SEK 0M (8). Profit for the period was affected by reversals of previously recognised impairment losses amounting to SEK 0M (62). Profit was charged with impairment losses in portfolio companies for a total of SEK 68M, of which SEK 41M was attributable to Mercuri and SEK 27M to Max Matthiessen. Of total operating profit, SEK –49M (35) was attributable to profit in the existing subsidiaries and SEK 22M (235) to subsidiaries discontinued or held for sale. Shares in profit of associates amounted to SEK 223M, of which SEK 208M is attributable to Carnegie, SEK 17M to Max Matthiessen and SEK –2M to Celemi. The high share in profit from Carnegie is largely due to the negative goodwill that arose on acquisition of the company. The remaining profit consists of the parent company’s administrative expenses and Group adjustments. Consolidated profit after financial items was SEK 91M (128). Financial position Equity at the end of the period totalled SEK 1,556M (2,637) and the equity/assets ratio was 71 per cent (78). Diluted equity per share was SEK 30.90 (31.42). At September 30, 2009, the Group had a reported net loan receivable of SEK 560M (1,573), which consisted of interest-bearing assets of SEK 767M (1,790) and interest- bearing liabilities of SEK 207M (217). Cash flow The Group’s cash flow from operating activities for the nine-month period January–September 2009 was SEK –110.0 M (172.6), from the investing activities SEK –245.7 M (248.5) and from the financing activities SEK –1,042.2 M (–497.2). In total for the period, the Group’s cash flow was SEK –1,397.9 M (–76.1). 2008 in comparison to 2007 Results for the full year Consolidated operating profit including discontinued operations for the full year was SEK 859M (986). Consolidated operating profit in continuing operations for the year amounted to SEK 66M (150) and includes exit gains of SEK 8M (123). Of total operating profit, SEK 42M (71) was attributable to profit in the existing subsidiaries, where the comparative figure refers to continuing operations. The remainder consists of the parent company’s administrative expenses and Group adjustments, as well as shares in profit of associates. Consolidated profit after financial items in continuing operations was SEK 141M (219). Financial position Equity at the end of the period amounted to SEK 2,481M (2,754) and the equity/assets ratio was 83 per cent (74). Diluted equity per share was SEK 29.56 (29.54). At December 31, 2008, the Group had a reported net loan receivable of SEK 1,892M (1,514), which consisted of interest-bearing assets of SEK 2,085M (1,871) and interest-bearing liabilities of SEK 193M (357). Cash flow The Group’s cash flow from operating activities 2008 was SEK 246.8 M (265.9), from the investing activities SEK 483.6 M (997.4) and from the financing activities SEK –500.8 M (–1,010.3). In total for the period, the Group’s cash flow was SEK 229.6 M (253.0). 2007 in comparison to 2006 Results for the full year Consolidated operating profit including discontinued operations for the full year 2007 was SEK 986M (885). Consolidated operating profit in continuing operations, before goodwill impairment, was SEK 154M (143) and included exit gains of SEK 123M (69). Profit for the period was affected by no reversals of previously recognised impairment losses on shares (0). Of total operating profit, SEK 72M (108) was attributable to profit in the existing subsidiaries, where the comparative figure refers to continuing operations. The remainder consists of the parent company’s administrative expenses and Group adjustments, as well as shares in profit of associates. Consolidated profit after financial items in continuing operations was SEK 223M (152). Financial position Equity at the end of the period amounted to SEK 2,754M (2,737) and the equity/assets ratio was 74 per cent (70). Fully diluted equity per share was SEK 29,54 (24.77). The net loan receivable at December 31, 2007 was SEK 1,514M (1,178), consisting of interest-bearing assets of SEK 1,871M (1,574) and interest-bearing liabilities of SEK 357M (396). Cash flow The Group’s cash flow from operating activities 2008 was SEK 265.9 M (228.7), from the investing activities SEK 997.4 M (652.2) and from the financing activities SEK –1,010.3 M (–226.8). In total for the period, the Group’s cash flow was SEK 253.0 M (654.1). Commentary on financial development

36 Additional information on Bure Parent company January–September 2009 in comparison to January–September 2008 Results for the nine-month period The parent company’s profit after tax for the first nine months was SEK –86M (343), including exit gains of SEK 22M (151). Dividends of SEK 8M (0) were received from subsidiaries. Profit for the period was affected by reversals of SEK 0M (170) and impairment losses of SEK 109M (0). These consist of an impairment loss of SEK 84M on shares in Mercuri and of SEK 26M on shares and receivables in Max Matthiessen. Administrative expenses for the period totalled SEK 22M (30) and included a SEK 4M (8) reversal of a provision for termination benefits. Bonus provisions were made in an amount of SEK 1M (3). Financial position Equity in the parent company at the end of the period totalled SEK 1,351M (2,494) and the equity/assets ratio was 86 per cent (97). The parent company’s cash and cash equivalents and short-term investments at September 30, 2009 amounted to SEK 522M (1,528). At the end of the period, the parent company had a reported net loan receivable of SEK 633M (1,581), where the decrease is due to the implementation of a previously decided redemption procedure. Investments In the third quarter, Bure repurchased 1 per cent of the shares in EnergoRetea from senior executives in the company. Also in the third quarter, key staff in Max Matthiessen acquired 50 per cent of Max Matthiessen at Bure’s book value. Bure’s holding after the sale amounts to 17.5 per cent. In the third quarter, key staff in Carnegie were offered the chance to acquire 25 per cent of the company. The sale will be carried out indirectly via the holding in CIBVESTCO (20 per cent) and directly in ABCIB Holding (5 per cent). In the second quarter, Bure made an investment in Carnegie Investment Bank amounting to SEK 307M, of which SEK 252M was in shares and SEK 55M in loans. In the third quarter, additional expenses for the acquisition of Carnegie were capitalised at a total historical cost of SEK 5M. The investment was carried out via ABCIB Holding and CIBVESTCO AB. Furthermore, Bure has committed itself to pay a shareholder contribution of SEK 184M to ABCIB Holding (35 per cent of SEK 525M). The commitment has been expensed and will cease in 2010 after ABCIB Holding has paid the future base purchase price of SEK 525M to the Swedish National Debt Office. Bure’s holding in Carnegie at the end of the period was 35 per cent. Bure also made an investment in Max Matthiessen during the second quarter. The investment amounted to SEK 58M, divided between SEK 15M in shares and SEK 43M in loans after the sale of shares to key staff during the third quarter. The acquisition of Max Matthiessen was carried out via MM Holding AB. Divestitures – exits The capital gain consists of a conditional purchase price of SEK 22M in respect of the sale of Textilia in 2008. Bure has sold 3.8 per cent and issued purchase options for 11.3 per cent of the shares to key staff in SRC, Scandinavian Retail Center. Cash flow The parent company’s cash flow for the operating activities was SEK –5.2M (2.7), from the investing activities SEK –180.8 M (397.6) and from the financing activities SEK –1,105.5M (295.1). In total for the period, the cash flow was SEK –1,291.5 M (105.2). The decrease in the cash flow for the period compared to the same period 2007 is mainly related to the implementation of the previously decided redemption programme. 2008 in comparison to 2007 Results for the full year The parent company’s profit after tax for the full year was SEK 1,019M (685) and included exit gains of SEK 812M (450). A previous impairment loss was reversed in an amount of SEK 170M (202). The entire reversal refers to the shares in Textilia and took place in connection with divestiture of the company. Administrative expenses totalled SEK 38M (38), and included project-specific costs of SEK 1M (6). Bonus provisions amounted to SEK 4M (6). Aside from this, a provision of SEK 8M was made in connection with the change of CEO. Net financial items in the parent company amounted to SEK 75M (66), of which SEK 9M refers to a capital gain on the sale of the remaining hedge fund participations. These funds provided a return of 3 per cent in 2008 and together with other investments produced a total return of 4.6 per cent. Financial position Equity in the parent company at the end of the period amounted to SEK 2,445M (2,612) and the equity/assets ratio was 98 per cent (97). At December 31, 2008, the parent company had cash and cash equivalents and short-term investments of SEK 1,814M (1,423). At the end of the year, the parent company had a reported net loan receivable of SEK 1,848M (1,462), which had a positive impact on net financial items.

37 Additional information on Bure Investments During the year, Bure purchased Scandinavian Retail Center, SRC, from the subsidiary Citat at book value, SEK 12M. Divestitures – exits In 2008, Bure sold its holding in Anew Learning to AcadeMedia for SEK 811M, of which SEK 274M was received in cash and the remainder in the form of shares in AcadeMedia. The entire holding in AcadeMedia was distributed to Bure’s shareholders during the year. The transaction generated a total gain of SEK 681M. In addition, the entire holding in Citat was sold with a capital gain of SEK 124M and the holding in Textilia with a capital loss of SEK 2M after the reversal of a previous impairment loss of SEK 170M. An option agreement for school properties was sold with a capital gain of SEK 8M. Cash flow The cash flow for the operating activities was SEK 19.7M (–93.8), from the investing activities SEK 669.0 M (1,333.9) and from the financing activities SEK –298.25M (–995.5). In total for the period, the cash flow was SEK 390.5 M (244.6). The increase in this year’s cash flow from the financing activities is mainly related to lower capital distributions in 2008. The decrease in this year’s cash flow from investing activities is mainly related to a major divestment of associated companies and other shares in 2007. 2007 in comparison to 2006 Results for the full year The parent company’s profit after tax for the full year was SEK 685M (846) and included exit gains of SEK 450M (626). Reversals of previous impairment losses amounted to SEK 203M (218), and consisted of SEK 114M in Mercuri, SEK 23M in CR&T Holding and SEK 56M in Sancera. The holding in CR&T Holding has been reversed in respect of the sale of the indirectly held shares in Spotfire and the holding in Sancera has been reversed due to valuation of loss carryforwards. Administrative expenses totalled SEK 38M (38) and included project-specific costs of SEK 6M (6) and bonus provisions of SEK 6M (7). The parent company’s net financial items amounted to SEK 66M, of which SEK 54M refers to interest and SEK 12M to value growth in the company’s hedge fund participations. Return on the average net loan receivable is equal to 3.3 per cent annually (7). Financial position Equity in the parent company at the end of the period amounted to SEK 2,612M (2,935) and the equity/assets ratio was 97 per cent (94). At December 31, 2007, the parent company had cash and cash equivalents and short-term investments of SEK 1,423M (1,166) and a reported net loan receivable of SEK 1,462M (1,080), which had a positive impact on net financial items. Investments In the first quarter of 2007, Bure invested in shares in the education company AcadeMedia, equal to approximately 8.5 per cent of the share capital and 25.1 per cent of the votes in the company at September 30, 2007. In October 2007, Bure acquired additional shares, after which Bure held 26.3 per cent of the share capital and 42.1 per cent of the votes and was thus put in a mandatory bid situation. In light of this, Bure made a mandatory bid for AcadeMedia and offered a cash price of SEK 90.00 for each share of class A and class B. After completion of the bid, Bure’s holding at December 31, 2007 had increased to 38.28 per cent of the share capital and 49.78 per cent of the votes in AcadeMedia. Dividends received In 2007, Bure received dividends of SEK 3M from Grontmij and a smaller amount from Jeeves. Divestitures – exits The sales of Cygate and SYSteam were completed in the first quarter. The sale of Cygate to TeliaSonera generated proceeds of approximately SEK 647M and a capital gain of around SEK 175M. The corresponding figures on the sale of SYSteam to ErgoGroup were proceeds of SEK 450M and a capital gain of SEK 120M. The parent company has sold Retea to EnergoRetea for SEK 80M, providing an internal capital gain of around SEK 53M. In addition, IT-Gymnasiet i Sverige and Framtidsgymnasiet i Göteborg were sold to the subsidiary Anew Learning for a price equal to historical cost (SEK 81M). During the year, 2.6 per cent of EnergoRetea Group was sold to senior executives in that company according to the decision of the AGM. The sale was made at assessed market value. Also in 2007, all of the shares in Grontmij were sold for a total price of SEK 267M and a capital gain of around SEK 99M. The entire holding in Jeeves was also sold for SEK 10M. Cash flow The parent company’s cash flow for the operating activities was SEK –93.8M (56.8), from the investing activities SEK 1,333.9M (654.2) and from the financing activities SEK –995.5M (18.5). In total for the period, the cash flow was SEK 244.6M (729.5).

38 Additional information on Bure 2008 In January, Bure communicated that the company should be streamlined and change its operations from an investment company to an educational company and that a change of CEO was being prepared. Martin Henricson took over as the new President and CEO of Bure in May. In July, Citat Group was sold and, in August, Textilia was sold. In the autumn, an agreement was signed for a merger between Anew Learning and AcadeMedia, thereby creating Sweden’s largest independent school group. Bure shortly thereafter decided to distribute its entire holding of shares in AcadeMedia to Bure’s shareholders, equal to a value of SEK 700M, enabling the shareholders to quickly and effectively gain access to Sweden’s leading independent school group. The distribution completed Bure’s ambition to become an operating educational company. During the year, capital distributions have been made equivalent to SEK 1.2 billion through a combination of share buybacks, cash dividend and a share dividend. In addition, an Extraordinary General Meeting in December decided to carry out a voluntary redemption procedure for a total of SEK 1 billion, which was completed in February 2009. 2007 At the beginning of 2007, the sales of the IT companies Cygate and SYSteam were completed. The remaining companies in Bure’s portfolio continued to grow in good pace with good profitability. Bure’s operations within the educational sector gradually formed an increasingly dominating part of Bure’s total investments. Bure continued to increase its interests within the sector of independent schools and Bure’s companies within the sector of independent schools were consolidated into one group under the name Anew Learning. Four more companies within the sector of independent schools were acquired. In addition a substantial part of the listed educational company AcadeMedia was acquired and a so-called mandatory offer was given to the remaining shareholders in AcadeMedia. During the year, Bure’s comprehensive share warrant programme expired and the degree of adherence was over 99 per cent. Furthermore, Bure carried out a capital distribution during the year of nearly SEK 1.5 billion through a combination of repurchase of both shares and warrants and a voluntary redemption programme. 2006 Bure’s financial position continued to improve significantly and Bure became free from debt after successful exits from Carl Bro, Cygate and SYSteam. The sales provided Bure with a substantial net cash surplus. Bure’s Board of Directors announced that a major capital distribution would be carried out in 2007, at the same time that Bure would retain adequate funds to develop its operations and pursue new investments. Bure acquired the independent school operators IT Gymnasiet and Framtidsgymnasiet. In December, Bure also acquired Energo, which together with Bure’s subsidiary Retea has formed a market-leading engineering consultancy specialised in electronic engineering, HVAC and sanitation. Bure-owned Citat acquired Appelberg. 2005 Bure’s financial position strengthened significantly during the year. There was an early redemption of Bure’s costly subordinated debenture which was replaced with a market-based loan. Mölnlycke Health Care and Scribona were sold during the year, and Bure sold properties to Kungsleden through Vittra. Bure increased its ownership in Vittra and Carl Bro and follow-on acquisitions were made in Cygate, SYSteam and Mercuri. 2004 Bure managed to get through the crisis and 2004 was characterised by a positive development. Proact, Xdin and Stark were sold during year. Bure increased its ownership in Vittra and Carl Bro. It was proclaimed in November that Lennart Svantesson was leaving as president and Mikael Nachemson took over in February 2005. 2003 Bure went through a financial crisis and issues for SEK 750M were made. Gösta Wiking retired as Chairman and was replaced by Håkan Larsson. Lennart Svantesson took over as President after Peter Sandberg. Bure’s holding in Teleca and the holdings via Nordic Capital were divested. 2002 Bure won a case in the Supreme Administrative Court about its status as an investment company. Investments were made in Sandberg Trygg and Teleca. 2001 Bure’s entire holding in Observer was distributed to the shareholders. Dimension was quoted on the O list of the Stockholm Stock Exchange. Bure acquired Carl Bro, Appelberg Publishing Agency, Journalistgruppen, Propello and Xdin. Roger Holtback retired as President at the Annual General Meting on April 26 and was replaced by Peter Sandberg. 2000 Investment AB Bure changed its name to Bure Equity AB. Bure made a strategic decision to become purely a private equity company within what was known as the TIME sector. The Health Care business area was listed on the stock market under the name of Capio AB and distributed to the shareholders. The holdings in Gunnebo and Nobel Biocare were sold as was the holding in Guide Datakonsult. History

39 Additional information on Bure 1999 Bure acquired S:t Görans Sjukhus in Stockholm and the psychiatric hospitals Charter Medical in the United Kingdom and S.A. de la Métaire in Switzerland. Sifo Group acquired Romeike which meant that Bure’s investment in Sifo increased by SEK 1.4M. The holdings in Troponor, Åre and Svolder were divested. The consulting company Dimension was formed through a merger of Santa Monica Software and Salcom. Bengt Eskilson retired as Chairman and was replaced by Gösta Wiking. 1998 Another new business area, Training & Education, was established through investments in Mercuri International, Informator, Nordisk Datautbildning and Vittra Utbildning. Business area IT/InfoMedia was split into two new business areas, IT and InfoMedia. Bure acquired 69 per cent of the shares in the IT company, Dimension. Several acquisitions for the Health Care business area were made within the care for the elderly and diagnostics sectors in Norway. 1997 The operations within the two business areas of Health Care and IT/InfoMedia were consolidated and supplemented. Companies such as Medi-Lab in Denmark; Volvat in Norway; and CR&T and Salcom in Sweden were acquired. Bure Management Care was formed through a 50/50 agreement between Bure and the Picker Institute in Boston. The holding in Spira was divested. Bure acquired Åre Invest and formed a new business area, Investments. 1996 A new business area, IT/InfoMedia, was established when the ownership in Scribona was increased to 35 per cent of capital and 49 per cent of votes. Guide Datakonsult and Citat Mediaproduktion were also added to the business area. Bure’s investment in Health Care continued through the acquisitions of Previa, Länia Material, Mälardiagnostik, S:t Görans Laboratorier and Oxie Vårdhem. 1995 The Bure share was quoted on the A list of the Stockholm Stock Exchange. Investments in Läkargruppen i Örebro, Smärtkliniken Kronan and Scandinavian Care Consultants were added to the Health Care business area. Bure acquired 18 per cent of capital and 27 per cent of votes in the trading company, Scribona. Hidef Kapital acquired all the shares in Gunnebo Industrier and shortened the company name to Gunnebo. 1994 Bure changed its name to Investment AB Bure. Medical Services were expanded into the Health Care business area, through investments in Bygghälsan and Göteborgs Läkarförening within the occupational healthcare and private healthcare sectors. 1993 Roger Holtback was appointed President and the share was quoted on the O list of the Stockholm Stock Exchange on October 1. Bure was transformed from a management company into an investment company. Substantial investments were made in Troponor Invest, Svolder and Nordic Capital. Bure initiated its investment in Medical Services via an investment in the laboratory services company Nova Medical. 1992 On November 23, Bure Förvaltnings AB was formed and provided with a stock portfolio and cash at a value of just under SEK 2.2 billion from the phased-out wage-earners’ investment funds. Bure started its operation with holdings in the venture capital companies VIDE Invest, Ven Cap, Malmöhus Invest and HIDEF Kapital. Bengt Eskilsson was appointed as Chairman.

# Share capital and ownership

## Share capital in Bure

Before the merger, the share capital of Bure amounts to SEK 300,100,000 distributed among 50,348,808 shares, corresponding to a quotient value of SEK 5.96. Each share entitles the holder to one vote at General Meetings and each holder may vote for the entire number of shares owned or represented by him without any limitations of the voting rights. According to the Articles of Association, the share capital shall amount to not less than SEK 100 million and not more than SEK 400 million. The number of shares shall be not less than 40 million and not more than 160 million. The shares in Bure have been issued according to Swedish legislation and are denoted in Swedish kronor (SEK). All shares confer equal rights to participate in the company's assets, earnings and potential surplus in case of liquidation. A shareholders' rights can only be changed in accordance with the procedure stated in the Swedish Companies Act (2005:551).

As part of the merger, Bure will issue not more than 49,013,235 new shares as consideration for the merger to the shareholders of Skanditek. The merger will result in an increase in the number of shares in the company from a total of 50,348,808 shares to a total of 99,362,043 shares[1], corresponding to an increase of 97 per cent[1]. Further, the merger will result in an increase of Bure's share capital from SEK 300,100,000 to SEK 592,239,425[1,2].

Bure's Articles of Association hold a Record Date provision and the company's shares are registered in an account-based system at Euroclear Sweden, which means that Euroclear Sweden maintains the company's share register. No share certificates are issued. The shares have the ISIN code SE0000195810.

There are no outstanding warrants, convertibles or other securities with special rights in Bure.

## Share capital development

| Year: transaction | Share capital | Number of shares | Change in number of shares | Change in share capital, SEK |
|---|---|---|---|---|
| 2006: Exercise of warrants | 467,187,101 | 624,605,995 | 20,022,713 | 13,749,640 |
| 2006: Exchange of convertibles | 470,622,147 | 629,186,056 | 4,580,061 | 3,435,046 |
| 2007: Exercise of warrants | 840,427,253 | 1,120,569,670 | 491,383,614 | 369,805,106 |
| 2007: Bonus issue | 863,926,253 | 1,120,569,670 | – | 23,499,000 |
| 2007: Cancellation of treasury shares | 840,427,253 | 1,089,237,670 | –31,332,000 | –23,499,000 |
| 2007: Reversed share split, 1-for-10 | 840,427,253 | 108,923,767 | –980,313,903 | – |
| 2007: Bonus issue | 923,427,253 | 108,923,767 | – | 83,000,000 |
| 2007: Cancellation of treasury shares | 842,057,619 | 98,377,837 | –10,545,930 | –81,369,633 |
| 2008: Cancellation of treasury shares | 792,941,932 | 92,639,637 | –5,738,200 | –49,115,687 |
| 2008: Bonus issue | 842,100,000 | 92,639,637 | – | 49,158,068 |
| 2008: Decrease of share capital | 300,100,000 | 92,639,637 | – | –542,000,000 |
| 2008: Bonus issue | 328,363,923 | 92,639,637 | – | 28,263,923 |
| 2008: Cancellation of treasury shares | 300,100,000 | 83,914,680 | –8,724,957 | –28,263,923 |
| 2009: Cancellation of treasury shares | 180,060,000 | 50,348,808 | –33,565,872 | –120,040,000 |
| 2009: Bonus issue | 300,100,000 | 50,348,808 | – | 120,040,000 |
| *2009: Upcoming merger* | *592,239,425* | *99,362,043* | *49,013,235* | *292,139,425* |
| *2009: Upcoming cancellation of treasury shares* | *532,388,973* | *89,320,727* | *–10,041,316*[2] | *–59,850,452* |

1) Before cancellation of Skanditek's holdings in Bure.

2) Skanditek has issued call options to certain employees in Bure regarding purchase of in total 400,000 shares in Bure. Upon exercise of such call options prior to the registration of the merger, meaning that shares in Bure are delivered, which may be done on January 15, 2010 at the latest, the reduction amount and the number of redeemed shares will decrease correspondingly.

Additional information on Bure

40

41 Additional information on Bure Shareholders As of October 31, 2009, Bure had in total 17,798 shareholders. The 10 largest shareholders are presented in the table below. Bure does not have any treasury shares. Shareholders Number of shares Share (%) Skanditek 10,041,316 19.9 Catella 2,678,128 5.3 Nordea 2,434,720 4.8 SEB 1,767,486 3.5 Eikos 1,435,924 2.9 Öresund 1,280,962 2.5 JP Morgan 960,107 1.9 Avanza 634,511 1.3 Fortis Bank 599,200 1.2 Ciceron 576,000 1.1 Sum 10 largest shareholders 22,408,354 44.5 Others 27,940,454 55.5 Total 50,348,808 100.0 Shareholders’ agreements To the best of Bure’s Board of Directors’ knowledge, no shareholders’ agreements or equivalent agreements exist between shareholders in Bure with the objective of creating a joint influence over the company. To the best of the Board of Director’s knowledge, there are no agreements or equivalent arrangements that may lead to a change in control over the company.

42 Additional information on Bure Bure’s current management Carl Backman Born 1971. Employed as Managing Director of Bure on May 4, 2009 and has worked in the company since 1998. Carl Backman is a civil engineer and has an MA in economics. Other significant assignments: Chairman of the Board of AB Scandinavian Retail Center. Director of a number of Bure’s subsidiaries. Director of CIBVESTCO AB, CIBVESTCO II AB and MM Holding AB. Alternate Director of Max Matthiessen Holding AB and Max Matthiessen AB. During the past five years, Carl Backman has been, but is no longer: Chairman of the Board of Appelberg Publishing Group AB and Länia Material AB. Director of Citat Group AB, Cygate Group AB, EnergoRetea Energi, Elkraft, och ICT AB, MM PrefCo AB and XDIN AB. Alternate Director of SYSteam AB. Carl Backman has previously held the following positions: Deputy Managing Director, Investment Manager and Analyst at Bure. Shares in Bure, own and related parties’ holdings: 7,040 shares and 8,618 shares owned through an insurance-like solution. Call options in Bure: 162,500 options owned through an insurance-like solution. Jonas Alfredson Born 1972. Employed as CFO at Bure since 2008. Jonas Alfredson has an MBA. Other significant assignments: Director or Alternate Director of a number of Bure’s subsidiaries. During the past five years, Jonas Alfredson has been, but is no longer: Chairman of the Board of G. Kallstrom & Co. AB. Director of Anew Learning AB, Bure Kapital AB, G. Kallstrom & Co. Transport AB, AB Garant, GK Kapital AB, Handelshuset GK AB, PBK Inkasso AB, PBK Outsourcing Sverige AB, RS Industrier i Stockholm AB, RS Intressenter AB, Sarastro AB, Skandigen AB, Skanditek AB, Tuut Systems AB and Tuut Networks AB. Jonas Alfredson has previously held the following positions: CFO at Skanditek and Finance Director at Salus- Ansvar. Shares in Bure, own and related parties’ holdings: – Bure’s current Board of Directors Björn Björnsson Born 1946. Director of Bure since 2002 and Chairman of the Board of Skanditek since 2008. Björn Björnsson is pol. mag and is operating his own consulting business within the financial sector. Other significant assignments: Chairman of the Board of AB Skrindan and Valot Invest Sweden AB. Director of ABCIB Holding AB, AcadeMedia AB (publ), Cape Capital AG, MM Holding AB, Sophiahemmet AB, Stockholm Open AB and Trustor AB. During the past five years, Björn Björnsson has been, but is no longer: Chairman of the Board of Cinventa AB and Otas Finanz Gesellschaft AG. Vice Chairman of the Board of Försäkringsaktiebolaget Skandia (publ). Director of Billerud AB (publ), E. Öhman J:or AB, AB Gauthiod, JM AB, Livförsäkringsaktiebolaget Skandia (publ), Teracom AB, Torda Holding AB, Visavi AB and Wireless Independent Provider i Karlskrona AB (publ). Liquidator for Trustor Aktiebolag. Limited Partner of Fastighetsbolaget NIAM Hammarkullen KB, Fastighetsbolaget Nomlas KB and NIAM Fastighetsfond KB. Björn Björnsson holds or has previously held the following positions: Managing Director AB Skrindan, Trustor AB and Valot Invest Sweden AB. Shares in Bure, own and related parties’ holdings: 10,000 shares. Patrik Tigerschiöld Born 1964. Chairman of the Board of Bure since 2004 and Director and Managing Director of Skanditek since 1999. Patrik Tigerschiöld has an MBA. Other significant assignments: Chairman of the Board or Director of a number of Skanditek’s subsidiaries. Chairman of the Board of AcadeMedia AB (publ), CMA Microdialysis AB, PartnerTech AB, The Chimney Pot AB and Vitrolife AB (publ). Director of Carnegie Asset Management Holding Danmark A/S, Carnegie Asset Management Fondsmæglerselskab A/S, Carnegie Investment Bank AB, H. Lundén Kapitalförvaltning AB, Micronic Laser Systems AB (publ) and Sardis Securities Inc. During the past five years, Patrik Tigerschiöld has been, but is no longer: Chairman of the Board of Anew International Utbildning AB, Anew Learning AB, PBK Inkasso AB, MYDATA automation AB, PBK Outsourcing AB, Theducation AB, Törnskogen Utbildning AB, Repub Film AB, Rösjötorp Utbildning AB and Vittra AB. Director of Axis AB, D. Carnegie & Co AB, MM Holding AB and PBK Outsourcing Sverige AB. Patrik Tigerschiöld has previously held the following positions: Previously employed at SEB and Managing Director of SEB Allemansfonder. Shares in Bure, own and related parties’ holdings: 12,690 shares. Information about Bure’s current management, Directors, auditors and employees

43 Additional information on Bure Ann-Sofi Lodin Born 1962. Director in Bure since 2006. Ann-Sofi Lodin has a pol. mag. and an MBA. COO at the healthcare company Global Health Partner. Other significant assignments: Chairman of the Board of GHP Spine Centre Göteborg AB, Orthocenter Göteborg AB, Orthocenter Stockholm AB and other cities. Director of AcadeMedia AB (publ), Arrhythmia Center Stockholm AB, S:t Eriks Ögonsjukhus AB and Stiftelsen Richard C Malmstens minne. Alternate Director of Stockholm Spine Center AB. During the past five years, Ann-Sofi Lodin has been, but is no longer: Chairman of the Board of Anorexi Center i Varberg AB, Capio Anorexi Center AB, Capio Artro Clinic AB, Capio Axess Akuten AB, Capio Citykliniken AB, Capio Heart Center AB, Capio Närsjukvård AB, Capio S:t Görans Sjukhus AB, Leif Swärd Ortopedi AB, Linköping Medical Center AB and Vårdoteket AB. Director of Anew Learning AB, Capio Läkargruppen AB, Länia Material AB, Scandinavian CRI AB, Sophiahemmet AB, Stockholm Spine Nya Holding AB and Vittra AB. Alternate Director of Capio Geriatrik AB and Rediviva Medical Equipment AB. Ann-Sofi Lodin has previously held the following positions: Managing Director of Capio Sjukvård Norden, Capio Lundby Sjukhus AB, Capio Närsjukvård AB and Capio Shared Services AB. Controller at Sahlgrenska sjukhuset in Gothenburg. Shares in Bure, own and related parties’ holdings: 5,050 shares. Kjell Duveblad Born 1954. Director of Bure since 2005. Kjell Duveblad has an MBA and operates his own consultancy firm within management and IT. Other significant assignments: Chairman of the Board of EnergoRetea Group AB, Madeo Sourcing Group AB and Remium Holding AB. Director of 3L System AB, Enea AB (publ), Financial Systems FS AB, Nuport Sverige AB, Soft One AB (publ) and Teleopti AB. Director of a number of Bure’s subsidiaries. During the past five years, Kjell Duveblad has been, but is no longer: Chairman of the Board of TradeDoubler AB (publ) and Trio Enterprise AB. Director of Anoto Group AB (publ), Cygate Group AB, Metrima AB, Technology Nexus AB (publ) and Telelogic AB (publ). Alternate Director of Remium Relations AB. Kjell Duveblad has previously held the following positions: Previously worked at IBM. Responsible for Oracle in Sweden and in the Nordic and Baltic regions. Managing Director of 3L Consulting AB, 3L Förvaltnings sytem AB, 3L Media AB, 3LSystems AB and Oracle Svenska AB. Shares in Bure, own and related parties’ holdings: 120,000 shares. Håkan Larsson Born 1947. Director of Bure since 2002. Håkan Larssson has an MBA. Other significant assignments: Chairman of the Board of Consafe Logistics Holding AB, Nimbus Boats Holding AB, Inpension Asset Management AB and Schenker AB. Director of Chalmers Tekniska Högskola AB, Ernströmgruppen AB, Handelsbanken Region Väst, Rederi AB Transatlantic, Semcon AB (publ), Stolt-Nielsen A/S, Svenska Skeppshypotekskassan and Walleniusrederierna AB. During the past five years, Håkan Larsson has been, but is no longer: Chairman of the Board of Callenberg Group AB, Gorthon Lines AB, Hamntrafiken i Stockholm AB, Nordic Tile Hodings AS, Svensk Sjöfartsservice AB, Transatlantic European Services AB, Transatlantic Services AB, Transatlantic Shipping AB, Transatlantic Specialtonnage AB, Transbulk 1904 AB, Translumi Line AB, TRVI Offshore & Icebreaking AB, TRVI Offshore & Icebreaking 3 AB, TRVI Offshore & Icebreaking 4 AB and Wilhelmsen Marine Engineering AB. Director of Ahlsell Group AB, Ahlsell Holding AB, Ahlsell Sverige AB, Svensk Rederiservice AB, Svensk Sjöfarts Tidnings Förlag AB, Transatlantic Administration AB, Transatlantic Holding AB and TransportGruppen TGS Service AB. Håkan Larsson has previously held the following positions: Managing Director of Bilspeditionen AB, BTL AB, Hamntrafiken i Stockholm AB, Svenska Amerika Linien AB, Rederi AB Transatlantic, Transatlantic Administration AB, Transatlantic Holding AB, Transatlantic Shipping AB and Transatlantic Specialtonnage AB. Shares in Bure, own and related parties’ holdings: – Additional information on the current Board of Directors and management of Bure For all persons in Bure’s board and management, the office address is Bure Equity AB, Box 5419, 402 29 Gothenburg, Sweden. Carl Backman has been Alternate Director of GATESPACE AB during the period February 16, 2001 to October 9, 2002. GATESPACE AB was declared bankrupt on April 17, 2003. None of Bure’s Directors or management members has been convicted in relation to fraudulent offences in the past five years. Except what is described above, none of these persons has been involved in any bankruptcy, liquidation or receivership in the last five years. Nor is there any public incrimination and/or sanctions against any of these persons, and none of them has been disqualified by a court from acting as a member on the administrative, management or supervisory bodies of a company or from acting in the management or conduct in the affairs of a company in the past five years. None of the Directors or persons in the management has a private interest that may be in conflict with Bure’s interests, besides Chairman of the Board Patrick Tigerschiöld. For more information, see section “Share capital and ownership”.

44 Additional information on Bure Additional information on Bure’s Board of Directors and committees Bure’s Board of Directors consists of five members. The work of the Board of Directors is governed by the procedural rules for the Board of Directors, which was most recently adopted at the constituent Board of Directors’ meeting on April 28, 2009. Among other things, the Board’s procedural plan contains instructions regarding the division of responsibilities between the Board, the Chairman, the President and the Board’s committees. According to the procedural rules, the Board is responsible for the company’s organisation and management of the company’s affairs. The Board continuously monitors the financial situation of the company and the Group, which is reported on a monthly basis, so that the Board is able to meet the monitoring obligations required by law, NASDAQ OMX Nordic Exchange’s Rules for Issuers and good board practice. The procedural plan states that it is the responsibility of the Board to decide on matters that are not part of operating activities or that are of major importance, such as material financial commitments and agreements, as well as any significant changes in the organisation. Every year, Bure’s Board of Directors establishes and documents the company’s goals and strategies and discusses marketing, strategic and budgetary issues. The Board establishes the company’s finance policy, right of authorisation and decision-making procedure. The Board has formulated specific instructions regarding the responsibilities and powers of Bure’s President and Vice President, as well as special reporting instructions for the executive management. During 2009, Carl Backman replaced Martin Henricson as Managing Director of the parent company whereby a new agreement was negotiated. Moreover, a new agreement has also been negotiated with the company’s CFO. Apart from that, none of the Directors of the board, nor any executive members of the Group, have entered into any agreements with the company or any of its subsidiaries, providing for remuneration in connection with the termination of the engagement in addition to what is stated in note 36 of the annual report for 2008. The Board’s procedural rules contain instructions regarding the compensation committee and audit committee. The work of both the compensation committee and the audit committee is performed by the Board as a whole. The remuneration committee discusses and decides on matters relating to remuneration in the form of salary, pensions and bonuses or other terms of employment for the Managing Director and staff reporting directly to the Managing Director. The role of the audit committee is to continuously support the Board in matters relating to auditing, internal control and review of the annual accounts and interim reports. Bure’s current auditor Staffan Landén Ernst & Young AB Born 1963. Certified Public Accountant. Auditor in charge of Bure Equity AB Other auditing assignments include: AcadeMedia AB, Alfa Laval AB, Capio AB, Finnveden Powertrain AB, Papyrus Holding AB and XDIN AB. Shares in Bure, own and related parties’ holdings: – Member of FAR SRS. Staffan Landén became auditor on April 23, 2008, replacing the former auditor in charge Björn Grundvall, a member of FAR SRS, nominated by Ernst & Young AB. Additional information on Bure’s auditors Twice a year, the company’s auditors attend board meetings to provide statements regarding the year’s audit and the company’s internal control. The auditors report their observations from the year’s review directly to the Board of Directors. Once a year, the auditors meet the Board of Directors without the presence of management. Conflict of interests The Directors Patrik Tigerschiöld and Björn Björnsson are Directors in Bure’s as well as in Skanditek’s Board of Directors, and, as a result of conflict of interest, have not participated in the handling and resolution to adopt the merger plan. Further, Dag Tigerschiöld and Patrik Tigerschiöld are together main shareholders in Skanditek with approximately 31 per cent of the company’s capital and votes. After the merger, Dag Tigerschiöld and Patrik Tigerschiöld together will hold approximately 17 per cent of the New Bure’s capital and votes. Further, the intention is that Patrik Tigerschiöld, Skanditek’s current Managing Director and the son of Dag Tigerschiöld, will be appointed as CEO of the New Bure. This means that Dag Tigerschiöld and Patrik Tigerschiöld will have influence in the New Bure and at General Meetings of the New Bure. There are no other conflicts of interest within Bure’s management. Remuneration to Directors and senior executives of Bure in 2008 Board of Directors The 2008 AGM resolved on a total Board fee of SEK 990,000. The remuneration to the Chairman of the Board amounted to SEK 350,000 and SEK 160,000 each to the other Directors.

*Managing Director*

The incoming Managing Director during 2008, Martin Henricson, had an annual salary which amounted to SEK 2,700,000. Bonus has been paid in an amount of SEK 700,000. The pension was of defined contribution type and pension premiums amounted to 25 per cent. of pensionable salary. With pensionable salary means basic salary. Bonuses could amount to a maximum of 50 per cent. of the annual salary. The bonus amount was not pensionable. Board fee has been deducted from the salary with SEK 100,000.

In 2008, the resigned Managing Director Mikael Nachemson had an annual salary which amounted to SEK 3,100,000.

Martin Henricson resigned as Managing Director in connection with the Annual General Meeting in April 2009 and was then replaced by Carl Backman. During 2008, Carl Backman was Deputy Director. Carl Backman's remuneration will be published in connection with Bure's annual report 2009.

*Other senior executives*

Other senior executives include Deputy Managing Director and CFO. In 2008, Deputy Managing Director President had a fixed annual salary of SEK 1,300,000 and the CFO SEK 1,000,000. Bonuses for these could be paid in maximum amount of 50–150 per cent. of annual salary. Upon termination, the other senior executives were entitled to severance pay equal to six to 12 months, and upon own resignation the equivalent of six months' salary. Decision regarding remuneration to these was taken by the Managing Director after consultation with the Board of Director's compensation committee.

For further information regarding remuneration to the Board of Directors and management in Bure, see note 36 in Bure's annual report for 2008 and note 36 in Bure's annual report of 2007.

**Stated below is the remuneration to the senior executives**

| 2008 MSEK | Fixed annual salary/ remuneration | Variable remuneration/ bonus | Other benefits[1] | Pension costs | Other remunerations | Total |
|---|---|---|---|---|---|---|
| Chairman of the board | 0.4 | – | – | – | – | 0.4 |
| Remaining Directors of the board | 0.6 | – | – | – | 0.1 | 0.7 |
| Managing Director | 1.7 | 0.7 | 0.0 | 0.4 | – | 2.8 |
| Managing Director, resigning | 0.9 | – | 0.2 | 1.0 | 5.2 | 7.3 |
| Deputy Director | 1.3 | 1.5 | 0.1 | 0.3 | – | 3.1 |
| Remaining senior executives | 1.0 | 0.3 | 0.1 | 0.3 | – | 1.7 |
| **Total** | **5.9** | **2.4** | **0.4** | **2.1** | **5.3** | **16.0** |

1) Other benefits refer to car benefits and diet benefits.

## Information about Bure's employees

In 2008, Bure had on average. nine employees in the parent company and 939 employees in the Group. As of December 31, 2008, the parent company had seven employees. For information regarding personnel and staff costs and provisions for pensions, see notes 25 and 36 in Bure's annual report 2008.

As of December 31, 2008, Bure had MSEK 20.7 in pensions provisions.

**Average number of employees 2008**

| | Total | Of whom women |
|---|---|---|
| Parent company | 9 | 2 |
| Subsidiaries | 930 | 353 |
| **Total Group** | **939** | **355** |

**Geographical breakdown of employees**

| | Total | Of whom women |
|---|---|---|
| **Parent company** | | |
| Sweden | 9 | 2 |
| **Subsidiaries** | | |
| Sweden | 395 | 137 |
| Denmark | 33 | 14 |
| England | 43 | 16 |
| Finland | 91 | 38 |
| Norway | 30 | 8 |
| Germany | 30 | 9 |
| Other countries | 308 | 131 |
| **Total Group** | **939** | **355** |

Additional information on Bure

45

46 Additional information on Bure Article of association of Bure Bure’s Articles of Association as adopted at November 6, 2008 are outlined below. Provided that the Extraordinary General Meetings of Bure and Skanditek, respectively, approve the merger plan, these Articles of Association will be changed as per the italics and thereafter constitute the Articles of Association of the New Bure. In addition to the amendments of the Articles of Association outlined below, the Board of Directors proposes that the Meeting resolves to amend the Articles of Association meaning that notice of an Extraordinary General Meeting of shareholders, which does not deal with amendments of the Articles of Association, shall be issued no earlier than six weeks and at latest three weeks before the Extraordinary General Meeting, and that notice of a General Meeting of shareholders shall always be published in the Official Swedish Gazette (Sw. Postoch Inrikes Tidningar) as well as at the company’s website. Announcement of the notice shall be made in Svenska Dagbladet. The resolution shall be conditional upon amendments of the Swedish Companies Act relating to (i) the time limit for notice of an Extraordinary General Meeting of shareholders, which does not deal with amendments of the Articles of Association, and (ii) the procedures for convening General Meetings having entered into force, and the above proposed amendments of the Articles of Association being consistent with such new wording of the Swedish Companies Act. A corresponding resolution was adopted at Bure’s Annual General Meeting 2009. The above amendment of the Swedish Companies Act will not have entered into force at the date of the Extraordinary General Meeting of Bure in December 1, 2009, and in order for the Swedish Companies Registration Office (Sw. Bolagsverket) to register the amendment, in case required amendments of the Swedish Companies Act enter into force, the Extraordinary General Meeting must make a new resolution in this respect. § 1 Name The name of the Company is Bure Equity AB (publ). The Company is a public company. § 2 Registered office The registered office of the Company shall be in the municipality of Gothenburg. The Board of Directors of Bure proposes that the New Bure changes its registered office of the Company to Stockholm and that the General Meeting of shareholders may also be held in Gothenburg. § 3 Operations The Company’s objective are to invest in and develop companies in order to create value for the Company’s shareholders and supply administrative services for companies where the Company owns shares or stakes, together with any other activities compatible therewith. § 4 Share capital The Company’s share capital shall amount to not less than SEK 100,000,000 and not more than SEK 400,000,000. The Board of Directors of Bure proposes that the share capital limits shall be amended so that the share capital shall amount to not less than SEK 300,000,000 and not more than SEK 1,200,000,000. § 5 Number of shares The number of shares in the Company shall be not less than 40,000,000 and not more than 160,000,000. § 6 Financial year The Company’s financial year shall be the calendar year. § 7 Board of Directors The Board of Directors shall consist of not less than five and not more than nine Directors, with no alternate Directors. The Directors shall be elected by a General Meeting to serve until the close of the next Annual General Meeting. § 8 Auditors For examination of the Company’s annual report, financial statements, accounting records and administration by the Board of Directors and Managing Director, one or two auditors with or without deputies shall be appointed. A registered accounting firm may be elected auditor. § 9 General Meeting of shareholders i) Notice of General Meeting Notice of an Annual General Meeting and of an Extraordinary General Meeting at which the question of amendments to the Articles of Association will be considered shall be issued no more than six and no less than four weeks prior to the Meeting. Notice of any other Extraordinary General Meeting shall be issued no more than six and no less than two weeks prior to the Meeting. Notices shall always be published in the Official Swedish Gazette (Post- och Inrikes Tidningar) and in Svenska Dagbladet. ii) Notification of, and the right to participate at a General Meeting Shareholders who wish to participate in the business of a General Meeting must be recorded in a transcription or other presentation of the register of shareholders in effect five weekdays prior to the General Meeting, and must notify the Company of their intention to attend not later than 12 p.m. on the day stated in the notice of the Meeting. The last-mentioned day may not fall on a Sunday, a public holiday, Saturday, Midsummer’s Eve, Christmas Eve or New Year’s Eve, nor may it fall earlier than the fifth weekday prior to the meeting. Articles of Association

47 Additional information on Bure iii) Chairman The Chairman of the Board, or another person appointed by the Board for this purpose, shall call to order the General Meeting and lead the proceedings until the chairman of the Meeting has been elected. iv) Date of Annual General Meeting The Annual General Meeting shall be held once a year, at the latest during the month of June. v) Order of business The order of business at the Annual General Meeting shall be as follows: 1. Election of the chairman of the Meeting; 2. Preparation and approval of the voting list; 3. Approval of the agenda; 4. Election of one or two persons to attest the accuracy of the minutes; 5. Determination of whether the meeting has been duly convened; 6. Presentation of the annual report and the auditors’ report as well as the consolidated financial statements and the auditors’ report for the Group; 7. Resolution regarding (a) adoption of the profit and loss account and balance sheet as well as the consolidated profit and loss account and consolidated balance sheet (b) allocation of the Company’s profit or loss according to the adopted balance sheet; and (c) discharge from liability of the members of the Board of Directors and the Managing Director; 8. Determination of the number of Board members to be elected by the Meeting; 9. Determination of fees for the Board of Directors; 10. Election of members of the Board of Directors; 11. When appropriate, determination of auditors’ fees; 12. When appropriate, election of auditors and deputy auditors; 13. Other business to be put before the Meeting according to the Swedish Companies Act (2005:551) or the Articles of Association. § 10 Non-shareholders, presence at a General Meeting The Board of Directors may resolve that persons not being shareholders of the Company shall be entitled, on the conditions stipulated by the Board, to attend or in another way follow the discussions at a General Meeting, for instance by electronic communication. § 11 VPC clause The Company’s shares shall be registered in a Record day Register in accordance with the Swedish Financial Instruments Accounts Act (1998:1479). § 12 Liquidation A decision for the Company to enter into liquidation shall be valid if it is supported by shareholders holding more than both two-thirds of the votes exercised at the meeting and two-thirds of the votes represented at the meeting.

48 Additional information on Bure Capital structure and other financial information Additional financial information Shareholders’ equity and liabilities Bure’s capitalisation as of September 30, 2009 is reported below. The financial information covers the Bure Group. SEK M September 30, 2009 (unaudited) Total current interest-bearing debt 142.4 Guaranteed – Secured1) 140.9 Unguaranteed/Unsecured 1.5 Total non-current interest-bearing debt 64.2 Guaranteed – Secured2) 50.9 Unguaranteed/Unsecured 13.3 Total equity 1,556.4 Share capital 300.1 Other capital provided 713.9 Other reserves 30.0 Profit brought forward 504.7 Minority interest 7.6 Total shareholders’ equity and interest-bearing debt 1,763.0 Net debt/Equity ratio Bure’s net financial indebtedness as of September 30, 2009 is reported below. The financial information covers the Bure Group. MSEK September 30, 2009 (unaudited) (A) Cash 155.7 (B) Cash equivalent – (C) Trading securities 500.4 (D) Liquidity (A)+(B)+(C) 656.1 (E) Current financial receivables 54.9 (F) Current bank debt – (G) Current portion of non-current debt 140.9 (H) Other current financial debt 1.5 (I) Current financial debt (F)+(G)+(H) 142.4 (J) Net current financial receivable (I)–(E)–(D) 568.6 (K) Non-current financial receivables 55.7 (L) Non-current bank loans 44.3 (M) Bond issue – (N) Other non-current loans 19.9 (O) Non-current financial debt (L)+(M)+(N) 64.2 (P) Non-current financial indebtedness (O)–(K) 8.5 (Q) Net financial receivable (J)+(P) 560.1 1) Consists of pledged shares in ABCIB Holding 2) Consists of pledged shares within the Mercuri group and pledged shares and mortgages within the EnergoRetea group.

### *Tangible assets*

Neither the Bure Group nor the parent company has significant investments in tangible assets.

| Book value, Group | 2008 | 2007 |
|---|---|---|
| Buildings, land and land improvements | 8.5 | 17.7 |
| Plants and machinery | 0 | 74.3 |
| Equipment, tools, fixtures and fittings | 66.7 | 175.0 |
| **Sum tangible assets** | **75.2** | **267.0** |

For more information regarding Bure's tangible assets see note 12–14 in Bure's annual report 2008. Total pledged assets were SEK 253.4M (281.1) in 2008. For more information regarding pledged assets, see note 22 in Bure's annual report 2008.

### *Distribution of revenue*

The majority of Bure's revenues are in Sweden and other in Europe. Note that the Bure Group has associated companies, which to some extent have a greater impact on Bure's revenues than its subsidiaries. For information regarding Bure's segment reporting as well as sales per market, see note 2 in Bure's annual report 2008 and note 2 in Bure's annual report 2007.

### *Trends and significant changes since publication of the interim report for the period January–September 2009*

In February the voluntary redemption programme was completed. In total, SEK 1,007M was distributed to Bure's shareholders.

Bure's Board of Directors proposed that no dividend was to be paid out for the fiscal year 2008.

Carl Backman took over as the new CEO of Bure in May.

In May, Bure and Altor completed the acquisition of Carnegie Investment Bank and Max Matthiessen. In October, in connection with the acquisition of Carnegie, Bure and Altor have in October offered distribution of ownership with up to 25 per cent of the company to key staff in Carnegie. Bure's holding in Carnegie thereafter will be 26.3 per cent. Bure and Altor have sold 50 per cent of their holding to some 50 key staff in Max Matthiessen at book value.

Bure's holding thereafter amounts to 17.5 per cent.

The Board proposed that the Annual General Meeting approve the implementation of an ownership diversification programme in the portfolio company SRC – Scandinavian Retail Center.

There has been no substantial change in Bure's financial position or market position since the publication of the interim report for the period January–September.

### *Dividends and dividend policy*

Bure shall have a dividend over time that reflects growth in equity. It should be possible to supplement dividends with measures such as share buybacks, redemption programmes and distribution of shareholdings.

Dividends in Swedish companies are decided upon by the General Meeting. Dividends may only be made if the company, after such dividends, still enjoys full coverage of its restricted equity and further to the extent that such dividends appear justified taking into consideration the demands with respect to size of shareholders' equity which are imposed by the nature, scope and risks associated with the operations and the company's need to strengthen its balance sheet, liquidity and financial position in general (the prudence rule). As a general rule, the shareholders may not decide upon larger dividends than those proposed or approved by the Board of Directors.

Dividends are normally paid to shareholders as an amount in cash through Euroclear Sweden. The right to dividends vests in any person who is registered as a shareholder on the record date in the share register maintained by Euroclear Sweden. If a shareholder cannot be contacted through Euroclear Sweden, the shareholder's claim on Bure with respect to the dividend remains and is limited only by the statute of limitations rule (10 years). Where the statute of limitations applies, the dividend amount accrues to Bure. Neither the Swedish Companies Act nor Bure's Articles of Association contain any restriction on the right to dividends with respect to shareholders domiciled outside of Sweden. Other than in case of possible restrictions in connection with bank or clearing systems in the concerned jurisdictions, payments of dividends to such shareholders are made in the same way as to other shareholders domiciled in Sweden.

## Financial exposure and sensitivity analysis for Bure

### *General*

The Group is exposed to a number of different financial risks through its operations. Bure is an investment company with an important overall objective that is regulated in the parent company's finance policy. The parent company shall be free from indebtedness and the subsidiaries shall have independent financing to ensure their financial autonomy from the parent company and other Group companies. Consequently, the subsidiaries shall also be able to independently manage their own liquidity risk. A separate finance policy has been established for each individual subsidiary. The policy document provides guidelines for management of cash, surplus liquidity, debt financing, currency and interest rate risk. However, since the operations of the subsidiaries vary, the objectives of the respective subsidiary may also differ.

Additional Information on Bure

49

50 Additional information on Bure Currency risk Currency risk refers to the risk that the Group’s commercial flows (transaction risk) and monetary assets and liabilities (translation risk) will be affected by exchange rate fluctuations. Transaction risk in the Group is limited, since nearly all income is matched by expenses in the same currency. Because the Bure Group has investments outside Sweden via its subsidiaries, the Group’s balance sheet and income statement are exposed to translation risk arising on the translation of the financial statements of foreign subsidiaries to Swedish kronor (SEK). This risk is normally not hedged. The most significant currency aside from SEK is the euro. A change of +/–5 per cent in the euro rate would have an impact on profit before tax of approximately SEK 2M. In the Mercuri Group, there are loans to a wholly-owned subsidiary that are denominated in euro. Mercuri has hedged this receivable by taking up a corresponding share of its financing through loans in euro. Interest rate risk The Group is exposed to interest rate risk through changes in the interest rate on liabilities with variable interest due to movements in market rates. Fixed interest liabilities are also exposed to interest rate risk, but to a significantly lesser degree since the interest rate changes when the loans mature and are extended on new terms. In view of the amount distributed in connection with the redemption programme in February 2009, a change of +/–1 per cent in the interest rate for the Group would have a short-term impact of MSEK 6 on consolidated profit before tax. Interest rate risk in borrowings can be maintained at a desired level through the use of derivatives such as swaps, forwards and options. At present, there are no hedges of interest rate risk. Credit risk Credit risk is the risk that Bure’s counterparties will be unable to meet their payment obligations and that any collateral furnished will not cover the amount due, thereby causing Bure to incur a financial loss. Bure’s policy is to carry out a credit assessment of all customers with which it does business. The maximum credit exposure on the balance sheet date was MSEK 245 as of September 30, 2009. There are no significant concentrations of credit risk in the Group. Liquidity risk and refinancing risk Liquidity risk is the risk that the Group will be unable to finance loan payments and other liquidity flows as they fall due either with its own funds or with new financing. In order to maintain sufficient liquidity, Bure maintains a liquidity reserve that is at least adequate to cover one year’s forecasted liquidity requirement and other liquidity needs in the existing company structure. The liquidity reserve consists of available cash and cash equivalents, bank overdraft facilities and committed unutilised credit facilities. That portion of the liquidity reserve that exceeds the liquidity requirement as defined above, and which may, according to Bure’s policy, be invested over a longer investment horizon, can be distributed to the shareholders or used in a buyback programme. Significant subsidiaries Bure’s largest subsidiaries are Mercuri International Group AB, Scandinavian Retail Center SRC AB and EnergoRetea AB. These companies are operative in Sweden where they also have their registered office. Other subsidiaries all with registered office in Gothenburg are dormant. For additional information about Bure’s subsidiaries, see note 32 in Bure’s annual report 2008. Mercuri Ownership: 100%1) EnergoRetea Ownership: 94%1) Bure Equity AB (Parent company) SRC Ownership: 96%1) 1) The company has an ownership programme. For more information, see Bure’s interim report for the nine-month period January–September 2009.

51 Additional information on Bure Material agreements Agreement regarding the holding in Carnegie Investment Bank In May 2009, Bure undertook towards the Swedish National Debt Office to make a capital contribution of 184 MSEK to ABCIB Holding AB (“ABCIB”), if ABCIB could not pay the additional purchase price of 525 MSEK to the Debt Office. Agreement regarding the holding of Mercuri In July 2009, Bure undertook towards Nordea Bank AB (“Nordea”) to make a capital contribution of 25 MSEK to Mercuri International Group AB (“Mercuri”), if Mercuri is not able not repay its short bank overdraft facility to Nordea. Disputes Disputes concerning the holding in Carnegie Investment Bank and Max Matthiessen Bure has, together with Altor Fund III GP Limited (“Altor”), acquired CIB and Max Matthiessen from the Swedish National Debt Office. The Debt Office and CIB have entered into a loan facility with respect to a credit earlier provided to CIB by the Debt Office. In connection therewith, a pledge agreement with respect to the credit was entered into. Shortly before the acquisition of CIB and Max Matthiessen by Bure and Altor, the Debt Office took over the shares in CIB and Max Matthiessen from the previous owner D. Carnegie by way of realisation of the pledge. D. Carnegie disputes the Debt Office takeover and the Debt Office has initiated a declaratory action in the Stockholm District Court in which they want to obtain a declaratory judgment that the takeover is valid. In the event that an action for a better right to the shares was brought against Bure and Altor, the companies could claim that the acquisition was made in good faith. In the event that Bure and Altor were to lose such a dispute over the right to the shares, Bure and Altor would be entitled to compensation from the Debt Office with an amount corresponding to not more than the purchase price and any infusions of capital, to the extent that such infusions had not already been reimbursed through dividends. In addition, the cap of the compensation will be adjusted annually by means of an appointed interest factor. Related party transactions Transactions during the financial year 2008 Acquisition of services in connection with producing the annual report have been made from the earlier subsidiary Citat with respect to production of the report and from EnergoRetea with respect to adjustments of premises. The acquisitions have been small in scale and the terms of the acquisitions have been adjusted to the conditions on the market. The elected Directors of Bure have, in addition to the remuneration from Bure, also received remuneration from the Group’s subsidiaries amounting to a total of 0.2 MSEK. Acquisitions and transfers between Bure and Group companies are of insignificant scale. Intragroup interest proceeds and interest charges are included in Bure’s net profit with 2.9 MSEK and 2.1 MSEK respectively. Skanditek has issued a total of 400,000 warrants in Bure with respect to the acquisition of in aggregate 400,000 shares in Bure. Transactions during the financial year 2007 Bure has acquired computer equipment and consultancy services from the earlier interest company SYSteam. Further, acquisition of services in connection with producing the annual report has been made from the earlier subsidiary Citat. The acquisitions have been small in scale and the terms of the acquisitions have been adjusted to the conditions on the market. The elected Directors of Bure have, in addition to the remuneration from Bure, also received remuneration from the Group’s subsidiaries amounting to a total of 280 KSEK. Acquisitions and transfers between Bure and Group companies are of insignificant scale. Intragroup interest proceeds and interest charges are included in Bure’s net profit with 2.0 MSEK and 1.4 MSEK, respectively. Carl Backman, employed by Bure and member of the management Group, has purchased services from the subsidiary EnergoRetea amounting to 5 KSEK. The purchase price has been adjusted to the conditions on the market. Skanditek has issued a total of 400,000 warrants in Bure to the senior executives and employees in the company. Transactions during the financial year 2006 Bure has acquired computer equipment and consultancy services from the interest company SYSteam. Further, acquisition of services in connection with producing the annual report has been made from the subsidiary Citat. The acquisitions have been small in scale and the terms of the acquisitions have been adjusted to the conditions on the market. The elected Directors of Bure have, in addition to the remuneration from Bure, also received remuneration from the Group’s subsidiaries amounting to a total of 274,000 SEK. Acquisitions and transfers between Bure and Group companies are of insignificant scale. Intragroup interest proceeds and interest charges are included in Bure’s net profit with 0.9 MSEK and 2.0 MSEK, respectively. Legal issues and other additional information

52 Additional information on Bure Corporate governance Corporate governance in Bure is regulated by Swedish law, primarily the Swedish Companies Act and the NASDAQ OMX Nordic Exchange’s Rules for Issuers. Bure is listed on the NASDAQ OMX Stockholm, and is therefore subject to compliance with the Swedish Code of Corporate Governance (the “Code”). Deviations from the Code are described and motivated in the Corporate Governance Report. According to section 10.6 of the Code, the Board of Directors is required to evaluate the need for a special audit function on a yearly basis. The Board’s assessment is that Bure has no need for this function under the present circumstances. At the same time, the Board of Directors has clear instructions and continuously ensures that the responsible individuals in the organisation have the requisite expertise and resources to fulfil their duties in the preparation of financial reports. The evaluation of the need for an internal audit function will be reassessed in 2009.

53 Other Tax issues in Sweden The following is a summary of certain Swedish tax issues that may arise for shareholders in Skanditek as a consequence of the merger. The summary is based on Swedish tax legislation as currently in effect and is intended only as general information for shareholders who are resident in Sweden for tax purposes, unless otherwise indicated. The description does not deal comprehensively with all tax consequences that may occur in this context. For instance, it does not cover the specific rules that in certain cases apply to holdings of shares acquired by virtue of shares in a “closely held company” (Sw. fåmansföretag). Also, the summary does not deal with the rules that in certain cases apply in the corporate sector with respect to tax-exempt capital gains on shares “held for business purposes” (Sw. näringsbetingade andelar). Nor does this description deal with the rules that apply where shares are held by a partnership or held as current assets in a business operation. Special tax consequences that are not described below may also apply for certain categories of taxpayers, including investment companies and mutual funds. Each shareholder is recommended to consult a tax advisor for information with respect to the tax consequences that may arise from the merger based on the shareholder’s specific circumstances, including the applicability and effect of foreign tax legislation, provisions in tax treaties for the avoidance of double taxation and other rules which may be applicable. Other Tax consequences of the merger Individuals The shares in Skanditek are considered to be divested when Skanditek is dissolved through the merger. According to the rules on roll-over relief, no taxable capital gain or deductible capital loss will arise upon the disposal for individuals who are resident or permanently live in Sweden. The tax basis for the shares in Skanditek will instead automatically be rolled over to the Bure shares received as merger consideration. It could be noted that the exchange of shares does not need to be reported in the tax return. However, a disposal of shares in Bure, including a sale of fractions, gives rise to capital gains taxation which must be reported in the tax return, see “Taxation upon disposal of shares in Bure” below. It should be noted that if an individual ceases to be fiscally resident in Sweden and the rules on roll-over relief have been applied, the “deferred” capital gain assignable to the share exchange normally becomes taxable.1) Legal entities The shares in Skanditek are considered to be divested when Skanditek is dissolved through the merger. However, legal entities can claim deferred capital gains taxation. Legal entities that wish to defer the tax on the capital gain have to declare the capital gain in their tax returns and formally request a tax deferral. A capital gain or a capital loss should be computed in accordance with the principles described under “Taxation upon disposal of shares in Bure – General information” below. Bure intends to request recommendations from the Swedish Tax Agency regarding the fair market value of the shares in Bure at the time of disposal once the merger has been registered. Information regarding the value will be provided on Bure’s website www.bure.se or in another way that Bure finds appropriate. If a deferral is granted, the capital gain will be determined by the Swedish Tax Agency in the form of a “deferred tax amount” (Sw: uppskovsbelopp). The deferred tax amount will be allocated equally to all the shares in Bure received as merger consideration. Deferral cannot be granted for capital gains attributable to fractions that have been sold. If a deferral is granted, the deferred tax amount will normally be taxed at the latest when the shares in Bure cease to exist or are transferred to a new owner, unless the shares are transferred to a new owner due to a subsequent share exchange that qualifies for deferred capital gains taxation. The deferred tax amount will also become taxable at the request of the shareholder. Taxation upon disposal of shares in Bure General information Capital gains taxation will arise when an individual or a legal entity disposes of shares in Bure received as merger consideration. If a shareholder that receives Bure shares through the merger claims deferred capital gains taxation or applies the rules on roll-over relief, a special rule will apply if such a shareholder already holds shares in Bure or 1) The Swedish government has proposed that the “deferred” capital gain from a share exchange only should be taxable if the individual no longer is fiscally resident in the European Economic Area (EEA). The Swedish parliament is scheduled to vote on the proposed legislation on December 9, 2009. The new rules are proposed to enter into force on January 1, 2010.

54 Other acquires additional shares in Bure after the merger. According to the special rule, subsequent disposals of shares in Bure will be deemed to occur in the following order: 1. shares in Bure acquired prior to the merger; 2. shares in Bure received through the merger; and 3. shares in Bure acquired after the merger. The capital gain or capital loss is calculated as the difference between the sales proceeds, after deduction for sales expenses, and the tax basis. The tax basis is determined according to the “average method”. This means that the tax basis for all shares of the same type and class are added together and determined collectively, with respect to changes to the holding. For listed shares, the tax basis may, as an alternative, be determined as 20 per cent. of the net sale revenue under the “standard rule”. Individuals A capital gain on listed shares is normally taxed as income from capital at a rate of 30 per cent. As a main rule, 70 per cent. of a capital loss is deductible against any other taxable income from capital. Capital losses on listed receivables and listed shares in mutual funds containing only Swedish receivables are fully deductible in the income from capital category.1) Moreover, capital losses on listed shares and listed securities taxed in the same manner as shares (except for listed shares in mutual funds containing only Swedish receivables) are, however, fully deductible against taxable capital gains on such assets or on non-listed shares in Swedish limited liability companies and foreign legal entities. Only five-sixths of capital losses on non-listed shares in Swedish limited liability companies and foreign legal entities are deductible. If capital losses pertain to both listed and non-listed shares, the losses pertaining to the listed shares are deductible prior to the losses on the non-listed shares. 70 per cent. of any excess amount is deductible according to the main rule or five-sixths of 70 per cent. is deductible if the capital loss relates to non-listed shares. If a deficit arises in the income from capital category, a reduction of the tax on income from employment and from business operations, as well as the real estate tax and the municipal real estate fee, is allowed. The tax reduction amounts to 30 per cent. of any deficit not exceeding SEK 100,000 and 21 per cent. of any deficit in excess of SEK 100,000. Deficits may not be carried forward to a later fiscal year. Legal entities The shares in Bure are considered to be acquired at their fair market value at the time of acquisition. Bure intends to request recommendations from the Swedish Tax Agency regarding this value. Information regarding the value will be provided on Bure’s website www.bure.se or in another way that Bure finds appropriate. If a deferral has been granted as described above, the deferred tax amount allocated to the shares in Bure received as merger consideration will also become taxable. Limited liability companies and other legal entities are normally taxed on all income, including capital gains, as income from business operations at a flat rate of 26.3 per cent. A capital loss on shares incurred by a corporate shareholder may be offset only against taxable gains on shares or other securities taxed in the same manner as shares. Such capital losses may, however, under certain circumstances, also be deducted against capital gains on such securities within the same Group of companies, provided the requirements for Group contributions (tax consolidation) are met. Capital losses on shares or other securities taxed in the same manner as shares, which have not been deducted from capital gains within a certain year may be carried forward and be offset against such capital gains in future years without any limitation in time. Taxation of dividends from Bure Dividends from Bure are normally taxed at a rate of 30 per cent. in the income from capital category for individuals, and at a rate of 26.3 per cent. as income from business operations for legal entities. For individuals resident in Sweden, a preliminary tax of 30 per cent. will be withheld on the dividend. This preliminary tax is usually withheld by Euroclear Sweden or, for nominee-registered shares, by the nominee. Shareholders not resident in Sweden Shareholders who are not fiscally resident in Sweden and do not carry on business operations from a permanent establishment in Sweden are generally not subject to Swedish taxation upon a sale of shares. Hence, the merger should generally not give rise to any Swedish capital gains taxation for such shareholders and the merger consideration should not be subject to Swedish withholding tax. These shareholders may, nevertheless, be subject to tax in their country of residence. However, as far as individuals are concerned, capital gains on the sale of shares and other securities taxed in the same manner as shares may be subject to Swedish taxation if the individual has been resident or permanently lived in Sweden at any time during the calendar 1) It could be questioned whether not the same should apply also in relation to mutual funds containing foreign receivables under the EC treaty rules on free movement of capital.

55 Other year of the sale or any of the 10 preceding calendar years, see “Tax consequences of the merger” above.1) This provision is, however, in many cases limited by tax treaties for the avoidance of double taxation which Sweden has concluded with other countries. For shareholders that are not fiscally resident in Sweden, Swedish withholding tax is normally payable on dividends from Swedish limited liability companies. The tax rate is 30 per cent. The withholding tax rate is, however, generally reduced by tax treaties for the avoidance of double taxation. Withholding tax deductions are normally carried out by Euroclear Sweden or, for nominee-registered shares, by the nominee. 1) The Swedish government has proposed a clarification implying that this rule in certain cases applies also to shares acquired through a share exchange, such as the merger. The new rule is proposed to enter into force on January 1, 2010.

56 Other Information on Skanditek’s existing management, Board and auditors Additional information on Skanditek Description of operations Skanditek is an exchange-listed industrial holding company that has ownership interests in listed and unlisted Swedish companies. Skanditek’s holdings Holdings Ownership share Micronic Laser Systems AB 38.0% PartnerTech 43.0% AcadeMedia 13.9% Aptilo Networks 9.9% Bure Equity AB 19.9% H. Lundén Holding AB 20.0% The Chimney Pot AB 48.6% Theducation AB 74.3% CMA Microdialysis AB 43.8% Vitrolife AB 26.2% Skanditek’s current management Patrik Tigerschiöld Born 1964. Chairman of the Board of Bure since 2004 and Director and Managing Director of Skanditek since 1999. Patrik Tigerschiöld has an MBA. Other significant assignments: Chairman of the Board or Director of a number of Skanditek’s subsidiaries. Chairman of the Board of AcadeMedia AB (publ), CMA Microdialysis AB, PartnerTech AB, The Chimney Pot AB and Vitrolife AB (publ). Director of Carnegie Asset Management Holding Danmark A/S, Carnegie Asset Management Fondsmæglerselskab A/S, Carnegie Investment Bank AB, H. Lundén Kapitalförvaltning AB, Micronic Laser Systems AB (publ) and Sardis Securities Inc. During the past five years, Patrik Tigerschiöld has been, but is no longer: Chairman of the Board of Anew International Utbildning AB, Anew Learning AB, PBK Inkasso AB, MYDATA automation AB, PBK Outsourcing AB, Theducation AB, Törnskogen Utbildning AB, Repub Film AB, Rösjötorp Utbildning AB and Vittra AB. Director of Axis AB, D. Carnegie & Co AB, MM Holding AB and PBK Outsourcing Sverige AB. Patrik Tigerschiöld has previously held the following positions: Previously employed at SEB and Managing Director of SEB Allemansfond. Shares in Skanditek, own and related parties’ holdings: 8,130,130 shares Number of options in Skanditek: 120,000 options issued in 2009 and 120,000 options issued in 2008. Andreas Berglin Born 1975. Employed as Finance Director of Skanditek since 2009. Andreas Berglin has an MBA. Other significant assignments: - During the past five years, Andreas Berglin has been, but is no longer: - Andreas Berglin has previously held the following positions: Group controller at TradeDoubler and Finance Director at EF Education Ltd. Shares in Skanditek, own and related parties’ holdings: -

57 Other Skanditek’s Board of Directors Björn Björnsson Born 1946. Director of Bure since 2002 and Chairman of the Board of Skanditek since 2008. Björn Björnsson has a pol. mag and is operating his own consulting business in the financial sector. Other significant assignments: Chairman of the Board of AB Skrindan, and Valot Invest Sweden AB. Director of ABCIB Holding AB, AcadeMedia AB (publ), Cape Capital AG, MM Holding AB, Sophiahemmet AB, Stockholm Open AB and Trustor AB. During the past five years, Björn Björnsson has been, but is no longer: Chairman of the Board of Cinventa AB and Otas Finanz Gesellschaft AG. Vice Chairman of the Board of Försäkringsaktiebolaget Skandia (publ). Director of Billerud AB (publ), E. Öhman J:or AB, AB Gauthiod, JM AB, Livförsäkringsaktiebolaget Skandia (publ), Teracom AB, Torda Holding AB, Visavi AB and Wireless Independent Provider i Karlskrona AB (publ). Liquidator for Trustor Aktiebolag. Limited Partner of Fastighetsbolaget NIAM Hammarkullen KB, Fastighetsbolaget Nomlas KB and NIAM Fastighetsfond KB. Björn Björnsson holds or has previously held the following positions: Managing Director of AB Skrindan, Trustor AB, and Valot Invest Sweden AB. Shares in Skanditek, own and related parties’ holdings: 10,000 shares Dag Tigerschiöld Born 1942. Director in Skanditek since 1998. Other significant assignments: – During the past five years, Dag Tigerschiöld has been, but is no longer: Chairman of the Board of RS Intressenter AB and PartnerTech AB (publ). Director of Investment AB Öresund (publ), MYDATA automation AB and MYDATA Treasury AB. Dag Tigerschiöld has previously held the following positions: Chairman of the Board of Skanditek. Shares in Skanditek, own and related parties’ holdings: 12,400,605 shares Patrik Tigerschiöld Director. For more information see “Skanditek’s current management” above. Carl Björkman Born 1970. Director of Skanditek since 2009. Carl Björkman is a civil engineer and a quality manager at Scania Inköp. Other significant assignments: Director of Stäketsholms Förvaltnings AB, Johan Björkmans Allmännyttiga Stiftelse för Ekonomisk Forskning m.m. and FPG Media AB. During the past five years, Carl Björkman has been, but is no longer: Director of MYDATA automation AB. Carl Björkman has previously held the following positions: – Shares in Skanditek, own and related parties’ holdings: 2,406,600 shares and Johan Björkmans Allmännyttiga Stiftelse för Ekonomisk Forskning m.m. 1,148,819 shares. Mathias Uhlén Born 1954. Director of Skanditek since 1992. Mathias Uhlén has a PhD and is professor of microbiology. Other significant assignments: Chairman of the Board of Atlas Antibodies AB. Director of Affibody Holding AB, Biotage AB (publ), KTH Holding AB, SweTree Technologies AB, Nordiag ASA and Novozymes A/S. Member of Vetenskapsakademien (KVA) and Ingenjörsvetenskapsakademien (IVA). During the past five years, Mathias Uhlén has been, but is no longer: Chairman of the Board of Nordiag AB and KTH Seed Capital Holding AB. Director of Affibody AB, Biovitrum AB (publ), CEMU Bioteknik AB, Haldex Holding AB, KTH Executive School AB and TESU AB. Alternate Director of Cebix AB. Mathias Uhlén has previously held the following positions: – Shares in Skanditek, own and related parties’ holdings: 10,000 shares

58 Other Johan Ek Born 1968. Director of Skanditek since 2008. Johan Ek has an MBA and is CEO of Relacom AB. Other significant assignments: Chairman of the Board of Relacom International AB. Director of N Holding AB and Relacom AB. During the past five years, Johan Ek has been, but is no longer: Chairman of the Board of Arkivator AB. Director of Allgon Microwave AB, Allgon Systems AB, Efore Oy, LGP Allgon Holding AB, M.G. Instrument AB, Powerwave Sweden AB, Powerwave Technologies Sweden Holdings AB, Powerwave Technologies Sweden AB, PartnerTech AB and Relacom Ukraina. Johan Ek has previously held the following positions: Managing Director of Allgon Microwave AB, Allgon Systems AB, LGP Allgon Holding AB, M.G. Instrument AB, Powerwave Sweden AB, Powerwave Technologies Sweden AB and Powerwave Technologies Sweden Holdings AB. Shares in Skanditek, own and related parties’ holdings: 47 shares Additional information on the current Board of Directors and management of Skanditek For all the persons in Skanditek’s board and management, the office address is Skanditek Industriförvaltning AB (publ), Nybrogatan 6, 114 34 Stockholm. Johan Ek has been Director of eu-supply.com svenska AB during the period March 10 , 2000 to February 6 , 2002. Eu-supply.com svenska AB was declared bankrupt on January 15, 2002. Skanditek’s current auditor Göran Abrahamsson Ernst & Young AB Born 1963. Certified Public Accountant. Auditor in charge of Skanditek Industriförvaltning AB. Other auditing assignments include: Landstingens ömsesidiga försäkringsbolag, Lansen Försäkringsaktiebolag and Wallmans Nöjen AB. Shares in Skanditek, own and related parties’ holdings: – Member of FAR SRS.

59 Other Call options issued by Skanditek Skanditek has issued call options to certain employees of Bure regarding the acquisition of in total 400,000 shares in Bure and 40,000 shares in AcadeMedia AB. These call options will mature or be called for prior to the registration of the merger. Call options exercised before the registration of the merger will be settled by way of shares from Skanditek’s current holding. Warrants in Skanditek As part of an incentive programme for executives and key employees, Skanditek has issued in total 500,000 warrants according to decisions at the Annual General Meetings held in 2008 and in 2009. These warrants have been offered to executives and key employees at market terms. Each of the 250,000 warrants that were issued at the Annual General Meeting 2008 entitle holders to subscription of one new share at a subscription price of SEK 33.06 during the period from May 9, 2010 to May 9, 2011. Each of the 250,000 warrants that were issued at the Annual General Meeting 2009 entitle holders to subscription of a new share at a subscription price of SEK 23.62 during the period from May 15, 2011 to May 15, 2012. Skanditek and the holders of warrants have agreed that all warrants will be repurchased at market price to be determined by a valuation institute. The repurchased warrants will be cancelled in connection with the registration of the merger. This means that there will be no outstanding warrants at the registration of the merger. Exemption from mandatory bid obligation Skanditek holds about 43 per cent of the votes in PartnerTech AB (publ) (“PartnerTech”). In accordance with the Securities Council’s Statement 2001:31, Skanditek has been granted an exemption from the mandatory bid obligation for the remaining shares in PartnerTech. Further, following Skanditek’s participation in the non-cash issue of shares in Micronic Laser Systems AB (“Micronic”) in 2009, Skanditek holds approximately 38 per cent of the shares and votes in Micronic. In accordance with the Securities Council’s Statement 2009:09, Skanditek has been granted an exemption from the mandatory bid obligation which would otherwise have occurred as a result of the participation in the non-cash issue. As a result of the merger, Skanditek’s holding in Micronic and PartnerTech will be transferred to Bure and the mandatory bid provision in Chapter 3 Section 1 of the Swedish Takeover Act (Sw. lagen (2006:451) om offentliga uppköpserbjudanden på aktiemarknaden) will be formally applicable. In accordance with the Securities Council’s Statement 2009:24, Bure has been granted an exemption from the mandatory bid obligation which would otherwise have occurred in PartnerTech and Micronic as a result of the merger. In the event that Bure acquires additional shares in Micronic or PartnerTech, following the completion of the merger, and thereby increases its number of votes in any of these companies, a mandatory bid obligation will be triggered. Other information

60 Other Incorporation through reference The financial reports of Bure for 2006, 2007 and 2008 and Skanditek’s financial report for 2008 form part of this information document and are to be read as such. The financial reports referred to above are presented in each company’s annual accounts for the same year. The financial reports have been audited by the auditors and the respective auditors’ report form part of the accounts. The relevant annual accounts as well as the Articles of Association for each company can be found on Bure’s and Skanditek’s websites www.bure.se and www.skanditek.se. Such documentation is also provided by Bure and Skanditek, free of charge, during at least 12 months from the date of this information document. Documents available for review The following documents are available for review from November 16, 2009 at Bure, Mässans gata 8,SE-412 51 Gothenburg, during business days and between regular office hours: a. Articles of association of Bure b. Audited annual accounts of Bure for the financial years 2006, 2007 and 2008 c. Interim report for the period January–September 2009 for Bure d. Articles of association of Skanditek e. Audited annual accounts of Skanditek for the financial year 2008 f. Interim report for the period January–September 2009 for Skanditek g. Fairness opinions from KPMG and PwC h. Pro forma financial information for the New Bure Additional information

61 Addresses Bure Equity AB (publ) Box 5419 SE-402 29 Gothenburg Tel: +46 (0)31 708 64 00 Skanditek Industriförvaltning AB (publ) Nybrogatan 6 SE-114 34 Stockholm Tel: +46 (0)8 614 00 20 Financial adviser SEB Enskilda Kungsträdgårdsgatan 8 SE-106 70 Stockholm Tel: +46 (0)8 52 22 95 00 Legal adviser Linklaters Advokatbyrå AB Regeringsgatan 67 Box 7833 SE-103 98 Stockholm Tel: +46 (0)8 665 66 00 Auditors Ernst & Young AB SE-401 82 Gothenburg Tel: +46 (0)31 63 77 00 Box 7850 SE-103 99 Stockholm Tel: +46 (0)8 520 590 00 Fairness opinion providers KPMG P.O. Box 161 06 SE-103 23 Stockholm Tel: +46 (0)8 723 94 22 Öhrlings PricewaterhouseCoopers AB SE-113 97 Stockholm Tel: +46 (0)8 555 330 00 Account operator Euroclear Sweden AB BOX 7822 SE-103 97 Stockholm Addresses

62 Appendices The Board of Directors of Bure Equity AB (publ), corporate registration number 556454-8781 (“Bure”), with its registered office in Gothenburg, and the Board of Directors of Skanditek Industriförvaltning AB (publ), corporate registration number 556235-4141 (“Skanditek”), with its registered office in Stockholm, have agreed on a merger between Bure and Skanditek pursuant to Chapter 23, Section 1 of the Swedish Companies Act (2005:551) (the “Companies Act”). The merger shall be undertaken by way of absorption, with Bure as the absorbing company and Skanditek as the transferring company. In conjunction with this, the Boards of Directors have prepared the following Merger plan Background and reasons for the merger The Boards of Directors of Bure and Skanditek2) have investigated the consequences of a merger between the two companies and believe that a merger would have the following positive effects for the shareholders of Bure and Skanditek: The new company will have an interesting investment portfolio with a balanced mix of listed, as well as unlisted, and smaller and medium sized companies. Bure and Skanditek have a common view on shareholder value creation by developing the portfolio companies through active ownership and board representation. All in all, the merger is regarded to be a natural step in the development of both companies, whereby the combined resources will make the company a stronger participant in the financial market. The merger will create a company with a larger market value which is expected to result in an increased interest from a broader base of equity analysts and investors. The merger is assumed to result in certain cost synergies. The merger will decrease the costs for listing, accounting, premises, advisors, employees and other costs associated with the parent companies. Targeted cost synergies, as a consequence of the merger, will lead to a reduction of administrative expenses by approximately 50 per cent, with full effect from the end of 2010. Based on the above, the Boards of Directors of Bure and Skanditek believe that, since the merger between the two companies will create a higher market value, this will result in a stronger strategic position in the capital market, as well as provide benefits for the companies and their shareholders. Further information regarding the background and the reasons for the merger is set out in the joint press release. The Boards of Directors of the two companies are of the opinion that the merger should be implemented by means of a statutory merger in accordance with the Companies Act, whereby the companies’ shareholders are given the opportunity to approve the merger at their respective shareholders’ meetings. The Boards of Directors are of the opinion that a statutory merger is an appropriate manner for two companies to merge, as the intention is that the terms of the merger shall not generally imply any transfer of value from one company to the other company or between the companies’ shareholder Groups. The Boards of Directors shall convene an extra shareholders’ meeting in each company expected to be held on December 1, 2009, at which the merger plan, including any necessary decisions, will be presented for approval. Determination of the exchange ratio for the merger consideration and circumstances of significance in the evaluation of the appropriateness of the merger The exchange ratio has been determined with the intention of achieving a fair distribution of the shares in the merged company between the shareholders in both Bure and Skanditek. In determining a fair exchange ratio for both Bure’s and Skanditek’s shareholders, the Boards of Directors of the two companies have taken a number of factors into consideration. The Boards of Directors have primarily considered the companies’ net asset values, based on valuations of the underlying portfolio companies (including share prices for the listed companies), other assets and net cash available in each Group. The Boards of Directors have based their assessment on valuations of the companies’ assets, including valuations in accordance with the productive value method, and comparative valuations of unlisted assets and listed assets. Appendices Merger Plan1) 1) Annex 1 and 2 of the Merger plan are not included in this information document. 2) The Directors Patrik Tigerschiöld and Björn Björnsson are Directors in Bure’s as well as in Skanditek’s Board of Directors, and have, as a result of conflict of interest, not participated in the handling and resolution to adopt the merger plan. The other Directors in Bure and Skanditek have participated in the handling of this matter. This is a translation of the Swedish language version of the merger plan. In the event of any discrepancy between the English version of the merger plan and the Swedish language version of the merger plan, the Swedish language version shall prevail.

63 Appendices Primarily, the market value of the listed assets has been considered. Adjustments have been made for the net cash of each parent company. Further, adjustments have been made for the cash dividend, totalling approximately to SEK 478 million, which will be proposed at Bure’s extra shareholders’ meeting, which will be held in order to approve the merger. As an alternative to cash dividends, Bure’s Board of Directors may propose a redemption procedure involving a transfer to Bure’s shareholders about the same amount. The Boards of Directors have jointly stated that, by taking the above factors into account and applying the above valuation methods, they have arrived at a relative value of three shares in Bure for four shares in Skanditek. The exchange ratio for the merger has, therefore, been determined so that each Skanditek share will be exchanged for 0.75 Bure shares (see further under the “Merger consideration etc.” section below). In connection to the registration of the merger, the 10,041,316 shares in Bure held by Skanditek, representing about 19.9 per cent of the shares in Bure, will be cancelled.1) The average closing prices for Bure’s and Skanditek’s shares during the last 30 trading days until October, 13 2009 were approximately SEK 38.50 and approximately SEK 19.10, respectively. The exchange ratio of 0.75 new Bure shares for every existing share held in Skanditek, adjustment for the proposed dividend of SEK 9.50 per share in Bure and the cancellation of Skanditek’s holding in Bure results in a new theoretical share price for Bure, all else equal, of approximately SEK 27.10. This exceeds the average closing price of Skanditek during the last 30 trading days until October 13, 2009, adjusted for the exchange ratio, by approximately 6 per cent. Conversely, the exchange ratio represents a theoretical price of the Bure share which, adjusted for the proposed dividend of SEK 9.50 per share in Bure, falls below the average closing prices for the same period by approximately 5 per cent. The corresponding computation based on the closing prices as of October 13, 2009 for the Bure and Skanditek shares of approximately SEK 38.90 and approximately SEK 19.70, respectively, results in a new theoretical price of the Bure share of approximately SEK 27.70, which exceeds the last closing price for the Skanditek share, adjusted for the exchange ratio, by approximately 5 per cent and falls below the last closing price for the Bure share by approximately 4 per cent. The Boards of Directors are of the opinion that the merger is beneficial to the companies and to the shareholders. Both Boards also consider the exchange ratio to be fair, and this view is supported by fairness opinions issued by financial experts. Bure’s Board of Directors has obtained a fairness opinion regarding the exchange ratio from KPMG and Skanditek’s Board of Directors has obtained a fairness opinion regarding the exchange ratio from PwC. KPMG has expressed that the exchange ratio is fair from a financial point of view for the shareholders of Bure. PwC has expressed that the exchange ratio is fair from a financial point of view for the shareholders of Skanditek. Merger consideration etc. Bure shall provide consideration for the merger to the shareholders of Skanditek as described below. One share in Skanditek entitles the holder to receive 0.75 new shares in Bure. Thus, a shareholder holding four shares in Skanditek will receive three new shares in Bure. Only whole shares in Bure will be paid to Skanditek’s shareholders as consideration for the merger2). Bure and Skanditek will, therefore, retain SEB to, aggregate all such Bure shares, or parts thereof, which not entitle the holder to a whole new Bure share as consideration (“Fractions”). The total number of Bure shares corresponding to such Fractions will, then be sold by SEB on NASDAQ OMX Stockholm. This sale shall be made as soon as possible after registration of the merger. The proceeds from this sale will then be paid to those entitled, in proportions to the value of Fractions previously held. The share issue shall be resolved upon by the shareholders of Bure, at the extra shareholders’ meeting to be held for the purpose of approving the merger plan. The shares in Bure issued to the shareholders of Skanditek as merger consideration, shall carry right to dividends for the first time on the record date that occurs following registration of the merger by the Swedish Companies Registration Office. Settlement of the merger consideration Those entitled to receive consideration for the merger, will be shareholders registered in the share register of Skanditek on the date when the Swedish Companies Registration Office registers the merger (see further under the “Planned date for the dissolution of Skanditek” section). Unless otherwise is stated below, the merger consideration will be accounted for by Euroclear Sweden registering the number of shares in Bure in the securities account of each duly entitled party, following registration of the merger with the Swedish Companies Registration Office. Meanwhile, the shareholding in Skanditek of such parties will be deregistered from the same account. The proceeds form the sale of Fractions, as described above, will be settled by SEB. This is to take place no later than ten banking days after the sales of Fractions. If the shares in Skanditek are pledged on the date for account of the consideration of the merger, account shall be made to the pledge holder. If the shares in 1) Skanditek has issued call options to certain employees in Bure regarding purchase of in total 400,000 shares in Bure. Upon exercise of such call options prior to the registration of the merger, meaning that shares in Bure are delivered, which may be done on January 15, 2010 at the latest, the reduction amount and the number of redeemed shares will decrease correspondingly. 2) Should the aggregate number of Fractions according to the above not equal a full number of whole shares, Bure will provide the corresponding amount in cash, i.e. a maximum amount corresponding to the average proceeds from the Fraction sale of one share as described above.

64 Appendices Skanditek are registered with a nominee, account shall be made to the nominee. The merger is expected to be registered at earliest in January 2010. Pre-merger undertakings Bure and Skanditek shall, during the period from this day and until the day of the registration of the merger with the Swedish Companies Registration Office, carry on the business of the respective company in the ordinary course of business and shall not, without the prior written consent of the other party, take any of the following actions: 1. pay any dividend or other distribution to shareholders in addition to the cash dividend or redemption amount to Bures’ shareholders amounting to in total approximately SEK 478 million; 2. issue or create shares or other securities; 3. acquire, sell or agree to acquire or sell, material shareholdings, businesses or assets; or 4. enter into or amend any material contracts or arrangements, or incur any material additional indebtedness other than in the ordinary course of operating its business. The parties undertake to take all necessary actions in order to complete the merger on the terms set out herein. Conditions for the merger The completion of the merger is conditional upon: 1. that a shareholders’ meeting in Bure approves the merger plan, appoints a new Board of Directors, resolves upon the consideration shares for the merger, approves the changes in the Articles of Association of Bure that are required for the merger, and resolves upon cash dividend or redemption amount, amounting to in total approximately SEK 478 million to Bure’s shareholders; 2. that a shareholders’ meeting in Skanditek approves the merger plan; 3. that all permits and approvals of the authorities that are necessary for the merger have been obtained on terms that are acceptable for Bure and Skanditek, in the opinion of each respective Board of Directors; 4. that the merger is not in whole or in part made impossible or materially impeded as a result of legislation, court rulings, decisions by public authorities or anything similar; and 5. that the pre-merger undertakings made by Bure and Skanditek as set out in clause 1 and 2 under the “Pre-merger undertakings” section are not breached before the day of the registration of the merger and that the pre-merger undertakings made by Bure and Skanditek as set out in clause 3 and 4 in the same section are not, before the day of the registration of the merger, breached in any such way which would result in a material adverse effect on the merger or the New Group created by the merger. Planned date for Skanditek’s dissolution Skanditek will be dissolved and its assets and liabilities transferred to Bure when the Swedish Companies Registration Office registers the merger. This is expected to occur not earlier than in January 2010. The companies will announce the date on which the Swedish Companies Registration Office is expected to register the merger at a later stage. The last day for trading in the Skanditek shares is expected to be the day that falls three trading days prior to the registration of the merger by the Swedish Companies Registration Office, and the first day of trading of the newly issued shares is estimated to be the day following the day of the registration of the merger. Holders of securities with special rights As part of an incentive program for executives and key employees, Skanditek has issued in total 500,000 warrants according to decisions at the annual General Meetings held in 2008 and in 2009. These warrants have been offered to executives and key employees at market terms. Each of the 250,000 warrants that were issued at the annual General Meeting 2008 entitle to subscription of one new share at a subscription price of SEK 33.06 during the period from May 9, 2010 through May 9, 2011. Each of the 250,000 warrants that were issued at the annual General Meeting 2009 entitle to subscription of a new share at a subscription price of SEK 23.62 during the period from May 15, 2011 through May 15, 2012. Skanditek and the holders of warrants have agreed that all warrants will be repurchased at market price as to be determined by a valuation institute. The repurchased warrants will be cancelled in connection with the registration of the merger. This means that there will be no outstanding warrants at the registration of the merger . Skanditek has issued call options to certain employees in Bure regarding purchase of in total 400,000 shares in Bure and 40,000 shares in AcadeMedia AB. All Skanditek ’s liabilities under these call options will be assumed by Bure as a consequence of the merger. There are no other outstanding warrants, convertibles or other securities providing the holder with special rights in Skanditek or Bure. There are no other incentive programs for the executives or other employees that will be affected by the merger. Fees etc. relating to the merger No special fees or other benefits are payable to the Directors or the Managing Directors of Bure or Skanditek as a result of the merger. The auditors of Bure and Skanditek shall be paid fees for their statement concerning the merger plan and for their review of the Merger Information Memorandum/prospectus and press releases as per invoice.

65 Appendices Other The Managing Director of Bure and the Chairman of the Board of Directors of Skanditek shall be entitled jointly to make any minor amendments in the merger plan that may prove necessary in connection with the registration of the merger plan or the merger or for Euroclear Sweden’s in connection with the account of the merger consideration. Attached to the merger plan are the following documents: 1. Bure’s financial statements for the fiscal years 2006, 2007 and 2008. 2. Skanditek’s financial statements for the fiscal years 2006, 2007 and 2008. 3. Supplementary information in accordance with Chapter 23, Section 10, Item 2 of the Companies Act. 4. Auditors’ statement in accordance with Chapter 23, Section 11 of the Companies Act. Gothenburg, October 13, 2009 Bure Equity AB (publ) The Board of Directors Håkan Larsson Kjell Duveblad Ann-Sofi Lodin Stockholm, October 13, 2009 Skanditek Industriförvaltning AB (publ) The Board of Directors Johan Ek Dag Tigerschiöld Carl Björkman Mathias Uhlén

66 Appendices Supplementary Information in accordance with Chapter 23, Section 10, Item 2 of the Companies Act (2005:551) As the merger plan was prepared more than six months following the expiry of the most recent financial year for which an annual report and auditor’s report have been presented, information in accordance with Chapter 23, Section 10, Item 2 of the Companies Act (2005:551) is attached hereto. 1 Bure In February 2009, a total of SEK 1,007 million was distributed as a consequence of the approved voluntary redemption procedure. Carl Backman took over as new Managing Director in connection with the annual General Meeting 2009. In May 2009, Bure and Altor completed the acquisition of Carnegie Investment Bank and Max Matthiessen. In August 2009, a distribution of ownership to key staff in Max Matthiessen was completed. The parent company’s profit after tax for the period January 1, 2009 until August 31, 2009 (the “Period”) amounted to SEK 30 million (136). The parent company’s profit after financial items for the same period amounted to SEK –84 million (325). This includes exit gains of SEK 22 million (9) that are attributable to a conditional purchase price for Textilia. Profit for the Period was affected by impairment losses of SEK 109 million (0). These consist of an impairment loss of SEK 83 million on shares in Mercuri and of SEK 26 million on shares and receivables in Max Matthiessen. Administrative expenses for the Period totalled SEK 20 million (27) and included a reversal of provision for termination benefits of SEK 4 (9). The parent company’s cash and cash equivalents and short term investments at the end of the Period amounted to SEK 536 million (1,861). At the end of the period the parent company had a reported net loan receivable of SEK 639 million (1,927), where the decrease to a large extent is due to major investments in Carnegie and Max Matthiessen and the implementation of a previously decided redemption procedure. During the Period, the investment in Carnegie Investment Bank amounting to SEK 307 million, of which SEK 252 million in shares and SEK 55 million in loans has been completed. In addition, Bure has committed itself to pay a shareholder contribution of SEK 184 million to ABCIB Holding, which is jointly held by Bure and Altor, for payment of the future base purchase price. Bure’s holding in Carnegie at the end of the Period was 35 per cent. During the Period, Bure also made an investment in Max Matthiessen amounting to SEK 62 million, of which SEK 19 million in shares and SEK 43 million in loans. Bure’s holding in Max Matthiessen amounts to 17.5 per cent at the end of the Period. 2 Skanditek Skanditek’s business during the period January 1, 2009 until August 31, 2009 (the “Period”) has developed as set out in the following. The parent company’s net sales for the Period amounted to SEK 0 million (0). The parent company’s profit before tax was SEK 52 million (7). The result consists of administrative expenses of SEK –14 million –11), a favourable effect on profit of SEK 29 million from the redemption of Bure shares, a reversal of write-down in subsidiaries and associated companies of SEK 64 million (0), of which the main part of the write-down was made during the fourth quarter of 2008. Further, this includes impairment loss on MYDATA shares of SEK 27 million, dividend from portfolio companies of SEK 2 million (16), a negative change in the fair value of financial instruments of SEK – 5 million (–1) and financial income and expenses of SEK 2 million (2). Skanditek has participated in Bure’s voluntary redemption program. The redemption process generated SEK 201 million for Skanditek. Cash and cash equivalents at the end of the Period totalled to SEK 174 million (beginning of the year: 9). In addition, the parent company had short-term investments with a market value of SEK 22 million (beginning of the year: 20). There were no interest-bearing liabilities. It has been a challenging Period for Skanditek’s portfolio companies, however, in different respects. PartnerTech and MYDATA have made cost and capacity adjustments on decreased demand levels. At the same time, both AcadeMedia and Vitrolife posted strong figures for the Period compared to the same period preceding year. On July 2, the merger of the subsidiary MYDATA and Micronic Laser Systems AB was completed. Following the merger, Skanditek became the largest owner of Micronic with a holding of 38 per cent. No other investments or divestments in portfolio companies have been made during the period.

67 Appendices Assignment and allocation of responsibilities We have examined the merger plan dated October 13, 2009. It is the responsibility of the Boards of Directors of Bure Equity AB (publ) (Bure), org. no. 556454-8781, and Skanditek Industriförvaltning AB (publ) (Skanditek), org. no. 556235-4141, to ensure that the merger plan has been prepared in accordance with Chapter 23 Sections 7–10 of the Swedish Companies Act. It is our responsibility to examine the merger plan and based on our examination provide a written statement in accordance with Chapter 23 Section 11 of the Swedish Companies Act. Direction and scope of examination The examination has been performed in accordance with FAR SRS’ recommendation RevR 4 Examination of Merger Plan (Granskning av fusionsplan). This means that we have planned and performed the examination in such a manner that we, with limited assurance, can make a statement about the merger plan, the valuation methods used, determination of the merger consideration as well as whether or not there is a risk that the creditors of Bure will not receive full payment for their claims. The examination has included examination of the merger plan, examination of supporting documentation and interviews regarding the merger plan. In accordance with RevR 4, have we only performed limited examination of the assessments made regarding the forward-looking information contained in the merger plan. In our opinion, the examination provides us with a reasonable basis for our statements below. Other information According to the merger plan Bure shall absorb Skanditek. The merger plan states that the consideration to the shareholders of Skanditek shall consist of shares in Bure. Only whole shares in Bure will be paid to the shareholders of Skanditek. Any fractions of shares will be sold in accordance with the merger plan after which the proceeds (cash) will be paid to the relevant shareholders of Skanditek. As stated in the merger plan, the merger is conditional upon, inter alia, that a dividend of approximately 478 MSEK to Bure’s shareholders is resolved. As an alternative to cash dividends, the Board of Directors of Bure may propose a redemption procedure totalling to the same amount. It is the Boards of Directors of Bure and Skanditek that are responsible for ensuring that the merger consideration and the basis for its distribution have been determined in an objective and correct manner. The Boards of Directors have jointly stated that the factors described in the merger plan and the applied valuation methods, have resulted in a relative value of 0.75 shares in Bure for each share in Skanditek. The exchange ratio for the merger has therefore been determined so that for each Skanditek share 0.75 shares in Bure will be received. Considering the above exchange ratio, the number of shares in Bure will after the merger amount to: The number of shares in Bure before the merger 50,348,808 Merger consideration in shares in Bure paid to owners in Skanditek (4 shares in Skanditek eligible for 3 shares in Bure) 49,013,235 Less: Skanditek’s holding of shares in Bure – 10,041,316 The number of shares in Bure after the merger 1) 89,320,727 1) Skanditek has issued call options to certain employees in Bure regarding purchase of in total 400,000 shares in Bure. Upon exercise of such call options prior to the registration of the merger, meaning that shares in Bure are delivered, which may be done on January 15, 2010 at the latest, the reduction amount and the number of redeemed shares will decrease correspondingly. In determining the exchange ratio for the merger consideration for both of Bure’s and Skanditek’s shareholders the Boards of Directors of both companies have, as stated in the merger plan, taken a number of factors into consideration. In their assessment the Boards of Directors have primarily considered the companies’ net asset values, based on the valuations of the underlying portfolio companies (including share prices of listed companies), other assets and net cash available in their respective Groups. Moreover, in the course of deciding the exchange ratio the fact that the merger is proposed to be conditional upon implementation of an extraordinary dividend (or redemption process) to Bure’s shareholders totalling approximately 478 million has been taken into account. Both Boards of Directors are of the opinion that the merger is beneficial for the companies as well as for the shareholders of Bure and Skanditek. Both Boards of Directors also consider the exchange ratio to be fair. They base their conclusions on fairness opinions issued by independent experts. Bure’s Board of Directors has obtained an independent fairness opinion regarding the exchange ratio from KPMG and Skanditek’s Board of Directors has obtained the corresponding fairness opinion from Price Waterhouse Coopers (PwC). KPMG has in their report to the Board of Directors of Bure expressed that the proposed exchange ratio between Bure and Skanditek is considered to be within a reasonable range. PwC has expressed that the offered exchange ratio is fair from a financial point of view for the shareholders of Skanditek . Statement Based on our examination, no circumstances have come to our attention which has given us reasons to believe that: the valuation methods used are not appropriate; that merger consideration and the basis for its distribution has not been determined in an objective and correct manner or that the merger plan does not comply with the requirements of the Swedish Companies Act; the merger will lead to any risk that the creditors of Bure will not receive full payment of their claims. Auditors’ statement regarding merger plan according to Chapter 23 Section 11 of the Swedish Companies Act (2005:551) Gothenburg and Stockholm on 14 October, 2009 Auditors appointed by Bure Auditors appointed by Skanditek Ernst & Young AB Ernst & Young AB Staffan Landén Göran Abrahamsson Authorised Public Accountant Authorised Public Accountant

68 Appendices Bure’s interim report for January–September 2009 Interim report January – September 2009 Third quarter of 2009 Consolidated profit of SEK -27M (91). Consolidated profit excluding discontinued operations of SEK -27M (-6). Diluted earnings per share of SEK -0.53 (1.01). Bure’s share in net sales of the portfolio companies increased to SEK 341M (203). Bure’s share in EBITA of the portfolio companies decreased to SEK -27M (-17). Parent Company profit after tax of SEK -2M (156). Bure and Altor have sold 50 per cent of their holding to some 50 key staff in Max Matthiessen at book value. Bure’s holding thereafter amounts to 17.5 percent.. Nine-month period January – September 2009 Consolidated profit of SEK 105M (347). Consolidated profit excluding discontinued operations of SEK 83M (112). Diluted earnings per share of SEK 1.94 (3.78). Bure’s share in net sales of the portfolio companies was SEK 940M (783). Bure’s share in EBITA of the portfolio companies fell to SEK -59M (35). Parent Company profit after tax of SEK -86M (343). Parent Company equity per share of SEK 26.83 (29.72). Subsequent events The boards of Bure Equity AB and Skanditek Industriförvaltning AB propose a merger between the companies. It is proposed that the merger be carried out via a fusion in which Bure, as the takeover company, absorbs Skanditek. According to the exchange ratio in the merger, 4 shares in Skanditek will grant the right to 3 new shares in Bure. In connection with the merger between Bure and Skanditek, Bure’s Board of Directors proposes an extra dividend to Bure’s present owners amounting to a total of approximately SEK 478M, equal to SEK 9.50 per share. According to earlier agreement in connection with the acquisition of Carnegie, Bure and Altor have in October offered distribution of ownership with up to 25 per cent of the company to key staff in Carnegie. Bure’s holding in Carnegie thereafter will be 26.3 per cent. About Bure Bure is an investment company whose primary emphasis is on long-term ownership in unlisted companies with a strong and stable earning capacity in sectors where Bure has previous experience.

BURE EQUITY AB (PUBL) CORPORATE ID NUMBER 556454-8781

## COMMENTS FROM THE CEO

On 14 October 2009, the boards of Bure and Skanditek presented a proposal to their respective shareholders to merge the two companies into a single entity. This is a logical step in Bure's development and the combined resources will make the new company a stronger participant in the financial market. Furthermore, the new company will have an attractive investment portfolio with a balanced mix of both listed and unlisted, small and mid-sized companies. Bure and Skanditek will each hold an extraordinary general meeting on 1 December 2009.

Although we could see a few bright spots, the weak economy continued to impact Bure's portfolio companies during the quarter. In order to dampen the effects of the market downturn, Bure has been proactive and taken additional measures together with the managements of the portfolio companies. All of the companies are working to adapt their costs to a lower level of demand. There is a strong focus on sales activities and intensive market cultivation.

A great deal has happened since Bure and Altor's acquisitions of Carnegie and Max Matthiessen were completed in May. Carnegie naturally has a way to go before reaching historical levels, but the company is now on more solid ground with an earnings trend that is moving in the right direction and a positive underlying profit. At the same time, earlier and ongoing cost-cutting measures are resulting in a gradual cost reduction. The company has appointed a new president, Frans Lindelöw, and recruited a number of key competencies. The customers are showing continued loyalty to the company, as evidenced among other things by an inflow of capital and a top ranking in Prospera's Corporate Finance 2009 survey. Max Matthiessen had a stable sales trend in the third quarter and delivered higher earnings, excluding impairment losses, than in the prior year. Bure looks forward to contributing to the future development of Carnegie and Max Matthiessen with a view to restoring and strengthening their market positions.

Mercuri's market remained unstable in the third quarter and additional cost-cutting measures have been taken. During the year, the company has reduced the number of employees by around 120 people and generated significant cost savings through the wind-up of operations in Spain and Japan. Due to a higher number of customer inquiries, the organisation is now feeling a certain optimism about market stabilisation. Since this has not yet resulted in any new business, the effects for the full year are difficult to predict.

EnergoRetea's operations are divided into three main segments. Two of these, Energy & Power Networks and ICT, have developed according to plan in 2009. The Building Automation Systems segment in Stockholm, which is exposed to property owners and construction companies, was affected by lower demand in the spring and has shown weak development as a result. Order intake in the latter half of the second quarter and the third quarter indicates a certain recovery in the Building Automation Systems segment. The company is continuing to work intensively with its marketing.

In the third quarter of 2009, SRC was successful in winning new projects. The planned cost-cutting measures have now been implemented in full.

Celemi posted a weak quarter with declining sales, although the falling sales trend has slowed compared to the second quarter. Steps have been taken to reduce costs, which will be gradually visible.

Bure's financial position remains strong, with net loan receivable of around SEK 700M at 30 September. Reduced by the commitment for a future contingent payment in Carnegie, this leaves approximately SEK 560M.

Carl Backman
CEO

### PORTFOLIO COMPANIES JANUARY – SEPTEMBER 2009 (EXISTING UNITS)[1]

| | | Net sales, SEK M | | EBITA, SEK M[2] | | EBITA margin, % | |
|---|---|---|---|---|---|---|---|
| | Holding, % | 9 mths 2009 | 9 mths 2008 | 9 mths 2009 | 9 mths 2008 | 9 mths 2009 | 9 mths 2008 |
| Carnegie | 35.0 | 1,348.0 | 2,277.0 | -82.0[3] | 849.0[3] | -6.1 | 37.3 |
| Mercuri | 100.0 | 468.1 | 559.9 | -56.4 | 17.3 | -12.0 | 3.1 |
| EnergoRetea | 94.3 | 204.2 | 194.9 | 8.1 | 16.6 | 4.0 | 8.5 |
| Max Matthiessen | 17.5 | 416.0 | 446.0 | 85.0 | 79.0 | 20.4 | 17.7 |
| SRC | 96.2 | 22.8 | 28.4 | -0.6 | 1.0 | -2.7 | 3.4 |
| Celemi | 30.4 | 23.4 | 40.2 | -7.4 | 5.0 | -31.8 | 12.5 |
| **Total** | | **2,482.5** | **3,546.4** | **-53.3** | **967.9** | **-2.1** | **27.3** |
| **Bure's share[4]** | | **939.8** | **783.2** | **-58.8** | **35.4** | **-7.9** | **4.5** |

[1] The table shows holdings at 30 September 2009.
[2] EBITA is defined as operating profit before impairment of goodwill and amortisation of other acquisition-related surplus values.
[3] EBITA before provisions for credit losses. The figures are from Carnegie Investment Bank, a subsidiary to ABCIB Holding AB.
[4] Bure's share in net sales and EBITA is calculated based on the length of time Bure has owned the portfolio company and Bure's holding at the end of the period. The comparison figure is calculated pro forma with the same holding at the end of the period of the current year.

For comments on the other holdings, see page 7.

INTERIM REPORT JANUARY – SEPTEMBER 2009 · PAGE 2

Appendices

69

70 Appendices INTERIM REPORT JANUARY – SEPTEMBER 2009 · PAGE 3 BURE EQUITY AB (PUBL) CORPORATE ID NUMBER 556454-8781 ACQUISITIONS AND DIVESTITURES In August Bure sold 50 per cent of its holding in Max Matthiessen to some 50 key staff in the company at book value through an ownership distribution programme. Bure’s invested capital in Max Matthiessen, after the distribution of ownership to key staff, amounts to SEK 58M in the form of shares and loans. Bure’s holding in Max Matthiessen thereafter is approximately 17.5 per cent. In September Bure carried out a distribution of ownership in which key staff in Carnegie were offered the chance to acquire 25 per cent of the company at book value. The sale to key staff is expected to be completed at the end of October. Bure’s holding in Carnegie thereafter will be 26.3 per cent. In September Bure repurchased 1 per cent of the shares in EnergoRetea from senior executives in the company for SEK 1M. FINANCIAL POSITION Bure’s net loan receivable amounts to SEK 698M including dormant companies. Excluding commitments and transactions related to the investment in Carnegie, Bure has a net loan receivable of SEK 560M. With this in consideration the funds for investment operations amounts to SEK 429M. SUBSEQUENT EVENTS According to earlier agreement in connection with the acquisition of Carnegie, Bure and Altor have in October offered distribution of ownership with up to 25 per cent of the company to key staff in Carnegie. Bure’s holding in Carnegie thereafter will be 26.3 per cent. In consequence of the transaction a book loss in Bure will arise in the forth quarter with a total of approximately 112 MSEK. This because of the negative goodwill that arose with the acquisition of the company. In the parent company there will be no effects on profit MERGER BETWEEN BURE AND SKANDITEK The boards of Bure Equity AB och Skanditek Industriförvaltning AB propose a merger between the companies. The new company will have an interesting investment portfolio with a balanced mix of both listed and unlisted, small and mid-sized companies. Bure and Skanditek have a common approach to creating shareholder value by developing their portfolio companies through active ownership and board representation. The merger is seen as a natural step in the development of both companies, whose aggregate resources will make the new company a stronger participant in the financial market. With a combined market capitalisation of approximately SEK 2.5 billion and a tangible logic for the merger, the new group is expected to offer an attractive investment case. The merger will be carried out through a fusion in which Bure, as the takeover company, will absorb Skanditek. According to the exchange ratio, 4 shares in Skanditek will grant the right to 3 new shares in Bure. In connection with the merger, Bure’s Board of Directors proposes an extra dividend to Bure’s present shareholders in a total amount of approximately SEK 478M, equal to SEK 9.50 per share. When the merger has been completed, Skanditek’s 19.9 per cent holding in Bure will be cancelled. The boards of Bure and Skanditek view the fusion as beneficial to both companies and their shareholders. In addition, both boards consider the exchange ratio to be fair. The boards of the two companies unanimously recommend the merger to their respective shareholders and urge them to approve the joint fusion plan at the extraordinary general meetings of Bure and Skanditek, both of which are planned to be held on 1 December 2009. The boards’ recommendations are supported by fairness opinions from KPMG and PWC respectively. The proposed board of directors of the new company will be announced before the extraordinary general meeting of Bure. The intention is to propose Björn Björnsson as chairman of the new board and Patrik Tigerschiöld as CEO. Bure Equity AB will be proposed as the name of the parent company of the new group. The targeted cost synergies resulting from the merger will lead to a reduction of approximately 50 per cent in administrative expenses, with full effect from the end of 2010. The boards’ fusion proposal is supported by the companies’ major shareholders, the Tigerschiöld family, Catella Fonder and the Björkman family (including the Johan Björkman Foundation), which together hold approximately 25 per cent of the shares in Bure (including Skanditek’s 19.9 per cent holding) and approximately 64 per cent of the shares in Skanditek. The boards and executive managements of Bure and Skanditek expect the merger to be finalised by January 2010, at the earliest.

BURE EQUITY AB (PUBL) CORPORATE ID NUMBER 556454-8781

# INFORMATION ABOUT THE PORTFOLIO COMPANIES

## CARNEGIE INVESTMENT BANK[1]

**Carnegie now on more solid ground. Gradual increase in income and lower costs.**

| Income statements SEK M | Q3 2009 | Q3 2008 | 9 mths 2009 | 9 mths 2008 | Full year 2008 |
|---|---|---|---|---|---|
| Net commission income | 404 | 564 | 1,124 | 1,928 | 2,393 |
| Net interest income | 19 | 15 | 42 | 100 | 73 |
| Net financial items at fair value | 44 | 139 | 182 | 249 | 276 |
| Total income | 467 | 718 | 1,348 | 2,277 | 2,742 |
| Operating expenses | -431 | -224 | -1,331 | -1,388 | -2,509 |
| EBITA before one-time items | 36 | 495 | 17 | 889 | 233 |
| % | 7.7 | 68.9 | 1.3 | 39.0 | 8.5 |
| One-time items | -17 | -40 | -99 | -40 | -195 |
| EBITA bef. provisions for credit losses | 19 | 455 | -82 | 849 | 38 |
| % | 4.1 | 63.4 | -6.0 | 37.3 | 1.4 |
| Provisions for credit losses | 2 | -1,052 | 2 | -1,182 | -1,956 |
| Profit/loss before tax | 21 | -597 | -80 | -333 | -1,918 |
| Income tax expense | -11 | 180 | -25 | 100 | -300 |
| Profit/loss for the period | 10 | -417 | -105 | -233 | -2,218 |

| Balance sheets SEK M | 30 Sept 2009 | 30 Sept 2008 | 31 Dec 2008 |
|---|---|---|---|
| Cash and bank deposits | 464 | 357 | 265 |
| Chargeable treasury bills | 275 | 523 | 477 |
| Loans to credit institutions and public | 9,300 | 10,791 | 7,741 |
| Shares and securities positions | 2,617 | 15,609 | 3,737 |
| Securities settlement, receivables | 40 | 2,921 | 1,059 |
| Other assets | 1,089 | 2,315 | 1,229 |
| Goodwill | 9 | 9 | 9 |
| Total assets | 13,795 | 32,524 | 14,517 |
| Liabilities to credit institutions | 333 | 13,573 | 1,449 |
| Deposits from and loans to the public | 7,102 | 8,563 | 6,651 |
| Shares and securities positions | 1,719 | 6,508 | 2,403 |
| Securities settlement, liabilities | 254 | 886 | 248 |
| Other liabilities | 2,115 | 1 078 | 1,354 |
| Equity | 2,272 | 1,916 | 2,413 |
| Total equity and liabilities | 13,795 | 32,524 | 14,517 |

| Key figures SEK M | 9 mths 2009 | 9 mths 2008 | Full year 2008 |
|---|---|---|---|
| Assets under management (excl. Private Bank) | 88,900 | 121,700 | 91,000 |
| Capital adequacy ratio, % | 2.51 | 1.54 | 3.05 |
| Income2/expense ratio, % | 99 | 61 | 91 |
| Average number of employees | 710 | 826 | 815 |

[1] Income statement and balance sheet for Carnegie Investment Bank, a subsidiary of ABCIB Holding.

[2] Before one-time items and provisions for credit losses

- Gradually rising income during 2009 but lower income in relation to 2008. Income for the third quarter fell to SEK 467M (718). For the nine-month period, income decreased to SEK 1,348M (2,277).
- Inflow of capital to Asset Management and Private Banking and high capital procurement activity in Investment Banking.
- Carnegie once again topped the rankings in the Swedish corporate finance market through a shared first place in the "Corporate Finance 2009" survey.
- EBITA before provisions for credit losses was SEK 19M (455) for the third quarter and SEK -82M (849) for the first nine months.
- Profit was charged with one-time items of SEK -10M (-40) for the third quarter and SEK -92 (-40) for the nine-month period.
- Earlier and ongoing measures are resulting in lower costs. Adjusted for one-time items and profit-sharing, operating expenses for the nine-month period amount to SEK 1,234M (1,388).
- In September, Frans Lindelöw was appointed as the new President of Carnegie.
- In the third quarter, Carnegie reinforced its top-ranking position in research and brokerage through a number of key recruitments.
- High financial strength with a capital adequacy ratio of 2.51 (1.54). Low market and credit risks, but a dramatically reduced balance sheet of SEK 14BN (33).
- Bure and Altor have in October offered distribution of ownership to key staff in Carnegie with up to 25 per cent of the company.

**Carnegie Investment Bank AB is a leading independent investment bank with a Nordic focus. Carnegie provides value-added services in securities brokering, investment banking, asset management and private banking to institutions, corporations and private clients.**

carnegie.se

Chairman: Arne Liljedahl    Bure's holding: 35 per cent, 30 September 2009
President: Frans Lindelöw

## MERCURI INTERNATIONAL

**Mercuri's market remained unstable in the third quarter. Additional cost-cutting measures taken.**

| Income statements SEK M | Q3 2009 | Q3 2008 | 9 mths 2009 | 9 mths 2008 | Full year 2008 |
|---|---|---|---|---|---|
| Net sales | 99 | 136 | 468 | 560 | 784 |
| Operating expenses | -139 | -156 | -512 | -543 | -753 |
| EBITA before one-time items | -40 | -20 | -44 | 17 | 31 |
| % | -40.4 | -14.9 | -9.4 | 3.1 | 3.9 |
| One-time items | 2 | 0 | -13 | 0 | -10 |
| Shares in profit of associates | 1 | 0 | 1 | 0 | 0 |
| EBITA | -37 | -20 | -56 | 17 | 21 |
| % | -37.4 | -14.9 | -12.0 | 3.1 | 2.7 |
| Amortisation/impairment of surplus values | 0 | 0 | -14 | 0 | -15 |
| Operating profit/loss | -37 | -20 | -70 | 17 | 6 |
| Net financial items | -4 | 1 | -7 | -3 | 0 |
| Profit/loss before tax | -41 | -19 | -77 | 15 | 6 |
| Income tax expense | 1 | -4 | -6 | -11 | -23 |
| Profit/loss for the period | -40 | -23 | -83 | 4 | -17 |

| Balance sheets SEK M | 30 Sept 2009 | 30 Sept 2008 | 31 Dec 2008 |
|---|---|---|---|
| Goodwill | 304 | 323 | 333 |
| Other intangible assets | 3 | 3 | 3 |
| Tangible assets | 20 | 19 | 24 |
| Financial assets | 27 | 33 | 27 |
| Inventories, etc. | 1 | 2 | 1 |
| Current receivables | 133 | 193 | 190 |
| Cash, cash equiv. and short-term investments | 51 | 90 | 112 |
| Total assets | 545 | 663 | 690 |
| Equity | 238 | 328 | 334 |
| Provisions | 43 | 44 | 48 |
| Non-current liabilities | 40 | 105 | 104 |
| Current liabilities | 224 | 186 | 204 |
| Total equity and liabilities | 545 | 663 | 690 |

| Key figures SEK M | Q3 2009 | Q3 2008 | 9 mths 2009 | 9 mths 2008 | Full year 2008 |
|---|---|---|---|---|---|
| Growth, % | -27 | -1 | -16 | 4 | 2 |
| Of which, organic growth, % | -33 | -1 | -23 | 3 | -2 |
| Operating cash flow | -20 | -11 | -63 | -14 | -5 |
| Equity/assets ratio, % | | | 44 | 50 | 48 |
| Net loan debt (-) / receivable (+) | | | -96 | -31 | -14 |
| Average number of employees | | | 563 | 626 | 626 |
| Value added per employee, rolling 12 months | | | 752 | 855 | 826 |

- Net sales for the third quarter were down by 27 per cent to SEK 99M (136). For the nine-month period, net sales fell by 16 per cent to SEK 468M (560). Excluding foreign exchange effects, net sales declined by 23 per cent.
- The third quarter showed a continued weak market with low activity.
- EBITA for the third quarter was SEK -37M (-20). For the first nine months, EBITA was SEK -56M (17). Foreign exchange losses are estimated at SEK 10M.
- The cost-cutting programme that was decided at the beginning of the year is proceeding according to plan. The number of employees has decreased by 106 since year-end 2008.
- During the period, the board of Mercuri International Group AB was enlarged with one new member, Elisabeth Annell.
- The company's net debt at 30 September 2009 was SEK 96M (31). In the third quarter, the company renegotiated the credit agreement with its primary bank.

**Mercuri International is Europe's leading sales and management training consultancy, with global coverage through wholly owned subsidiaries and franchisees.**

mercuri.net

Chairman: Mats Pousette    Bure's holding: 100 per cent, 30 September 2009
President: Susanne Lithander

INTERIM REPORT JANUARY – SEPTEMBER 2009 · PAGE 4

Appendices

71

BURE EQUITY AB (PUBL) CORPORATE ID NUMBER 556454-8781

## ENERGORETEA

**Order intake in the latter half of the second quarter and the third quarter indicates a recovery in the Building Automation Systems area.**

| Income statements<br>SEK M | Q3<br>2009 | Q3<br>2008 | 9 mths<br>2009 | 9 mths<br>2008 | Full year<br>2008 |
|---|---|---|---|---|---|
| Net sales | 53 | 59 | 204 | 195 | 274 |
| Operating expenses | -52 | -54 | -195 | -172 | -247 |
| EBITA before one-time items | 1 | 5 | 9 | 23 | 27 |
| % | 1.9 | 9.0 | 4.4 | 11.7 | 9.9 |
| One-time items | -1 | -2 | -1 | -5 | -7 |
| Shares in profit of associates | 0 | 0 | 0 | 0 | 0 |
| EBITA | 0 | 3 | 8 | 17 | 20 |
| % | 0.0 | 5.1 | 3.9 | 8.5 | 7.2 |
| Amortisation/impairment of surplus values | 0 | 0 | 0 | 0 | 0 |
| Operating profit | 0 | 3 | 8 | 17 | 20 |
| Net financial items | 0 | -1 | -1 | -2 | -2 |
| Profit before tax | 0 | 2 | 7 | 15 | 18 |
| Income tax expense | 0 | -1 | -3 | -5 | -6 |
| Profit/loss for the period | 0 | 1 | 4 | 10 | 12 |

| Balance sheets<br>SEK M | 30 Sept<br>2009 | 30 Sept<br>2008 | 31 Dec<br>2008 |
|---|---|---|---|
| Goodwill | 156 | 156 | 155 |
| Other intangible assets | 1 | 2 | 2 |
| Tangible assets | 10 | 11 | 12 |
| Financial assets | 0 | 1 | 1 |
| Inventories, etc. | 27 | 31 | 20 |
| Current receivables | 42 | 51 | 64 |
| Cash, cash equiv. and short-term investments | 7 | 8 | 9 |
| Total assets | 243 | 260 | 263 |
| Equity | 134 | 126 | 129 |
| Provisions | 5 | 5 | 5 |
| Non-current liabilities | 44 | 64 | 62 |
| Current liabilities | 60 | 65 | 67 |
| Total equity and liabilities | 243 | 260 | 263 |

| Key figures<br>SEK M | Q3<br>2009 | Q3<br>2008 | 9 mths<br>2009 | 9 mths<br>2008 | Full year<br>2008 |
|---|---|---|---|---|---|
| Growth, % | -10 | 48 | 5 | 35 | 34 |
| Of which, organic growth, % | 13 | 25 | -6 | 29 | 22 |
| Operating cash flow | 12 | -77 | 12 | -29 | -14 |
| Equity/assets ratio, % | | | 55 | 49 | 49 |
| Net loan debt (-) / receivable (+) | | | -47 | -67 | -54 |
| Average number of employees | | | 272 | 268 | 275 |
| Value added per employee, rolling 12 months | | | 744 | 820 | 774 |

- Net sales were down by 10 per cent to SEK 53M (59) for the third quarter. For the first nine months, net sales rose by 5 per cent to SEK 204M (195).
- EBITA was SEK 0M (3) for the third quarter and SEK 8M (17) for the nine-month period.
- During the period, EnergoRetea gathered its operations in Energy & Power Networks in a business area headed by Stefan Lagerholm.
- EnergoRetea signed new and/or extended contracts during the period with clients like Länsförsäkringar, IBS, Kriminalvården, Atrium Ljungberg, E.ON and Akademiska Hus.

**EnergoRetea is a consulting company that provides services in the fields of Building Automation Systems, Energy & Power Networks and ICT (Information & Communication Technology). EnergoRetea is active mainly in the Stockholm area and in southern Sweden.**

energoretea.se

Chairman: Kjell Duveblad
President: Martin Dahlgren

Bure's holding: 94.3 per cent, 30 September 2009

## MAX MATTHIESSEN

**Stable sales development in the third quarter and a year-on-year improvement in earnings.**

| Income statements<br>SEK M | Q3<br>2009 | Q3<br>2008 | 9 mths<br>2009 | 9 mths<br>2008 | Full year<br>2008 |
|---|---|---|---|---|---|
| Net sales | 139 | 144 | 416 | 446 | 605 |
| Operating expenses | -97 | -122 | -331 | -367 | -498 |
| EBITA before one-time items | 30 | 22 | 85 | 79 | 107 |
| % | 21.6 | 15.3 | 20.4 | 17.7 | 17.7 |
| One-time items | 0 | 0 | 0 | 0 | 0 |
| Shares in profit of associates | 0 | 0 | 0 | 0 | 0 |
| EBITA | 30 | 22 | 85 | 79 | 107 |
| % | 21.6 | 15.3 | 20.4 | 17.7 | 17.7 |
| Amortisation/impairment of surplus values | -76 | -6 | -77 | -17 | -33 |
| Operating profit/loss | -46 | 16 | 8 | 62 | 74 |
| Net financial items | -2 | 2 | -2 | 6 | 10 |
| Profit/loss before tax | -48 | 18 | 6 | 68 | 84 |
| Income tax expense | -6 | -6 | -16 | -24 | -43 |
| Profit/loss for the period | -54 | 12 | -10 | 44 | 41 |

| Balance sheets<br>SEK M | 30 Sept<br>2009 | 30 Sept<br>2008 | 31 Dec<br>2008 |
|---|---|---|---|
| Goodwill | 187 | 220 | 204 |
| Other intangible assets | 0 | 0 | 0 |
| Tangible assets | 9 | 10 | 9 |
| Financial assets | 28 | 27 | 22 |
| Inventories, etc. | 0 | 0 | 0 |
| Current receivables | 93 | 81 | 83 |
| Cash, cash equiv. and short-term investments | 117 | 234 | 286 |
| Total assets | 434 | 572 | 604 |
| Equity | 237 | 355 | 360 |
| Provisions | 73 | 73 | 73 |
| Non-current liabilities | 0 | 0 | 0 |
| Current liabilities | 124 | 144 | 171 |
| Total equity and liabilities | 434 | 572 | 604 |

| Key figures<br>SEK M | Q3<br>2009 | Q3<br>2008 | 9 mths<br>2009 | 9 mths<br>2008 | Full year<br>2008 |
|---|---|---|---|---|---|
| Growth, % | -3 | -1 | -7 | 6 | 6 |
| Operating cash flow | | | -23 | | 74 |
| Equity/assets ratio, % | | | 55 | 62 | 60 |
| Average number of employees | 331 | 331 | 336 | 340 | 330 |

- Net sales weakened by 3 per cent to SEK 139M (144) for the third quarter and by 7 per cent to SEK 416M (446) for the first nine months.
- EBITA for the third quarter was SEK 30M (22). For the nine-month period, EBITA was SEK 85M (79).
- Max Matthiessen has signed a cooperation agreement with Willis that gives Max Matthiessen's customers access to Willis' non-life insurance solutions at the same time that Willis can offer Max Matthiessen's occupational pension solutions.
- The UIG3 insurance solution procurement has now entered the implementation phase. Virtually all UIG2-affiliated companies have signed up for UIG3 and new groups are also in line to join.
- The debate surrounding the right to transfer pension assets issue intensified after the Swedish Government held a meeting with industry representatives. However, the conclusion was that this right can most likely not be fully implemented until ordered by the Government.

**Max Matthiessen is Sweden's leading independent provider of advisory services for pension insurance and long-term savings. Its operations include qualified advice and administration in the area of personal insurance such as pension solutions, but also financial services and qualified consulting services in the area of pensions and benefits. The company's customers are companies, organisations and their employees.**

maxmatthiessen.se

Chairman: Claes Ekström
President: Christoffer Folkebo

Bure's holding: 17.5 per cent, 30 September 2009

INTERIM REPORT JANUARY – SEPTEMBER 2009 · PAGE 6

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72

BURE EQUITY AB (PUBL) CORPORATE ID NUMBER 556454-8781

## SRC

**During the quarter, SRC worked successfully to win new projects. The decided cost-cutting measures have now been implemented in full.**

| Income statements SEK M | Q3 2009 | Q3 2008 | 9 mths 2009 | 9 mths 2008 | Full year 2008 |
|---|---|---|---|---|---|
| Net sales | 6.1 | 8.1 | 22.8 | 28.4 | 36.6 |
| Operating expenses | -6.3 | -8.2 | -23.4 | -27.4 | -36.1 |
| EBITA before one-time items | -0.2 | -0.1 | -0.6 | 1.0 | 0.5 |
| % | -3.9 | -1.2 | -2.7 | 3.4 | 1.4 |
| One-time items | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 |
| Shares in profit of associates | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 |
| EBITA | -0.2 | -0.1 | -0.6 | 1.0 | 0.5 |
| % | -3.9 | -1.2 | -2.7 | 3.4 | 1.4 |
| Amortisation/impairment of surplus values | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 |
| Operating profit/loss | -0.2 | -0.1 | -0.6 | 1.0 | 0.5 |
| Net financial items | 0.0 | 0.0 | 0.0 | 0.1 | 0.3 |
| Profit/loss before tax | -0.2 | -0.1 | -0.6 | 1.1 | 0.8 |
| Income tax expense | 0.0 | 0.0 | 0.0 | -0.3 | -0.3 |
| Profit/loss for the period | -0.2 | -0.1 | -0.6 | 0.8 | 0.5 |

| Balance sheets SEK M | 30 Sept 2009 | 30 Sept 2008 | 31 Dec 2008 |
|---|---|---|---|
| Goodwill | 0 | 0 | 0 |
| Other intangible assets | 0 | 0 | 0 |
| Tangible assets | 0 | 1 | 0 |
| Financial assets | 0 | 0 | 0 |
| Inventories, etc. | 1 | 2 | 1 |
| Current receivables | 4 | 4 | 8 |
| Cash, cash equiv. and short-term investments | 5 | 6 | 6 |
| Total assets | 10 | 13 | 15 |
| Equity | 6 | 7 | 7 |
| Provisions | 0 | 0 | 0 |
| Non-current liabilities | 0 | 0 | 0 |
| Current liabilities | 4 | 6 | 8 |
| Total equity and liabilities | 10 | 13 | 15 |

| Key figures SEK M | Q3 2009 | Q3 2008 | 9 mths 2009 | 9 mths 2008 | Full year 2008 |
|---|---|---|---|---|---|
| Growth, % | -25 | 10 | -20 | -4 | -9 |
| Of which, organic growth, % | -25 | 10 | -20 | -4 | -9 |
| Operating cash flow | -1 | 1 | -1 | 1 | 1 |
| Equity/assets ratio, % | | | 60 | 55 | 44 |
| Net loan debt (-) / receivable (+) | | | 5 | 6 | 6 |
| Average number of employees | | | 22 | 26 | 26 |
| Value added per employee, rolling 12 months | | | 711 | 800 | 749 |

- Net sales for the third quarter fell by 25 per cent to SEK 6M (8). For the nine-month period, net sales decreased by 20 per cent to SEK 23M (28).
- EBITA was SEK 0M (0) for the third quarter and SEK -1M (1) for the nine-month period.
- Increased sales activities and ongoing cost adaptations.
- New customers during the period included Granngården, OKQ8, CB-Glace and Konsum Bohuslän Älvsborg.

**SRC – Scandinavian Retail Center – is a consulting company and advertising agency specialised in services for the retailing industry. Work is conducted in three focus areas – Retail Concept, Trade Marketing and Action Marketing – all of which are based on trends and consumer behaviour in the retail trade.**

scandinavianretailcenter.com

Chairman: Carl Backman
President: Ola Dolck

Bure's holding: 96.24 per cent, 30 September 2009

## CELEMI

**Celemi had a weak quarter with falling sales. Measures have been taken to reduce the cost level.**

| Income statements SEK M | Q3 2009 | Q3 2008 | 9 mths 2009 | 9 mths 2008 | Full year 2008 |
|---|---|---|---|---|---|
| Net sales | 7 | 12 | 23 | 40 | 57 |
| Operating expenses | -9 | -10 | -30 | -35 | -48 |
| EBITA before one-time items | -2 | 2 | -7 | 5 | 9 |
| % | -28.5 | 16.5 | -31.8 | 12.5 | 16.4 |
| One-time items | 0 | 0 | 0 | 0 | 0 |
| Shares in profit of associates | 0 | 0 | 0 | 0 | 0 |
| EBITA | -2 | 2 | -7 | 5 | 9 |
| % | -28.5 | 16.5 | -31.8 | 12.5 | 16.4 |
| Amortisation/impairment of surplus values | 0 | 0 | 0 | 0 | 0 |
| Operating profit/loss | -2 | 2 | -7 | 5 | 9 |
| Net financial items | 0 | 0 | 0 | 0 | 1 |
| Profit/loss before tax | -2 | 2 | -7 | 5 | 10 |
| Income tax expense | 0 | 0 | 0 | 0 | -1 |
| Profit/loss for the period | -2 | 2 | -7 | 5 | 9 |

| Balance sheets SEK M | 30 Sept 2009 | 30 Sept 2008 | 31 Dec 2008 |
|---|---|---|---|
| Goodwill | 5 | 5 | 4 |
| Other intangible assets | 0 | 0 | 0 |
| Tangible assets | 2 | 2 | 3 |
| Financial assets | 0 | 0 | 0 |
| Inventories, etc. | 4 | 4 | 3 |
| Current receivables | 13 | 21 | 20 |
| Cash, cash equiv. and short-term investments | 3 | 3 | 10 |
| Total assets | 27 | 35 | 40 |
| Equity | 23 | 26 | 30 |
| Provisions | 0 | 0 | 0 |
| Non-current liabilities | 0 | 0 | 0 |
| Current liabilities | 5 | 9 | 10 |
| Total equity and liabilities | 27 | 35 | 40 |

| Key figures SEK M | Q3 2009 | Q3 2008 | 9 mths 2009 | 9 mths 2008 | Full year 2008 |
|---|---|---|---|---|---|
| Growth, % | -35 | 20 | -42 | 14 | 19 |
| Of which, organic growth, % | -35 | 20 | -42 | 14 | 19 |
| Operating cash flow | -3 | 1 | -7 | 4 | 10 |
| Equity/assets ratio, % | | | 83 | 75 | 75 |
| Net loan debt (-) / receivable (+) | | | 3 | 3 | 10 |
| Average number of employees | | | 28 | 29 | 28 |
| Value added per employee, rolling 12 months | | | 742 | 1,048 | 1,271 |

- Net sales for the third quarter amounted to SEK 7M (11), equal to negative growth of 35 per cent.
- EBITA for the third quarter was SEK -2M (2). For the first nine months of the year, EBITA was SEK -7M (5).
- Cost-cutting measures are being taken to improve earnings in the second half of the year.

**Through business simulations and customised solutions, Celemi helps large enterprises to rapidly and efficiently communicate key messages that motivate and mobilise people to act in line with company objectives.**

celemi.se

Chairman: Göran Havander
President: Lars Ynner

Bure's holding: 30.4 per cent, 30 September 2009

INTERIM REPORT JANUARY – SEPTEMBER 2009 · PAGE 6

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73

BURE EQUITY AB (PUBL) CORPORATE ID NUMBER 556454-8781

## PARENT COMPANY HOLDINGS AT 30 SEPTEMBER 2009

| | % of capital | % of votes | Book value, SEK M |
|---|---|---|---|
| **Unlisted holdings** | | | |
| Mercuri International[1] | 100.00 | 100.00 | 275 |
| EnergoRetea[1] | 94.25 | 94.25 | 104 |
| Carnegie (ABCIB Holding )[2] | 35.00 | 35.00 | 412[2] |
| Max Matthiessen (MM Holding)[3] | 17.50 | 23.33 | 4[3] |
| CIBVESTCO[4,6] | 35.00 | 35.00 | 28 |
| Scandinavian Retail Center SRC[1] | 96.24 | 96.24 | 12 |
| Celemi | 30.37 | 30.37 | 9 |
| Business Communication Group[5] | 100.00 | 100.00 | 19 |
| Sancera[5] | 100.00 | 100.00 | 1 |
| Cindra | 100.00 | 100.00 | 5 |
| CR&T Holding[5] | 100.00 | 100.00 | 31 |
| CR&T Ventures[5] | 100.00 | 100.00 | 2 |
| **Other dormant companies[5]** | | | **2** |
| **Total** | | | **904** |
| **Other net assets according to the Parent Company balance sheet** | | | **447** |
| **Equity in the Parent Company** | | | **1,351** |
| **Equity per share divided between 50,348,808 shares** | | | **26.83** |

[1] Ownership diversification programmes have been carried out in the subsidiaries Mercuri, EnergoRetea and SRC. See also information about dilution on page 15.

[2] The book value of Carnegie includes Bure's 25 per cent share (SEK 184M) in the commitment for a future purchase payment to the Swedish National Debt Office. Aside from the book value of SEK 412M there are receivables with a book value of SEK 27M.

[3] Aside from the book value of SEK 4M for the shares in Max Matthiessen, there are receivables with a book value of SEK 28M.

[4] Management company in Carnegie, initially owned by AltorBure

[5] Dormant companies that essentially correspond to liquidity placements.

[6] Aside from the book value of SEK 28M for the shares in CIBVESTCO, there are receivables with a book value of SEK 28M.

**Comments on the table:**
The bulk of Bure's investments consist of unlisted holdings, which means that revaluation gains are not recognised. Unlisted companies are carried at book value. The previously used term "net asset value" may be misinterpreted as meaning the market value of Bure's holdings. To avoid any possible misunderstanding, Bure now uses the term "equity per share". The readers are instead given the opportunity to form their own opinions on the value of the respective holdings based on the provided information about the earnings and financial positions of the individual portfolio companies.

Bure performs ongoing cash flow valuations of all its holdings to determine the need for adjustment of book values. If a discounted cash flow valuation indicates a value that shows that the market value of a holding has fallen below its carrying amount, an impairment loss is recognised. Correspondingly, a previous impairment loss may be reversed if the value of the holding is recovered. For obvious reasons, a more critical assessment is made before deciding to reverse a value.

Valuation of a company is always uncertain, since it is based on an assessment of future development. The values determined in the cash flow valuations are based on the management's estimates of the future cash flows generated in the respective portfolio company.

INTERIM REPORT JANUARY – SEPTEMBER 2009 · PAGE 7

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74

75 Appendices INTERIM REPORT JANUARY – SEPTEMBER 2009 · PAGE 8 BURE EQUITY AB (PUBL) CORPORATE ID NUMBER 556454-8781 INTERIM REPORT GROUP Because Bure is an investment company, the Group’s composition of subsidiaries and associated companies varies in pace with acquisitions and divestitures. Since this makes the consolidated income statement difficult to analyse, it is more meaningful to look at development in the portfolio companies on an individual basis. More detailed information about the portfolio companies can be found on pages 4–6. Results for the third quarter Consolidated operating profit including discontinued operations for the third quarter was SEK -25M (77). Consolidated operating profit in continuing operations for the quarter was SEK -25M (-22), a figure that includes exit gains of SEK 0M (2). Of total operating profit, SEK -37M (-18) attributable to the existing subsidiaries and SEK 17M (1) to shares in profit of associates. Of the shares in profit of associates, SEK 1M is attributable to Carnegie, SEK 16M to Max Matthiessen and SEK 0M to Celemi. The remaining profit consists of the Parent Company’s administrative expenses and group adjustments. Consolidated profit after financial items was SEK -28M (-1). Results for the first nine months Consolidated operating profit including discontinued operations for the first nine months of 2009 is reported at SEK 105M (340).Consolidated operating profit in continuing operations for the same period was SEK 83M (81), and included exit gains of SEK 0M (8). Profit for the period was affected by reversals of previously recognised impairment losses amounting to SEK 0M (62). Profit was charged with impairment losses in portfolio companies for a total of SEK 68M, of which SEK 41M was attributable to Mercuri and SEK 27M to Max Matthiessen. Of total operating profit, SEK -49M (35) was attributable to profit in the existing subsidiaries and SEK 22M (235) to subsidiaries discontinued or held for sale. Shares in profit of associates amounted to SEK 223M, of which SEK 208M is attributable to Carnegie, SEK 17M to Max Matthiessen and SEK -2M to Celemi. The high share in profit from Carnegie is largely due to the negative goodwill that arose on acquisition of the company. The remaining profit consists of the Parent Company’s administrative expenses and group adjustments. Consolidated profit after financial items was SEK 91M (128). Financial position Equity at the end of the period totalled SEK 1,556M (2,637) and the equity/assets ratio was 71 per cent (78). Diluted equity per share was SEK 30.90 (31.42). At 30 September 2009 the Group had a reported net loan receivable of SEK 560M (1,573), which consisted of interest-bearing assets of SEK 767M (1,790) and interest-bearing liabilities of SEK 207M (217). BURE’S LOSS CARRYFORWARDS At the beginning of 2009 the Bure Group had total loss carryforwards of approximately SEK 650M. Of this amount, SEK 390M refers to the Parent Company and can be offset against taxable profits in certain wholly owned subsidiaries. The total deferred tax asset based on unutilised loss carryforwards is valued at SEK 31M, which corresponds to SEK 118M of the total loss carryforwards. SIGNIFICANT RISKS AND UNCERTAINTIES The current climate of financial unrest in the market is creating widespread uncertainty about future development. In light of the high volatility in the financial markets, there is a special emphasis on monitoring the effects on Bure’s investments and their valuations. The strong financial position in the Parent Company and restrictive indebtedness in the portfolio companies have given Bure a limited level of risk. In May Bure completed the acquisitions of Carnegie and Max Matthiessen. The investment has reduced the Parent Company’s net cash by SEK 365M, and has thereby increased the level of financial risk in the company. In other respects, no significant changes have taken place during the quarter in the risks and uncertainties to which the Parent Company and the Group are exposed. Bure has a number of basic principles for management of risks. Bure’s finance policy states that the Parent Company shall be essentially debt-free. Furthermore, each portfolio company shall be financially independent from the Parent Company, which means that the Parent Company is not financially liable for obligations in the portfolio companies and that the companies are responsible for their own financing arrangements. Financing of the respective portfolio companies shall be well adapted to each company’s individual situation, where total risk is managed through a balanced spread between operating and financial risk. For a more detailed description of the Group’s risk exposure and risk management, see Note 26 of Bure Equity’s annual report for 2008. Bure’s assessment is that no significant risks have arisen other than those described in the annual report and this interim report. CURRENCY EXPOSURE Most of the Group’s revenue is denominated in Swedish kronor and euros. The Group is thereby exposed to currency exposure mainly against the euro in the form of exchange rate movements. The underlying costs are normally generated in the same currency as revenues, which means that transaction exposure is limited. FINANCIAL TARGETS AND DIVIDEND POLICY Bure’s share shall provide a total return of at least 10 per cent over time. Administrative expenses shall be low and, over time, shall not exceed 1.5 per cent of the company’s total assets. Organic and acquisition-driven growth shall together amount to at least 15 per cent over time. The Bure share shall have a dividend, over time, that reflects growth in equity. It should be possible to supplement dividends with measures such as share buybacks, redemption procedures and distribution of shareholdings. The Parent Company shall be essentially debt-free and the portfolio companies shall have a level of debt over time that is adequate inrelation to their assessed operating risk. OWNERSHIP STRUCTURE Bure’s largest shareholders at 30 September 2009 were Skanditek, with a holding of 19.9 per cent, Catella, with 5.3 per cent, and Nordea, with 4.8 per cent. Since year-end 2008, the number of shareholders has decreased somewhat from 18,000 to 17,723 at 30 September 2009. For more information about Bure’s shareholders visit www.bure.se under the heading “Investor Relations/ Shareholders”.

BURE EQUITY AB (PUBL) CORPORATE ID NUMBER 556454-8781

## PARENT COMPANY

### Results for the third quarter

The Parent Company's profit after tax for the third quarter was SEK -2M (156), including exit gains of SEK 0M (142). Administrative expenses for the quarter totalled SEK 4M (7). Bonus provisions were made in an amount of SEK 0M (2).

### Results for the first nine months

The Parent Company's profit after tax for the first nine months was SEK -86M (343), including exit gains of SEK 22M (151). Dividends of SEK 8M (0) were received from subsidiaries. Profit for the period was affected by reversals of SEK 0M (170) and impairment losses of SEK 109M (0). These consist of an impairment loss of SEK 84M on shares in Mercuri and of SEK 26M on shares and receivables in Max Matthiessen. Administrative expenses for the period totalled SEK 22M (30) and included a SEK 4M (8) reversal of a provision for termination benefits. Bonus provisions were made in an amount of SEK 1M (3).

### Financial position

Equity in the Parent Company at the end of the period totalled SEK 1,351M (2,494) and the equity/assets ratio was 86 per cent (97). The Parent Company's cash and cash equivalents and short-term investments at 30 September 2009 amounted to SEK 522M (1,528). At the end of the period the Parent Company had a reported net loan receivable of SEK 633M (1,581), where the decrease is due to the implementation of a previously decided redemption procedure.

**Composition of net loan receivable (Parent Company)**

| Net loan receivable/debt SEK M | 30 Sept 2009 | 30 Sept 2008 | 31 Dec 2008 |
|---|---|---|---|
| **Interest-bearing assets** | | | |
| Receivables from subsidiaries | 35 | 44 | 43 |
| Other interest-bearing receivables | 106 | 37 | 19 |
| Cash and cash equivalents | 522 | 1 528 | 1 814 |
| | **663** | **1,609** | **1,876** |
| **Interest-bearing liabilities** | | | |
| Liabilities to subsidiaries | 30 | 29 | 28 |
| | **30** | **29** | **28** |
| Net loan receivable | 633 | 1,581 | 1,848 |

### Placement of excess liquidity

Bure may normally place excess liquidity in fixed-income investments secured by collateral with counterparties such as the Swedish Government, Swedish banks or Swedish residential mortgage institutions. Furthermore, an investment advisor appointed by the Bure's Board of Directors may decide on certain alternative investments. At 30 September 2009, SEK 500M was placed in short-term bank deposits and the remaining SEK 22M in bank accounts.

### Investments

In the third quarter, Bure repurchased 1 per cent of the shares in EnergoRetea from senior executives in the company.

Also in the third quarter, key staff in Max Matthiessen acquired 50 per cent of Max Matthiessen at Bure's book value. Bure's holding after the sale amounts to17.5 per cent.

In the third quarter, key staff in Carnegie were offered the chance to acquire 25 per cent of the companye. The sale will be carried out indirectly via the holding in CIBVESTCO (20 per cent) and directly in ABCIB Holding (5 per cent).

In the second quarter Bure made an investment in Carnegie Investment Bank amounting to SEK 307M, of which SEK 252M in shares and SEK 55M in loans. In the third quarter, additional expenses for the acquisition of Carnegie were capitalised at a total historical cost of SEK 5M. The investment was carried out via ABCIB Holding and CIBVESTCO AB. Furthermore, Bure has committed itself to pay a shareholder contribution of SEK 184M to ABCIB Holding (35 per cent of SEK 525M). The commitment has been expensed and will cease in 2010 after ABCIB Holding has paid the future base purchase price of SEK 525M to the Swedish National Debt Office. Bure's holding in Carnegie at the end of the period was 35 per cent.

Bure also made an investment in Max Matthiessen during the second quarter. The investment amounted to SEK 58M, divided between SEK 15M in shares and SEK 43M in loans after the sale of shares to key staff during the third quarter. The acquisition of Max Matthiessen was carried out via MM Holding AB.

### Divestitures – exits

The capital gain for the nine-month period consists of a conditional purchase price of SEK 22M in respect of the sale of Textilia in 2008. Bure has sold 3.8 per cent and issued purchase options for 11.3 per cent of the shares to key staff in SRC, Scandinavian Retail Center.

### Reported equity per share

Diluted equity per share at the end of the period amounted to SEK 26.83, compared to SEK 29.14 at year-end 2008.

### The Bure share

Bure's market capitalisation at the end of the period was SEK 1,928M, compared to SEK 2,073M at year-end 2008. In the first quarter, Bure completed a voluntary redemption procedure for a total of SEK 1,007M, corresponding to 33,565,872 shares. The total number of shares outstanding at 30 September was 50,348,808, compared to 83,914,680 at year-end 2008.

| The Bure share | 21 Oct 2009 | 30 Sept 2009 | 31 Dec 2008 |
|---|---|---|---|
| **Share price development, SEK** | 35.50 | 38.30 | 24.70 |
| **Change since year-end, %** | 44 | 55 | -35 |

For more information about key figures for the Bure share, see the five-year summary on page 18.

INTERIM REPORT JANUARY – SEPTEMBER 2009 · PAGE 9

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BURE EQUITY AB (PUBL) CORPORATE ID NUMBER 556454-8781

## CAPITAL DISTRIBUTION

An extraordinary general meeting at the end of 2008 approved a voluntary redemption procedure for a total of SEK 1,007M that was completed in February 2009.

| Total capital distribution in 2009/2008, SEK M | 2009 | 2008 |
|---|---|---|
| Ordinary cash dividend | – | 93 |
| Repurchase of shares | – | 369 |
| Dividend of shares in Academedia | – | 717 |
| Voluntary redemption procedure | 1,007 | – |
| **Total capital distributed** | **1,007** | **1,179** |

## SUBSEQUENT EVENTS

- The boards of Bure Equity AB and Skanditek Industriförvaltning AB propose a merger between the companies. It is proposed that the merger be carried out through a fusion in which Bure, as the takeover company, absorbs Skanditek. According to the exchange ratio in the merger, 4 shares in Skanditek will grant the right to 3 new shares in Bure.

- In connection with the merger between Bure and Skanditek, Bure proposes an extra dividend to Bure's shareholders amounting to a total of approximately SEK 478M, equal to SEK 9.50 per share.

- According to earlier agreement in connection with the acquisition of Carnegie, Bure and Altor have in October offered distribution of ownership with up to 25 per cent of the company to key staff in Carnegie. Bure's holding in Carnegie thereafter will be 26.3 per cent.

Göteborg, 22 October 2009

Bure Equity AB (publ)
Carl Backman

## AUDIT REPORT ON THE REVIEW OF INTERIM FINANCIAL INFORMATION PRESENTED IN ACCORDANCE WITH IAS 34 AND THE ANNUAL ACCOUNTS ACT

To the Board of Directors of Bure Equity AB

*Introduction*

We have reviewed the interim financial information of Bure Equity AB at 30 September 2009 and for the nine-month period then ended. The Board of Directors and the Managing Director are responsible for the preparation and fair presentation of this interim financial information in accordance with IAS 34 and the Annual Accounts Act. Our responsibility is to express a conclusion on this interim report based on our review.

*Scope of review*

We conducted our review in accordance with the Standard on Review Engagements (SÖG) 2410, Review of Interim Financial Information Performed by the Independent Auditor of the Entity. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with the Standards on Auditing in Sweden (RS) and other generally accepted auditing practices. The procedures performed in a review do not enable us to obtain a level of assurance that would make us aware of all significant matters that might be identified in an audit. Therefore, the conclusion expressed based on a review does not give the same level of assurance as a conclusion expressed based on an audit.

*Conclusion*

Based on our review, nothing has come to our attention that causes us to believe that the interim report is not prepared, in all material aspects, in accordance with IAS 34 and the Annual Accounts Act for the Group and in accordance with the Annual Accounts Act for the Parent Company.

Göteborg, 22 October 2009
Ernst & Young AB
Staffan Landén
*Authorised Public Accountant*

| FINANCIAL CALENDAR | |
|---|---|
| Year-end report 2009 | 24 February 2010 |
| Annual General Meeting | 28 April 2010 |
| Interim report January – March | 28 April 2010 |

| FOR ADDITIONAL INFORMATION CONTACT | |
|---|---|
| Carl Backman, President & CEO | +46 31- 708 64 59 |
| Jonas Alfredson, Chief Financial Officer | +46 31- 708 64 41 |
| Pia-Lena Olofsson, Group Accounting Director | +46 31- 708 64 49 |

INTERIM REPORT JANUARY – SEPTEMBER 2009 · PAGE 10

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BURE EQUITY AB (PUBL) CORPORATE ID NUMBER 556454-8781

## STATEMENT OF COMPREHENSIVE INCOME, GROUP

| SEK M | | Q3 2009 | Q3 2008 | 9 mths 2009 | 9 mths 2008 | Full year 2008 |
|---|---|---|---|---|---|---|
| **Continuing operations** | | | | | | |
| **Operating income** | | | | | | |
| Net sales | Note 1 | 162.4 | 203.4 | 704.8 | 783.0 | 1,096.6 |
| Other operating income | | 5.0 | 5.2 | 17.2 | 8.2 | 19.1 |
| Exit gains | | 0.0 | 1.8 | *0.1* | 8.5 | 8.5 |
| Shares in profit of associates | | 17.2 | 0.5 | 223.2 | 1.6 | 3.0 |
| **Total operating income** | | **184.6** | **210.9** | **945.4** | **801.3** | **1,126.4** |
| **Operating expenses** | | | | | | |
| Goods for resale | | -2.6 | -3.2 | -12.0 | -14.2 | -22.6 |
| Other external expenses | | -68.9 | -68.5 | -212.9 | -223.4 | -333.3 |
| Personnel costs | | -127.8 | -152.3 | -514.2 | -515.9 | -712.7 |
| Depreciation/amortisation and impairment losses | | -6.9 | -4.8 | -88.2 | -16.0 | -38.0 |
| Reversal of previously recognised impairment losses in investing activities | | – | – | – | *61.7* | 61.7 |
| Other operating expenses | | -3.5 | -3.6 | -34.6 | -12.0 | -15.7 |
| Exit losses | | – | -0.8 | – | -0.8 | -0.8 |
| Operating profit/loss | Note 1 | **-25.0** | **-22.3** | **83.6** | **80.7** | **65.8** |
| **Net financial items** | | **-3.0** | **21.1** | **7.1** | **47.1** | **74.7** |
| **Profit after financial items** | | **-28.0** | **-1.2** | **90.6** | **127.7** | **140.5** |
| **Income tax expense** | | **1.5** | **-4.7** | **-7.8** | **-15.8** | **-26.9** |
| **Profit for the period from continuing operations** | | **-26.5** | **-5.9** | **82.9** | **111.9** | **113.6** |
| **Discontinued operations** | | | | | | |
| Profit for the period from discontinued operations | Note 2 | – | 96.8 | 22.2 | 234.9 | 769.0 |
| **PROFIT FOR THE PERIOD** | | **-26.5** | **90.9** | **105.1** | **346.8** | **882.6** |
| **Other comprehensive income** | | | | | | |
| Translation differences | | -36.3 | 7.6 | -27.3 | 10.2 | 37.2 |
| Issue proceeds, Max Matthiessen | | 6.9 | | 6.9 | | |
| **Comprehensive income for the period** | Note 5 | **-55.9** | **98.5** | **84.7** | **357.0** | **919.8** |
| Profit for the period attributable to minority interests | | -0.1 | 0.0 | 0.0 | 0.6 | 0.6 |
| **Profit for the period attributable to equity holders of the Parent Company** | | -26.4 | 90.9 | 105.1 | 346.2 | 882.0 |
| **Total profit** | | **-26.5** | **90.96** | **105.1** | **346.8** | **882.6** |
| Average basic number of shares, thousands | | 50,349 | 89,889 | 54,283 | 91,752 | 89,782 |
| Average diluted number of shares, thousands | | 50,349 | 89,889 | 54,283 | 91,752 | 89,782 |
| Basic earnings per share for the period in continuing operations, SEK | | -0.53 | -0.07 | 1.53 | 1.22 | 1.26 |
| Basic earnings per share for the period in discontinued operations, SEK | | – | 1.08 | 0.41 | 2.56 | 8.56 |
| **Basic earnings per share for the period, SEK** | | **-0.53** | **1.01** | **1.94** | **3.78** | **9.82** |
| Diluted earnings per share for the period in continuing operations, SEK | | -0.53 | -0.07 | 1.53 | 1.22 | 1.26 |
| Diluted earnings per share for the period in discontinued operations, SEK | | – | 1.08 | 0.41 | 2.56 | 8.56 |
| **Diluted earnings per share for the period, SEK** | | **-0.53** | **1.01** | **1.94** | **3.78** | **9.82** |

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BURE EQUITY AB (PUBL) CORPORATE ID NUMBER 556454-8781

## STATEMENT OF FINANCIAL POSITION, GROUP

| SEK M | | 30 Sept 2009 | 30 Sept 2008 | 31 Dec 2008 |
|---|---|---|---|---|
| **Assets** | | | | |
| Intangible assets | | 401.6 | 449.0 | 458.4 |
| *Of which, goodwill* | | *397.6* | *444.0* | *453.6* |
| Tangible assets | | 70.6 | 87.5 | 75.2 |
| Financial assets | | 769.9 | 83.0 | 78.6 |
| Inventories, etc. | | 28.1 | 35.0 | 22.3 |
| Current receivables | | 253.6 | 313.4 | 301.6 |
| **Cash and cash equivalents and short-term investments** | | 656.1 | 1,746.9 | 2,058.9 |
| **Total assets in continuing operations** | | **2,179.9** | **2,714.8** | **2,995.0** |
| Non-current assets held for sale | Note 3 | – | 675.5 | – |
| **Total assets** | | **2,179.9** | **3,390.3** | **2,995.0** |
| | | | | |
| **Equity and liabilities** | | | | |
| Equity attributable to equity holders of the Parent Company | | 1,548.8 | 2,627.6 | 2,472.1 |
| **Equity attributable to minority interests** | | 7.6 | 8.9 | 8.6 |
| **Total equity** | | **1,556.4** | **2,636.5** | **2,480.7** |
| Non-current liabilities | | 131.7 | 223.8 | 214.7 |
| **Current liabilities** | | **491.8** | **288.9** | **299.6** |
| **Total liabilities in continuing operations** | | **623.5** | **512.7** | **514.3** |
| Liabilities directly connected to non-current assets held for sale | Note 3 | – | 241.1 | – |
| **Total equity and liabilities** | | **2,179.9** | **3,390.3** | **2,995.0** |
| *Of which, interest-bearing liabilities* | | *206.6* | *217.8* | *193.6* |
| | | | | |
| **Pledged assets and contingent liabilities** | | | | |
| Pledged assets | | 252.4 | 208.7 | 253.4 |
| *Of which, pledged assets in discontinued operations* | | – | 6,2 | – |
| Contingent liabilities | | – | – | – |
| *Of which, contingent liabilities in discontinued operations* | | – | – | – |

## STATEMENT OF CHANGES IN EQUITY, GROUP

| | Equity attributable to equity holders of the Parent Company | | | | | |
|---|---|---|---|---|---|---|
| **SEK M<br>Group** | **Share capital** | **Other contributed capital** | **Reserves** | **Retained profit/ loss incl. profit loss for the year** | **Minority share** | **Total equity** |
| **Opening balance at 1 January 2008** | **842.1** | **1,178.9** | **12.9** | **712.2** | **7.7** | **2,753.8** |
| Comprehensive income for the period | – | – | 10.2 | 346.2 | 0.6 | 357.0 |
| Sale to (+)/acquisition from (–) minority | – | – | – | 0.7 | 0.6 | 1.3 |
| Transactions with minorities | – | – | – | -13.7 | – | -13.7 |
| Cash dividend | – | – | – | -92.6 | – | -92.6 |
| Repurchase of shares | – | – | – | -368.9 | – | -368.9 |
| Costs related to redemption procedure | | | | -0.5 | | -0.5 |
| **Closing balance at 30 September 2008** | **842.1** | **1,178.9** | **23.0** | **583.4** | **8.9** | **2,636.5** |
| | | | | | | |
| **Opening balance at 1 January 2009** | **300.1** | **1,720.9** | **50.3** | **400.7** | **8.6** | **2,480.7** |
| Comprehensive income for the period | – | – | -20.3 | 105.1 | 0.0 | 84.7 |
| Sale to minority | | | | 1.0 | -1.0 | 0.0 |
| Completed redemption procedure | – | -1,007.0 | – | – | – | -1,007.0 |
| Costs for the completed redemption procedure | – | – | – | -2.2 | – | -2.2 |
| **Closing balance at 30 September 2009** | **300.1** | **713.9** | **30.0** | **504.7** | **7.6** | **1,556.4** |

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BURE EQUITY AB (PUBL) CORPORATE ID NUMBER 556454-8781

## STATEMENT OF CASH FLOWS, GROUP

| SEK M | Q3 2009 | Q3 2008 | 9 mths 2009 | 9 mths 2008 | Full year 2008 |
|---|---|---|---|---|---|
| **Cash flow from operating activities before change in working capital** | -39,5 | 9.1 | -54.5 | 209.6 | 239.9 |
| **Cash flow from change in working capital** | 16,5 | -18.3 | -55.5 | -37.0 | 6.9 |
| **Cash flow from operating activities** | -23,0 | -9.2 | -110.0 | 172.6 | 246.8 |
| **Cash flow from investing activities** | 8,1 | 266.3 | -245,7 | 248.5 | 483.6 |
| **Cash flow from financing activities** | -6,1 | -301.1 | -1,042.2 | -497.2 | -500.8 |
| **Cash flow for the period** | -21,0 | -44.0 | 1,397.9 | -76.1 | 229.6 |
| Cash and cash equivalents at beginning of period | 681.5 | 1,783.4 | 2,058.9 | 1,816.1 | 1,816.1 |
| Exchange rate differences and change in value of hedge fund | -4.4 | 7.5 | -4.9 | 6.9 | 13.2 |
| Cash and cash equivalents at end of period (incl. non-current assets held for sale) | 656.1 | 1,746.9 | 656.1 | 1,746.9 | 2,058.9 |

## INCOME STATEMENT, PARENT COMPANY

| SEK M | Q3 2009 | Q3 2008 | 9 mths 2009 | 9 mths 2008 | Full year 2008 |
|---|---|---|---|---|---|
| **Operating income** | | | | | |
| **Investing activities** | | | | | |
| Dividends | – | – | 8.0 | – | – |
| Exit gains | – | 141.9 | 22.3 | 150.9 | 811.9 |
| Reversals/impairment losses | -0.5 | – | -109.4 | 170.0 | 170.0 |
| **Profit before financial items and administrative expenses** | -0.5 | 141.9 | -79.1 | 320.9 | 981.9 |
| **Administrative expenses** | -4.3 | -7.1 | -21.6 | -30.4 | -38.0 |
| **Profit before financial items** | -4.8 | 134.8 | -100.7 | 290.5 | 943.9 |
| **Net financial items** | 2.5 | 21.3 | 14.9 | 52.9 | 75.3 |
| **Profit after financial items** | -2.3 | 156.1 | -85.8 | 343.4 | 1,019.2 |
| **Income tax expense** | – | – | – | – | – |
| **Profit for the period** | -2.3 | 156.1 | -85.8 | 343.4 | 1,019.2 |
| Average number of shares, thousands | 50,349 | 89,889 | 54,283 | 91,752 | 89,782 |
| Average number of shares after dilution, thousands | 50,349 | 89,889 | 54,283 | 91,752 | 89,782 |
| Basic earnings per share, SEK | -0.05 | 1.74 | -1.58 | 3.74 | 11.35 |
| Diluted earnings per share, SEK | -0.05 | 1.74 | -1.58 | 3.74 | 11.35 |
| Average number of employees | 7 | 9 | 7 | 9 | 9 |

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81 Appendices

INTERIM REPORT JANUARY – SEPTEMBER 2009 · PAGE 14

BURE EQUITY AB (PUBL) CORPORATE ID NUMBER 556454-8781

BALANCE SHEETS, PARENT COMPANY

SEK M 30 Sept 2009 30 Sept 2008 31 Dec 2008

Assets

Tangible assets 0,3 0,4 0,4

Financial assets 904,1 924,7 611,0

Non-current receivables 51,2 – –

Current receivables 99,9 105,7 73,1

Cash and cash equivalents and short-term investments 522,0 1 528,3 1 813,6

Total assets 1 577,5 2 559,1 2 498,1

Equity and liabilities

Equity 1 351,1 2 493,9 2 445,2

Current liabilities 226,4 65,2 52,9

Total equity and liabilities 1 577,5 2 559,1 2 498,1

Of which, interest-bearing liabilities 29,8 28,5 28,4

Pledged assets and contingent liabilities

Pledged assets 25,0 – –

Contingent liabilities – – –

CASH FLOW STATEMENTS, PARENT COMPANY

SEK M Q3 2009 Q3 2008 9 mths 2009 9 mths 2008 Full year 2008

Cash flow from operating activities

before change in working capital -1.9 15.1 1.4 23.4 37.6

Cash flow from change in working capital -10.1 -25.4 -6.6 -20.7 -17.9

Cash flow from operating activities -12.0 -10.3 -5.2 2.7 19.7

Cash flow from investing activities -1.8 408.4 -180.8 397.6 669.0 Cash flow from financing activities -0.1 -250.2 -1,105.5 -295.1 -298.2 Cash flow for the period -13.9 147.9 1,291.5 105.2 390.5 Cash and cash equivalents at beginning of period 535.9 1,380.4 1,813.6 1,423.1 1,423.1 Cash and cash equivalents at end of period 522.0 1,528.3 522.0 1,528.3 1,813.6 STATEMENT OF CHANGES IN EQUITY, PARENT COMPANY SEK M Q3 2009 Q3 2008 9 mths 2009 9 mths 2008 Full year 2008 Opening balance, equity 1,353.4 2,686.4 2,445.2 2,612.4 2,612.4 Shareholder contributions received/paid – – 51.0 – -6.9 Impairment loss on shares – – -50.1 – – Repurchase of shares – -348.6 – -368.8 -368.9 Completed redemption procedure – – -1,007.0 – – Cash dividend – – – -92.6 -92.6 Distribution of shares in AcadeMedia – – – – -717.5 Costs related to redemption procedure – – -2.2 -0.5 -0.5 Profit for the period -2.3 156.1 -85.8 343.4 1,019.2 Closing balance, equity 1,351.1 2,493.9 1,351.1 2,493.9 2,445.2

BURE EQUITY AB (PUBL) CORPORATE ID NUMBER 556454-8781

## ACCOUNTING POLICIES

This consolidated interim report for the third quarter of 2009, like the annual report for 2008, has been presented in compliance with International Financial Reporting Standards (IFRS) as endorsed for application in the EU, the Swedish Annual Accounts Act and the Swedish Financial Reporting Board's recommendation RFR 2.2, Accounting for Legal Entities.

Since the publication of the most recent annual report, a few new or revised standards have been adopted. The most important of these is IFRS 8, Operating Segments. The concepts of primary and secondary segment in the Group have been replaced by operating segments. The implementation of this standard has had no impact on the profit or financial position of the Group. The implementation of IFRS 8 has not given rise to any segments other than those reported as primary segments in accordance with IAS 14. Segment information is provided in Note 1.

A revised IAS 1, Presentation of Financial Statements, has also been adopted. The standard requires entities to present changes in equity resulting from transactions with owners separately from 'non-owner' changes. The statement of changes in equity will only contain details relating to transactions with owners. Other "non-owner' changes in equity are presented on a line in the statement of changes in equity. In addition, the standard introduces the "Statement of comprehensive income" which shows all items of income and expense. See also page 11.

Furthermore, a revised IAS 23, Borrowing Costs, has been adopted. The standard requires capitalisation of borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset that takes a substantial period to get ready for use or sale. In addition, a new interpretation, IFRIC 13 Customer Loyalty Programmes, has been adopted and requires entities to allocate some of the proceeds of the initial sale to the award credits and recognise these proceeds as revenue only when they have fulfilled their obligations. Neither IAS 23 nor IFRIC 13 is deemed relevant to Bure's operations at present, and these have not had any impact on Bure's financial statements.

Those parts of the report that are based on the above accounting policies are the financial statements on pages 11–17.

## DISCLOSURES

### Dilutive effects of existing ownership distribution programmes

The following information is provided as a disclosure regarding the dilution effects that exist in the companies where Bure has carried out ownership distribution programmes:

| Scope | SRC | EnergoRetea | Mercuri |
|---|---|---|---|
| Holding based on number of warrants/options granted, %[1] | 11.3 | 4.1 | 21.7 |
| Exercise date for subscription rights | May 2014 | May 2012 | Aug 2011 |
| Exercise price calculated on 100% of the company, SEK M[2] | 20 | 175 | 443 |

| Value range for premature exercise of subscription rights[1] | Period | SRC | EnergoRetea | Mercuri |
|---|---|---|---|---|
| Exercise price calculated on 100% of the company, SEK M[2] | 31 Dec 2009 | 13 | 139 | 378 |
| | 31 Dec 2010 | 14 | 153 | 416 |
| | 31 Dec 2011 | 16 | 169 | |
| | 31 Dec 2012 | 18 | | |
| | 31 Dec 2013 | 19 | | |
| | 31 May 2014 | 20 | | |

[1] The specified percentage refers to the number of warrants/options sold to date. Further dilution may thus arise. Subscription rights may be exercised prematurely in certain situations, e.g. in connection with an exit. The exercise price then varies with respect to the date.

[2] The exercise price will be indexed, normally by 10 per cent annually, with monthly adjustment of the exercise price.

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BURE EQUITY AB (PUBL) CORPORATE ID NUMBER 556454-8781

## NOTE 1 – SEGMENT REPORTING

**Segment reporting**
Bure has adopted the new IFRS 8 standard for reporting of operating segments. Since Bure has previous accounted for segments in a similar manner, the new standard has not led to any changes in the basis for segmentation or in calculation of profit/loss in the segments compared to the most recently published annual report.

Positive and negative goodwill arising on consolidation has been attributed to the respective companies. Transactions between the various segments are insignificant in scope and are equal to less than 0.1 per cent of total sales. Dormant companies or companies not classified as portfolio companies are reported under the heading "Other companies". For a description of the respective companies' operations, see pages 4–6.

| SEK M | Mercuri | | EnergoRetea | | SRC | | Other companies | | Discontinued operations | | Eliminations, etc. | | Parent Company | | TOTAL | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | 9 mths 2009 | 9 mths 2008 | 9 mths 2009 | 9 mths 2008 | 9 mths 2009 | 9 mths 2008 | 9 mths 2009 | 9 mths 2008 | 9 mths 2009 | 9 mths 2008 | 9 mths 2009 | 9 mths 2008 | 9 mths 2009 | 9 mths 2008 | 9 mths 2009 | 9 mths 2008 |
| **Income** | | | | | | | | | | | | | | | | |
| Total income | 468 | 560 | 204 | 195 | 23 | 28 | 11 | 4 | – | – | -1 | -4 | – | – | 705 | 783 |
| Shares in profit | 1 | | | | | | 222 | 2 | | | | | | | 223 | 2 |
| **Profit/loss** | | | | | | | | | | | | | | | | |
| Profit/loss by segment | -56 | 17 | 8 | 18 | -1 | 1 | 222 | 3 | – | – | – | 3 | – | – | 174 | 66 |
| Unallocated costs | | | | | | | | | | | | | -22 | -30 | -22 | -30 |
| Reversals/ impairment losses | -14 | | | | | | | | | | 55 | -108 | -109 | 170 | -68 | 62 |
| in investing activities | | | | | | | | | | | | | | | – | – |
| Dividends | | | | | | | | | | | -8 | | 8 | | – | – |
| Exit gains/losses | | | | -1 | | | | | | | -22 | -142 | 22 | 151 | 0 | 8 |
| **Operating profit/loss** | **-70** | **17** | **8** | **17** | **-1** | **1** | **222** | **3** | **–** | **–** | **25** | **-247** | **-101** | **291** | **84** | **81** |
| Net financial items | | | | | | | | | | | | | | | 7 | 47 |
| Income tax expense | | | | | | | | | | | | | | | -8 | -16 |
| **Continuing operations** | | | | | | | | | | | | | | | **83** | **112** |
| **Profit from discontinued operations** | | | | | | | | | | | | | | | **22** | **235** |
| **Profit for the year** | | | | | | | | | | | | | | | **105** | **347** |

**Other disclosures**

| SEK M | Mercuri | | EnergoRetea | | SRC | | Other companies | | Discontinued operations | | Eliminations, etc. | | Parent Company | | TOTAL | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | 30 Sept 2009 | 30 Sept 2008 | 30 Sept 2009 | 30 Sept 2008 | 30 Sept 2009 | 30 Sept 2008 | 30 Sept 2009 | 30 Sept 2008 | 30 Sept 2009 | 30 Sept 2008 | 30 Sept 2009 | 30 Sept 2008 | 30 Sept 2009 | 30 Sept 2008 | 30 Sept 2009 | 30 Sept 2008 |
| **Assets** | 511 | 649 | 193 | 209 | 15 | 18 | 147 | 200 | – | 470 | -67 | -88 | 674 | 1,654 | 1,472 | 3,111 |
| Shares in equity | 4 | 3 | – | – | – | – | – | 11 | – | 188 | 220 | -183 | 453 | 183 | 676 | 202 |
| Unallocated assets | | | | | | | | | | | | | | | 31 | 77 |
| **Total assets** | | | | | | | | | | | | | | | **2,179** | **3,390** |
| **Liabilities** | 132 | 179 | 51 | 64 | 4 | 6 | 42 | 48 | – | 220 | -67 | -85 | 226 | 65 | **388** | **497** |
| Unallocated liabilities | | | | | | | | | | | | | | | 236 | 257 |
| **Total liabilities** | | | | | | | | | | | | | | | **623** | **754** |
| Investments | 4 | 7 | 1 | 34 | – | – | 4 | 8 | – | 18 | – | – | 455 | 12 | 464 | 80 |
| Amortisation/depreciation | -7 | -7 | -2 | -2 | – | -1 | -10 | -3 | – | -47 | – | – | – | – | -20 | -60 |

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BURE EQUITY AB (PUBL) CORPORATE ID NUMBER 556454-8781

## NOTE 2 – PROFIT FROM DISCONTINUED OPERATIONS

| SEK M | Q3 2009 | Q3 2008 | 9 mths 2009 | 9 mths 2008 | Fullyear 2008 |
|---|---|---|---|---|---|
| **Operating income** | | | | | |
| Net sales | – | 242.4 | – | 1,188.8 | 1,188.8 |
| Exit gains | – | 89.4 | 22.3 | 136.4. | 676.1 |
| Other operating income | – | 0.2 | – | 0.7 | 0.6 |
| Shares in profit of associates | – | – | – | 7.0 | 11.1 |
| **Total operating income** | – | **332.0** | **22.3** | **1,332.9** | **1,876.6** |
| **Operating expenses** | | | | | |
| Goods for resale | – | -33.5 | – | -91.7 | -90.6 |
| Other external expenses | – | -84.4 | – | -363.8 | -364.4 |
| Personnel costs | – | -109.0 | – | -574.3 | -577.6 |
| Amortisation/depreciation and impairment losses | – | -6.0 | – | -44.5 | -44.5 |
| Other operating expenses | – | – | – | 0.6 | -6.3 |
| **Operating profit** | – | **99.1** | **22.3** | **259.2** | **793.2** |
| Net financial items | – | – | – | – | 0.1 |
| **Profit after financial items** | – | **99.1** | **22.3** | **259.2** | **793.3** |
| Income tax expense | – | -2.3 | – | -24.3 | -24.3 |
| **PROFIT FROM DISCONTINUED OPERATIONS** | – | **96.8** | **22.3** | **234.9** | **769.0**[1] |
| Basic earnings per share, SEK | – | 1.08 | 0.41 | 2.56 | 8.56 |
| Diluted earnings per share, SEK | – | 1.08 | 0.41 | 2.56 | 8.56 |
| Cash flow from operating activities | – | 34.0 | – | 110.8 | 110.8[2] |
| Cash flow from investing activities | – | 204.9 | 40.8 | 190.7 | 482.1 |
| Cash flow from financing activities | – | – | – | -56.3 | -56.3 |
| **Net cash from discontinued operations** | – | **238.9** | **40.8** | **245.2** | **536.6** |

[1] Discontinued operations refer to Anew Learning, AcadeMedia, Textilia and the Citat group excluding Scandinavian Retail Center AB

[2] In cash flow from discontinued operations, investing activities include the acquisition of properties in Textilia that were previously held under a finance lease by another company in the Bure Group.

## NOTE 3 – NON-CURRENT ASSETS HELD FOR SALE

At 30 September 2009, Bure had no holdings classified as non-current assets held for sale.

## NOTE 4 – ACQUISITIONS AND DIVESTITURES

**Acquisitions**

During the quarter and the nine-month period, the acquisition of a 1% minority holding in EnergoRetea was carried out for a purchase price of SEK 1.1M.

**Divestitures during the year**

No divestitures were carried out in the third quarter. During the nine-month period, a conditional purchase price for the sale of Textilia affected profit in an amount of SEK 22.3M. The total effect on cash and cash equivalents was SEK 40.8M, due to the payment of a previously unsettled purchase price commitment of SEK 18.5M.

**Total value of sold assets and liabilities in Textilia during the quarter and accumulated for 2009:**

| SEK M | Q3 2009 | 9 mths 2009 |
|---|---|---|
| Assets | – | – |
| Liabilities | – | – |
| Capital gains | – | 22.3 |
| **Total purchase price** | – | – |
| Previously unsettled purchase price commitments now paid | – | 18.5 |
| **Effect on the Group's cash and cash equivalents, total net outflow** | – | **40.8** |

## NOTE 5 – EFFECTS OF CHANGED ESTIMATES AND ASSUMPTIONS

Key accounting estimates and assumptions are presented in Note 11 of the annual report for 2008. No changes have been made in these accounting estimates and assumptions that could have a significant impact on this interim report.

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BURE EQUITY AB (PUBL) CORPORATE ID NUMBER 556454-8781

## FIVE-YEAR OVERVIEW

| Data per share[1] | 2005[3] | 2006 | 2007 | 2008 | 9 mths 2008 | 9 mths 2009 |
|---|---|---|---|---|---|---|
| Equity (net asset value), SEK[2] | 33.36 | 46.73 | 28.02 | 29.14 | 29.72 | 26.83 |
| Equity (net asset value) after exercise of outstanding warrants, SEK[2] | 18.99 | 26.30 | 28.02 | 29.14 | 29.72 | 26.83 |
| Share price, SEK | 23.80 | 33.40 | 37.90 | 24.70 | 37.10 | 38.30 |
| Share price as a percentage of equity, % | 125 | 127 | 135 | 85 | 125 | 143 |
| Parent Company basic equity per share, SEK | 33.36 | 46.73 | 28.02 | 29.14 | 29.72 | 26.83 |
| Parent Company diluted equity per share, SEK | 18.99 | 26.30 | 28.02 | 29.14 | 29.72 | 26.83 |
| Consolidated diluted equity per share, SEK | 32.81 | 43.57 | 29.54 | 29.56 | 31.42 | 30.90 |
| Consolidated diluted equity per share, SEK | 18.73 | 24.77 | 29.54 | 29.56 | 31.42 | 30.90 |
| Parent Company basic earnings per share, SEK | 6.22 | 13.85 | 8.11 | 11.35 | 3.74 | -1.58 |
| Parent Company diluted earnings per share, SEK[4] | 3.08 | 6.99 | 6.36 | 11.35 | 3.74 | -1.58 |
| Consolidated basic earnings per share, SEK | 9.37 | 14.21 | 12.39 | 9.82 | 3.78 | 1.94 |
| Consolidated diluted earnings per share, SEK[4] | 4.63 | 7.17 | 9.71 | 9.82 | 3.78 | 1.94 |
| Number of shares, thousands | 60,358 | 62,819 | 93,225 | 83,915 | 83,915 | 50,349 |
| Number of warrants outstanding, thousands | 69,362 | 66,901 | – | – | – | – |
| Total number of shares including warrants outstanding, thousands | 129,720 | 129,720 | 93,225 | 83,915 | 83,915 | 50,349 |
| Diluted number of shares according to IAS 33, thousands | 115,772 | 122,836 | 93,225 | 83,915 | 83,915 | 50,349 |
| Average number of shares, thousands | 54,172 | 61,071 | 84,465 | 89,782 | 91,752 | 54,283 |
| Average diluted number of shares according to IAS 33, thousands | 109,585 | 121,086 | 107,782 | 89,782 | 91,752 | 54,283 |
| **Key figures** | | | | | | |
| Dividend paid, SEK per share | – | – | 1.00 | 8.55 | 1.00 | – |
| Direct yield, % | – | – | 2.64 | 34.62 | 2.80 | – |
| Total yield, % | 36.8 | 40.3 | 16.6 | -2.8 | 0.5 | 55.1 |
| Market capitalisation, SEK M | 1,437 | 2,098 | 3,533 | 2,073 | 3,113 | 1,928 |
| Diluted market capitalisation, SEK M[5] | 3,087 | 4,333 | 3,533 | 2,073 | 3,113 | 1,928 |
| Net asset value, SEK M | 2,014 | 2,935 | 2,612 | 2,445 | 2,494 | 1,351 |
| Return on equity, % | 19.2 | 34.2 | 24.7 | 40.3 | 12.0 | -4.5 |
| **Parent Company profit and financial position** | | | | | | |
| Exit gains/losses, SEK M | 353.7 | 625.6 | 451.9 | 811.9 | 150.9 | 22.3 |
| Profit for the period after tax, SEK M | 337.2 | 846.1 | 685.2 | 1 019.2 | 343.4 | -85.8 |
| Total assets, SEK M | 2,109 | 3,112 | 2,695 | 2,498 | 2,559 | 1,578 |
| Equity, SEK M | 2,014 | 2,935 | 2,612 | 2,445 | 2,494 | 1,351 |
| Equity/assets ratio, % | 95.4 | 94.3 | 97.0 | 97.9 | 97.5 | 85.6 |
| Net loan debt (-) / receivable (+) | 404 | 1,080 | 1,462 | 1,848 | 1,581 | 633 |
| Net loan debt (-) / receivable (+) after exercise of outstanding warrants | 854 | 1,556 | 1,462 | 1,848 | 1,581 | 633 |
| **Consolidated profit and financial position** | | | | | | |
| Net sales, SEK M | 2,022.7 | 2,147.1 | 1,013.2 | 1,096.6 | 783.0 | 704.8 |
| Profit for the period after tax, SEK M | 543.7 | 884.9 | 1 047.1 | 882.0 | 346.2 | 105.1 |
| Total assets, SEK M | 4,032 | 3,885 | 3,747 | 2,995 | 3,390 | 2,180 |
| Equity, SEK M | 1,980 | 2,737 | 2,754 | 2,481 | 2,637 | 1,556 |
| Equity/assets ratio, % | 49.1 | 70.5 | 73.5 | 82.8 | 77.8 | 71.4 |
| Net loan debt (-) / receivable (+) | 201 | 1,178 | 1,514 | 1,892 | 1,573 | 560 |
| Net loan debt (-) / receivable (+) after exercise of outstanding warrants | 651 | 1,655 | 1,514 | 1,892 | 1,573 | 560 |
| Average number of employees (excluding discontinued operations) | 2,220 | 2,683 | 799 | 939 | 920 | 864 |

1 All historical data per share has been adjusted for shares in issue with a time-weighting factor as prescribed by IAS 33.
2 Net asset value corresponds to equity per share.
3 The figures for the full year 2005 include discontinued operations.
4 In the event of a negative result, the average number of shares before dilution is also used for calculation after dilution.
5 Market capitalisation taking into account the total number of shares after full exercise of outstanding warrants multiplied by share price on the closing date for the period in question.

*The information in this Interim Report is subject to the disclosure requirements of Bure Equity AB under the Swedish Securities Market Act. This information was publicly communicated on 22 October 2009.*

INTERIM REPORT JANUARY – SEPTEMBER 2009 · PAGE 18

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86 Appendices Bure Equity AB (publ), Box 5419, SE-402 29 Göteborg, Sweden, Tel +46 31-708 64 00, Fax +46 31-708 64 80 Corporate ID number 556454-8781, www.bure.se About Bure Bure is an investment company whose primary emphasis is on long-term ownership in unlisted companies with a strong and stable earning capacity in sectors where Bure has previous experience.

87 Appendices Skanditek’s interim report for January–September 2009 SKANDITEK INDUSTRIFÖRVALTNING AB (PUBL.) ORG. NO. 556235-4141 SKANDITEK INTERIM REPORT JANUARY – SEPTEMBER 2009 PAGE 1 OF 18 Third quarter 2009 - Consolidated operating profit amounted to SEK 151 m (2) - Consolidated profit after taxes was SEK 241 m (loss: 18) - Earnings per share amounted to SEK 3.66 (loss: 0.28) - Profit from discontinued operations totaled SEK 91 m (loss: 20) - Cash flow during the period was a negative SEK 29 m (neg: 20) - Skanditek finalized the merger between the subsidiary MYDATA and Micronic Laser Systems AB and thus became the largest owner in Micronic with a 38.0-percent holding. Positive earnings effects from negative goodwill totaled SEK 179 m (0). Interim report period January – September 2009 - Consolidated operating profit amounted to SEK 158 m (8) - Consolidated profit after taxes was SEK 223 m (loss: 18) - Profit from discontinued operations amounted to SEK 64 m (loss: 27) - Earnings per share amounted to SEK 3.41 (0.14) - Cash flow during the period was SEK 146 m (neg: 99) - The portfolio company Bure completed its redemption program. Skanditek received SEK 201 m. After the end of the period - On October 14, 2009, the Boards of Directors of Bure Equity AB and Skanditek Industriförvaltning AB proposed a merger of the companies, which was deemed a natural phase in the development of both companies. The combined resources will make the new company a stronger player in the financial market. - The exchange ratio for the merger of Bure and Skanditek will entail that each Skanditek share entitles the shareholder to 0.75 shares in Bure. A Skanditek shareholder with four shares will thus receive three new Bure shares. - An Extraordinary General Meeting of Skanditek will be held on Tuesday, December 1, 2009 at 10:00 a.m. at Salénhuset, Aulan, Norrlandsgatan 15, in Stockholm. The information in this interim report is of the type that Skanditek is obligated to disclose in accordance with the Securities Market Act and the Financial Instruments Trading Act. The information was submitted for disclosure on October 28, 2009 at 08:30 CET. Interim report January – september 2009 Comments by the President The third quarter was an intensive and eventful period for Skanditek and, naturally, the focus was on the merger with Bure, which was announced after the close of the quarter on October 14. The merger of the companies is a natural progression in the further development of both companies. A driving force behind the merger has been the will to create a company with critical mass and an attractive portfolio of companies that constitute a competitive investment alternative for our shareholders. Obviously, another important aim has been to reduce the total management costs for these companies. As a result of the transaction, Skanditek’s shareholders will gain greater exposure to Bure’s portfolio of companies and, particularly, to the two largest holdings, Carnegie Investment Bank and Mercuri International. The new Bure, which will be the name of the combined new company, will have cash assets of approximately SEK 300 m in funds for investment. The second half of the year started in a satisfactory manner, with both Vitrolife and Theducation reporting healthy growth and earnings. Partnertech, which has implemented forceful measures to adapt its cost level to the new demand situation, reported stable earnings, including an operating profit. Micronic, in which our former subsidiary MYDATA automation is now also reported, experienced a weak third quarter. It is worth noting that the company’s customers reported strong figures for the quarter and that demand in the semi-conductor industry is strong, which usually represent signs of a future increase in demand in Micronic’s segments. Although Academedia had yet to disclose its earnings for the quarter when this report was published, it is gratifying to note that the company’s stock-market performance to date has been strong. We now look forward to finalizing the merger process and forming an exciting new Bure! Patrik Tigerschiöld President

88 Appendices PAGE 2 OF 18 SKANDITEK INDUSTRIFÖRVALTNING AB (PUBL.) ORG. NO. 556235-4141 SKANDITEK INTERIM REPORT JANUARY – SEPTEMBER 2009 The Group’s investments and earnings Investments and divestments On July 2, 2009, the transaction between Micronic and Skanditek pertaining to the divestment of MYDATA was completed. The transaction was carried out as a non-cash issue, which entailed that as of July 2, 2009, Skanditek’s holding in Micronic amounts to 38 percent. Accordingly, from the third quarter, MYDATA is no longer included as a Skanditek subsidiary, while Micronic is reported as an associated company as of the same date. The purchase consideration for MYDATA, also the acquisition value of the Micronic holding, was SEK 297 m and was calculated based on the market value at the transaction date. During the third quarter, the transaction had a positive impact of SEK 179 m on operating profit, resulting from the reversal of negative goodwill arising from the acquisition of Micronic. The Group’s capital gain from the divestment of MYDATA was added to the income statement under profit from discontinued operations, totaling SEK 62 m, of which a loss of SEK 27 m derived from MYDATA’s loss for January – June 2009. All of the shares in Dipylon Medical AB were acquired in June on the basis of a directed non-cash issue. In conjunction with this acquisition, Skanditek’s ownership declined from 49.9 to 43.8 percent of the shares. Investments during first nine months of 2008 amounted to SEK 65 m, while investments during the quarter of 2008 amounted to SEK 22 m. No divestments were made during the period. Other Skanditek received a dividend from the associated company Vitrolife totaling SEK 2 m (0). Skanditek participated in Bure’s voluntary share redemption program, whereby SEK 201 m was added to cash and cash equivalents, which had a positive impact of SEK 29 m on operating profit. Skanditek’s ownership share remains unchanged at 19.9 percent.

SKANDITEK INTERIM REPORT JANUARY – SEPTEMBER 2009

# The Group's investments and earnings, continued

## Third quarter 2009

Consolidated net sales totaled SEK 46 m (48).

Operating profit amounted to SEK 151 m (2). Profit from associated companies amounted to SEK 150 m (3), which comprised the loss of SEK 29 m (loss: 3) from participations in associated companies and a reversal of negative goodwill totaling SEK 179 m (0) attributable to Micronic.

Profit from continuing operations totaled SEK 150 m (2). Earnings per share from continuing operations amounted to SEK 2.27 (loss: 0.03) per share.

Profit from discontinued operations amounted to SEK 91 m (loss: 20) and derived from the divestment of MYDATA.

Consolidated profit for the quarter totaled SEK 241 m (loss: 18). Earnings per share amounted to SEK 3.66 (loss: 0.28) per share.

## Interim period January – September 2009

Consolidated net sales totaled SEK 130 m (77).

Operating profit was SEK 158 m (8). Profit from associated companies totaled SEK 144 m (6), comprising SEK 33 m (loss: 1) from losses from participations in associated companies, SEK 2 m (loss:2) from dilution effects and SEK 179 m (7) from the reversal of negative goodwill attributable to Micronic.

Operating profit was also positively impacted by SEK 29 m as a result of the redemption of Bure shares.

Profit from continuing operations totaled SEK 159 m (9). Earnings per share from continuing operations amounted to SEK 2.43 (0.14) per share.

Profit from discontinued operations totaled SEK 64 m (loss: 27) and derived from the divestment of MYDATA and the company's loss of SEK 27 m for 2009 (loss: 27).

Consolidated profit for the period totaled SEK 223 m (loss: 18). Earnings per share amounted to SEK 3.41 (loss: 0.27) per share.

## Financial position

At the end of the period, the Group's cash and cash equivalents totaled SEK 184 m (50). In February, redemption proceeds of SEK 201 m were received from Bure.

In addition to cash and cash equivalents, the Group had short-term investments with a market value of SEK 22 m (24).

Net cash assets available for investing activities (excluding portfolio companies in the Group) amounted to SEK 200 m (32).

Interest-bearing liabilities in the Group amounted to SEK 27 m (14).

Shareholders' equity corresponded to SEK 24.98 per share (20.95). The equity/assets ratio in the Group was 95 percent (85).

In the Parent Company, there is a prior guarantee of SEK 21 m for Group companies.

### Skanditek Group, Operating profit/loss in brief

| Amounts in SEK m | Jan–Sep 2009 | Jan–Sep 2008 | Fullyear 2008 |
|---|---|---|---|
| Management costs | -15.6 | -13,4 | -20.7 |
| Result from Group companies[1] | 6.3 | 0,8 | -4,0 |
| Result from associated companies | 144.2 | 5,6 | 27.2 |
| Result from other portfolio companies | 28.7 | 16,6 | 156.7 |
| Change in fairvalue, forward contracts | – | – | – |
| Change in fairvalue, short-term investments | -5.3 | -0,2 | -0.1 |
| R&D costs at Group level in accordance with IFRS reporting | – | -1,6 | – |
| Total operation profit/loss | 158.3 | 7,8 | 159.1 |

1 According to each company's accounting principles

### Financial position/ Key data

| Amounts in SEK m | 30 Sep 2009 | 30 Sep 2008 | 31 Dec 2008 |
|---|---|---|---|
| Cash and cash equivalents | 183.7 | 50.4 | 36.8 |
| Short-term investments | 21.7 | 23.5 | 20.0 |
| Cash assets for investments | 199.9 | 32.2 | 31.7 |
| Interest-bearing liabilities | 26.7 | 14.1 | 25.9 |
| Shareholders' equity per share, SEK | 24.98 | 20.95 | 19.64 |
| Equity/asset ratio, % | 95 | 85 | 87 |

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# Group per share data and key data

## Per share data

| (SEK) | 2009 July–Sep | 2009 Apr–June | 2009 Jan–March | 2008 Oct–Dec | 2008 July–Sep | 2008 Full year | 2007 Full year |
|---|---|---|---|---|---|---|---|
| Equity | 24.98 | 20.71 | 19.25 | 19.64 | 20.95 | 19.64 | 21.62 |
| Earnings | 2.41 | -0.27 | 0.01 | 1.89 | -0.28 | 1.63 | 2.64 |
| Market price at end of period | 19.90 | 15.90 | 13.00 | 12.30 | 19.20 | 12.30 | 25.20 |
| Value listed holdings | 17.40 | 11.65 | 8.76 | 11.70 | 14.34 | 11.70 | 14.28 |
| Indicated value of unlisted holdings | -0.56 | 1.08 | 0.73 | 0.12 | 4.37 | 0.12 | 9.39 |
| Invested capital at end of period | 20.72 | 20.72 | 20.72 | 22.87 | 22.86 | 22.87 | 21.94 |
| Total return, % | 25.2 | 22.3 | 5.7 | -35.9 | -8.1 | -50.0 | -39.7 |

## Key data, quarterly

| (SEK m) | 2009 July–Sep | 2009 Apr–June | 2009 Jan–March | 2008 Oct–Dec | 2008 July–Sep | 2008 Full year | 2007 Full year |
|---|---|---|---|---|---|---|---|
| Market cap at the end of the period | 1,300 | 1,039 | 850 | 804 | 1,255 | 804 | 1,647 |
| Net cash assets[1] | 200 | 205 | 228 | 32 | 32 | 32 | 104 |
| Value listed holdings | 1,134 | 761 | 573 | 765 | 937 | 765 | 931 |
| Indicated value of unlisted holdings | -34 | 73 | 49 | 8 | 286 | 8 | 615 |
| Invested capital at end of period | 1,354 | 1,354 | 1,354 | 1,495 | 1,494 | 1,495 | 1,437 |
| Management costs[2] | 23 | 22 | 21 | 21 | 20 | 21 | 20 |
| Management costs/market cap, %[2] | 1.8 | 1.7 | 1.6 | 1.4 | 1.3 | 1.4 | 0.8 |
| Equity/asset ratio, % | 95 | 87 | 86 | 87 | 85 | 87 | 92 |

*1 Net cash assets available for investing activities*
*2 Management costs and market capitalization refer to the preceding 12-month period*

## Skanditek share

The total return (total of price trend and reinvested dividend) was 25.2 percent (minus 8.1) during the quarter and 61.8 percent (minus 21.8) during January–September. The OMX Stockholm Mid Cap Index (OMXSMCGI) increased 1.2 percent (minus 14.0) during the quarter and 32.7 percent (minus 23.8) during the period.

At the end of the period, Skanditek's price share was SEK 19.90 (19.20), of which the market value of listed portfolio companies and Skanditek's funds available for investing activities accounted for SEK 20.46 (14.83). The indicated value of the unlisted holdings was a negative SEK 0.56 (pos: 4.37), calculated as Skanditek's share price less the market value of the listed holdings and net cash assets.

The diagram to the right shows the distribution of Skanditek's market capitalization by holding at the end of the period.

**Distribution of Skanditek's market capitalization by holding, Sep 30, 2009**


Indicated value of unlisted holdings -3%
Cash and cash equivalents incl. short-term investments 15%
Bure 30%
Vitrolife 11%
M 1,300 kr
PartnerTech 11%
AcadeMedia 12%
Micronic 24%

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# Skanditek's portfolio companies

| Portfolio company (Amounts in SEK m) | PORTFOLIO COMPANY, JAN – SEP Net sales 2009 | Net sales 2008 | Operating profit/loss 2009 | Operating profit/loss 2008 | Ownership-share[2] | SKANDITEK'S SHARE[1] Net sales 2009 | Operating profit/loss 2009 | Book value Group 30 Sep 2009 | Market value 30 sep 2009 |
|---|---|---|---|---|---|---|---|---|---|
| *Listed portfolio companies* | | | | | | | | | |
| AcadeMedia[3] | – | – | – | – | 13.9% | – | – | 160 | 160 |
| Bure Equity[4] | 940 | 783 | -59 | 35 | 19.9% | 187 | -12 | 385 | 385 |
| Micronic | 590 | 235 | 6 | -162 | 38.0% | 224 | 2 | 451 | 314 |
| PartnerTech | 1,592 | 1,878 | -5 | 9 | 43.0% | 684 | -2 | 227 | 140 |
| Vitrolife | 207 | 166 | 24 | 22 | 26.2% | 54 | 6 | 74 | 135 |
| **Total listed portfolio companies** | 3,329 | 3,062 | -34 | -96 | | 1,150 | -6 | 1,296 | 1,134 |
| *Unlisted portfolio companies* | | | | | | | | | |
| Aptilo Networks | 34 | 29 | -1 | -4 | 9.9% | 3 | 0 | 5 | – |
| CMA Microdialysis[5] | 40 | 41 | -11 | -4 | 43.8% | 18 | -5 | 41 | – |
| H. Lundén Holding | 15 | 35 | 8 | 25 | 20.0% | 3 | 2 | 48 | – |
| The Chimney Pot | 85 | 86 | 1 | -7 | 48.6% | 41 | 0 | 12 | – |
| Theducation | 130 | 110 | 4 | -1 | 74.3% | 97 | 3 | – | – |
| **Total unlisted portfolio companies** | 304 | 301 | 1 | 9 | | 162 | 0 | | – |
| Net cash assets Skanditek[6] | | | | | | | | | 200 |
| Indicated value of unlisted portfolio companies[7] | | | | | | | | | -34 |
| **Total portfolio companies** | 3,633 | 3,363 | -33 | -87 | | 1,312 | -6 | – | 1,300 |

1 Skanditek's share of the portfolio companies' sales and profit multiplied by the ownership share at September 30, 2009
2 Ownership share at September 30, 2009. The ownership share in Vitrolife was affected by repurchases of own shares.
3 AcadeMedia has not published its interim report for the January – September period and accordingly no figures can be reported.
4 Bure's share of sales and operating profit for continuing operations at September 30, 2009
5 Ownership share at September 30, 2009. The ownership share in CMA was affected by the dilutive effect.
6 Net cash assets refer to cash and cash equivalents including short-term investments in investing activities
7 Indicated value of unlisted portfolio companies = Skanditek's market capitalization less market value of listed holdings and net cash assets

## Performance of portfolio companies

Skanditek's share of the portfolio companies' net sales, calculated as the ownership share multiplied by the individual companies' net sales (excluding AcadeMedia) at the end of the period, amounted to SEK 1,312 m (1,158). The comparative figure is calculated pro forma based on the same ownership shares as at the end of the period. Similarly calculated, Skanditek's share of the portfolio companies' operating result amounted to a loss of SEK 6 m (profit: 15).

At the time of Skanditek's report, AcadeMedia had not published its results for the January – September period. Consequently, AcadeMedia's figures are not included in the table above. Skanditek's share of AcadeMedia's sales during the January – June period corresponded to 13 percent of the total portfolio.

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# Skanditek's portfolio companies : listed holdings

## AcadeMedia

A consequence of the merger of Skanditek and Bure is that Skanditek's report date has been moved forward to October 28. Since AcadeMedia will be publishing its interim report on November 5, AcadeMedia's figures for the January-September period are not available. As Skanditek's holding in AcadeMedia amounts to 13.9 percent, AcadeMedia's market value at September 30 is added to the Group's assets and shareholders' equity at the end of September and this is reflected in consolidated figures for the period.

**Business concept:** AcadeMedia shall be the leading education company in the deregulated education market. With a distinguished brand, AcadeMedia shall advance the development of teaching and create a company with the highest quality in the market. Acade-Media shall actively participate in the changes and development of the education industry.

**Chairman of the Board:** Patrik Tigerschiöld

**Chief Executive Officer:** Marcus Strömberg

**Skanditek's shareholding:** 13.9%

## Bure Equity

Bure reported an operating loss of SEK 25 m (profit: 77) for the period, including discontinued operations. The operating loss for continuing operations was SEK 25 m (loss: 22) for the quarter.

Of the operating loss, existing subsidiaries accounted for a loss of SEK 37 m (loss: 22) and participations in associated companies for a profit of SEK 17 m (1). Of the shares of profits from associated companies, SEK 1 m was attributable to Carnegie, SEK 16 m to Max Matthiessen and SEK 0 m to Celemi. Bure reported a loss of SEK 28 m (loss: 1) after financial items.

Bure's operating profit for the nine-month period totaled SEK 105 m (340), including discontinued operations.

The operating profit for continuing operations was SEK 83 m (81) for the nine-month period. The shares of profits from associated companies amounted to SEK 223 m, of which SEK 208 m was attributable to Carnegie, SEK 17 m to Max Matthiessen and a loss of SEK 2 m to Celemi. Bure's profit after financial items amounted to SEK 91 m (128).

On October 14, 2009, the Board of Directors of Bure and Skanditek presented a proposal to the companies' shareholders pertaining to the merger of the two companies into a single company. This is a logical step in Bure's development and the combined resources will make the new company a strong player in the financial market.

**Business concept:** Bure is an investment company focused mainly on long-term ownership of unlisted companies/assets with healthy and stable earnings. As a distinct principal owner concentrated on operational efficiency, the promotion of business growth and optimization of the companies' capital structure, value is created for Bure's shareholders.

**Chairman of the Board:** Patrik Tigerschiöld

**Chief Executive Officer:** Carl Backman

**Skanditek's shareholding:** 19.9%

### Bure's largest investment

| Company | Business | Ownership share, % | Jan–Sep 2009 Net sales, SEK m |
|---|---|---|---|
| Mercuri International | Global consulting and education company in sales and leadership | 100 | 468 |
| Energo-Retea | Consulting company in electrical and telecom technologies, etc. | 93 | 204 |
| Celemi | Consultant with focus on change processes | 30 | 23 |
| SRC – Scandinavian Retail Center | A consulting company and advertising agency specialized in services for the retailing industry | 100 | 23 |
| Carnegie | Investment Bank | 35 | 1 124 |
| Max Mathiessen | Pension insurance advisor | 35 | 416 |

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# Skanditek's portfolio companies : listed holdings, continued

MICRONIC LASER SYSTEMS

Micronic Laser Systems AB is a high-tech company engaged in the development, manufacture and marketing of a series of extremely accurate laser pattern generators for the production of photomasks and advanced surface mounting for flexible electronic production.

The pattern generators are used by the world's leading electronic companies in the manufacture of television and computer displays, semiconductor circuits and advanced electronic packaging. Surface-mounting equipment, including software, is used for the stencil free application of solder paste on printed circuit boards and for the surface mounting of electronic components on printed circuit boards.

During the quarter, Peter Uddfors was appointed President of Micronic, effective in the following quarter.

**Finansiell data**

Orders received by Micronic for the first nine months of 2009 totaled SEK 439 m (228) and comprised orders received for systems, service and aftermarket sales. Orders received by Micronic for the third quarter totaled SEK 180 m (132), of which SEK 67 m was related to pattern generators and SEK 113 m to surface-mounting equipment.

The order backlog at the end of the quarter was SEK 78 m (377) and comprised pattern generators worth SEK 16 m and surface-mounting equipment, including aftermarket orders, worth SEK 62 m.

Micronic's net sales totaled SEK 599 m (235) during the first nine months of the year and consisted of delivery of three pattern generators, surface-mounting equipment and service and aftermarket sales. Of the third quarter's sales, which totaled SEK 156 m (132), SEK 60 m was related to pattern generators and SEK 113 m to surface-mounting equipment.

Micronic's operating profit for the first nine months of 2009 amounted to SEK 6 m (loss: 162), and the company posted a loss of SEK 81 m (loss: 35) during the third quarter. Operating profit was impacted by capitalized development costs and amortization of prior capitalized development costs. Adjusted for these items, operating profit amounted to SEK 50 m (loss: 205) for the first nine months of the year. Approximately SEK 1 m in capitalized development costs was recognized during the first nine months, compared with SEK 60 m in the year-earlier period. Previously capitalized development costs of SEK 45 m (18) were amortized during the first nine months of the year. Micronic's operating profit in the third quarter was charged with SEK 21 m for the amortization of surplus value identified in conjunction with the acquisition of MYDATA.

**Business concept:** Micronic Laser Systems AB is a high-tech company that develops, manufactures and markets a series of extremely accurate laser pattern generators for the production of photomasks and advanced surface mounting equipment for flexible electronic production.

**Chairman of the Board:** Rune Glavare

**Chief Executive Officer:** Sven Löfquist

**Skanditek's ownership share:** 38% of the capital

## Key data

| SEK m | 2009 Jan–Sep | 2008 Jan–Sep | 2008 Jan–Dec |
|---|---|---|---|
| Net sales | 599 | 235 | 568 |
| Operating profit/loss | 6 | -162 | -38 |
| Profit/loss after net financial items | 4 | -161 | -35 |
| Total assets | 1,543 | 1,343 | 1,376 |
| Shareholders' equity | 1,188 | 793 | 888 |
| Cash flow from operations | 124 | -92 | -74 |
| Equity/assets ratio, % | 77 | 59 | 40 |

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# Skanditek's portfolio companies : listed holdings, continued

## PARTNERTECH

PartnerTech's net sales for the third quarter totaled SEK 478 m (571), down SEK 93 m. The impact of currency effects on the translation of sales resulted in a marginal sales increase of SEK 5 m compared with the year-earlier period. Operating profit for the third quarter amounted to SEK 1 m (10). This outcome meant that PartnerTech's operating expense decreased by SEK 83 m, while sales volumes declined by SEK 93 m, compared with the year-earlier period.

The company reported a loss of SEK 4 m (profit: 5) after tax, resulting in a loss per share of SEK 0.28 (earnings: 0.37).

Cash flow after investments was a negative SEK 4 m (pos: 35), which was primarily caused by lower profit generation.

Net sales for the first nine months of 2009 totaled SEK 1,592 m (1,878), corresponding to a 15-percent decline compared to the year-earlier period.

PartnerTech reported an operating loss of SEK 5 m (profit: 9) for the first nine months of the year, which was due to the slowdown that has occurred due to the recession. The company posted a loss after tax of SEK 17 m (loss: 1.4). Cash flow after investments was a negative SEK 5 m (pos: 33).

**Business concept:** PartnerTech develops and manufactures sophisticated electronic products on contract in selected business segments for customers with leading positions in Europe. In the role as a contract manufacturer, PartnerTech strengthen the profitability and competitiveness of their customers through deliveries of services throughout the entire value chain, in terms of components, integrated systems and complete products.

**Chairman of the Board:** Patrik Tigerschiöld

**Chief Executive Officer:** Rune Glavare

**Skanditek's shareholding:** 43.0%

### Key data

| SEK m | 2009 Jan–Sep | 2008 Jan–Sep | 2008 Jan–Dec |
|---|---|---|---|
| Net sales | 1,592 | 1,878 | 2,529 |
| Operating profit/loss | -5 | 9 | 28 |
| Profit/loss after net financial items | -19 | -1 | 9 |
| Total assets | 1,262 | 1,436 | 1,390 |
| Shareholders' equity | 528 | 569 | 551 |
| Cash flow after investments | -5 | 33 | 56 |
| Equity/assets ratio, % | 42 | 40 | 40 |

## Vitrolife

Innovative Cell and Tissue Technology

Sales increased 28 percent during the third quarter to SEK 65 m (51). Operating profit (EBIT) was SEK 7 m (5), an increase of 41 percent, corresponding to an operating margin of 11 percent (10).

Sales for the first nine months of 2009 totaled SEK 207 m (166), up 25 percent. The operating margin for the first nine months was 13 percent (13), excluding nonrecurring expenses in the first quarter attributable to the bid for MediCult a/s and the relocation to new premises. These nonrecurring costs amounted to approximately SEK 4 m.

Cash flow from operating activities was significantly strengthened during the third quarter and amounted to SEK 15 m (6), resulting in an equity/assets ratio of 88 percent (84) on September 30.

During the quarter, the Swemed Sense™ needle was approved for sale in Australia, while the company signed a new agreement with Cellartis AB.

**Business concept:** Vitrolife's business concept is to develop, produce and market sophisticated, effective and safe products and systems for the cultivation, handling and storage of cells, with the intention to use them for therapeutic purposes. Through close cooperation with leading researchers in this field, the company aims to remain at the leading edge of research and product development related to function and safety. Global marketing activities are conducted through proprietary sales and in cooperation with distributors.

**Chairman of the Board:** Patrik Tigerschiöld

**Chief Executive Officer:** Magnus Nilsson

**Skanditek's shareholding:** 26.2% incl. treasury shares

### Key data

| SEK m | 2009 Jan–Sep | 2008 Jan–Sep | 2008 Jan–Dec |
|---|---|---|---|
| Net sales | 207 | 166 | 225 |
| Operating profit/loss | 24 | 22 | 27 |
| Profit/loss after net financial items | 23 | 22 | 27 |
| Total assets | 340 | 323 | 343 |
| Shareholders' equity | 298 | 272 | 292 |
| Equity/assets ratio, % | 88 | 84 | 85 |
| Cash flow from operations | 24 | 27 | 43 |
| Employees, average no. | 156 | 135 | 134 |

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# Skanditeks portfolio companies : unlisted holdings continued

## theducation

Theducation's net sales for the third quarter rose to SEK 46 m (36), resulting in net sales of SEK 130 m (110) for January-September. Accordingly, the increase was 28 percent for the third quarter and 18 percent for January-September. Operating profit improved to SEK 7 m (4) for the third quarter and to SEK 4 m (loss: 1) for January – September.

The third quarter is seasonally a strong quarter for the operative business for Theducation. At the same time the new school year begins in August which this year resulted in higer sales. The outcome of final admissions in terms of numbers of pupils in the Independent Schools business area corresponded to 10-percent growth compared with the preceding academic year. The Adult Education business area also posted strong figures for the quarter. A contributing factor was the further investments made by the Swedish government in the area, which involved providing funds for education to the municipalities to stem rising unemployment. Thanks to this move, a number of new start-up educational programs were launched and generated positive contributions to profit.

**Business concept:** To serve as a long-term, goal-oriented and credible player within education and schools, supported by modern technology and research focused on the needs of learning.

**Chairman of the Board:** Henrik Blomquist

**Chief Executive Officer:** Anne Lindblad Danielsson

**Skanditek's shareholding:** 74.3%

### Key data

| SEK m | 2009 Jan–Sep | 2008 Jan–Sep | 2008 Jan–Dec |
|---|---|---|---|
| Net sales | 130 | 110 | 152 |
| Operating profit/loss | 4 | -1 | -5 |
| Profit/loss before tax | 2 | -1 | -7 |
| Employees, average no. | 199 | 188 | 186 |

## CMA/Microdialysis

www.microdialysis.com

Net sales remained virtually unchanged compared with the year-earlier period and amounted to SEK 12 m (13) for the quarter and to SEK 40 m (41) for January – September. The operating result for the third quarter was a loss of SEK 5 m (loss: 1) and for January-September a loss of SEK 12 m (loss: 4).

Cash flow from operating activities was a negative SEK 6 m (neg: 6) for the third quarter and a negative SEK 17 m (neg: 11) for January – September. The weaker operating result and cash flow for the quarter was an effect of poorer sales, currency fluctuations and the merger with Dipylon Medical AB that took place in July. In addition, the company continued its development activities. During the period, CMA obtained CE marking for another heart catheter, which is a key subcomponent of the post-operative monitoring system of the heart muscles.

**Business concept:** To develop and market microdialysis products and solutions that contribute to a higher quality of life.

**Chairman of the Board:** Patrik Tigerschiöld

**Chief Executive Officer:** Philip Siberg

**Skanditek's shareholding:** 43.8%

### Key data

| SEK m | 2009 Jan–Sep | 2008 Jan–Sep | 2008 Jan–Dec |
|---|---|---|---|
| Net sales | 40 | 41 | 57 |
| Operating profit/loss | -11 | -4 | -7 |
| Profit/loss before tax | -14 | -5 | -8 |
| Employees, average no. | 59 | 56 | 56 |

## THE CHIMNEY POT

The Chimney Pot's net sales totaled SEK 26 m (29) for the third quarter and SEK 85 m (86) for January – September. The operating result for the third quarter amounted to SEK 0 m (loss: 1) and a profit of SEK 1 m (loss: 7) was reported for January – September.

For seasonal reasons, the summer months of July and August are usually a quieter period for The Chimney Pot. However, operations in Sweden stood up relatively well to the continued weak advertising market. The level of activity in the market during the quarter was acceptable. The Group's earnings for the period were marginally better than in the year-earlier period but continued to be charged with expenses related to the now discontinued Moscow operations. To date this year, expenses for the Moscow operations have had an adverse impact of about SEK 5 m on the Group's earnings, of which SEK 1 m for the third quarter.

**Business concept:** Digital processing of moving images and sound.

**Chairman of the Board:** Patrik Tigerschiöld

**Chief Executive Officer:** Henric Larsson

**Skanditek's shareholding:** 48.6%

### Key data

| SEK m | 2009 Jan–Sep | 2008 Jan–Sep | 2008 Jan–Dec |
|---|---|---|---|
| Net sales | 85 | 86 | 128 |
| Operating profit/loss | 1 | -7 | -3 |
| Profit/loss before tax | -8 | -9 | -8 |
| Employees, average no. | 107 | 113 | 112 |

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# Parent Company and other information

## Parent Company

The Parent Company's net sales for January-September amounted to SEK 0 m (0). Profit before tax amounted to SEK 60 m (7), consisting of administrative expenses of SEK 15 m (12), a favorable effect on profit of SEK 29 m from the redemption of Bure shares, a reversal of impairment losses on subsidiaries and associated companies of SEK 74 m (0), an impairment loss on MYDATA shares of SEK 27 m, dividends from portfolio companies of SEK 2 m (17), a negative change in the fair value of finan-cial instruments of SEK 5 m (0) and financial income and expenses amounting to income of SEK 2 m (2).

The Parent Company made no investments in portfolio companies between January and September (SEK 33 m). No sales of portfolio companies occurred during the period (SEK 0 m). Skanditek participated in Bure's voluntary redemption program. The redemption process generated SEK 201 m for Skanditek.

Cash and cash equivalents at the end of the period totaled SEK 173 m (beginning of the year: 9). In addition, the Parent Company had short-term investments with a market value of SEK 22 m (beginning of the year: 20). There were no interest-bearing liabilities (SEK 0 m). The equity/assets ratio was 99 percent (99). The Parent Company continues to provide a guarantee of SEK 21 m to Group companies.

## Employees

The average number of employees in the Group in January – September was 205 (361). The number of employees at the end of the period was 203 (371). The Parent Company had six (5) employees, who comprise the management organization.

## Risks and uncertainties

The financial turmoil that continues to prevail in the market contributed to uncer-tainty regarding future performance. Due to the rapid changes in financial markets, particular importance is attached to monitoring the effects on Skanditek's investments and their valuation. However, moderate indebtedness and a high equity/assets ratio in the Group limit Skanditek's risks. No significant changes in the Parent Company's or the Group's risks and uncertainties occurred during the period. For a detailed report of risks and uncertainties, refer to the Report of the Board of Directors in Skanditek's 2008 Annual Report.

## Related-party transactions

No significant changes occurred in relations or transactions with related parties, compared with the 2008 Annual Report.

## Buy-back of treasury shares

At the Annual General Meeting on April 7, 2008, the Board of Directors received a mandate to repurchase Skanditek shares, up to a maximum of shares so that the company's holding never exceeds 10 percent of all shares in the company. No portion of the authorization has been utilized.

At the Annual General Meeting on April 2, 2009, the Board of Directors received a mandate to repurchase Skanditek shares, up to a maximum of shares so that the company's holding never exceeds 10 percent of all shares in the company. No portion of the authorization had been utilized when this interim report was issued.

### Accounting principles

As with the 2008 annual accounts, the consolidated financial statements for the third quarter of 2009 were compiled in accordance with International Financial Reporting Standards (IFRS), as adopted by the EU, and the Swedish Annual Accounts Act. The Parent Company's accounts were prepared in accord-ance with the Swedish Annual Accounts Act and the Swedish Financial Reporting Council's recommenda-tion RFR 2.2 Accounting for Legal Entities.

This interim report was prepared in accordance with IAS 34.

The Group applies the same accounting policies as described in the 2008 Annual Report with the fol-lowing exceptions due to new or amended standards, interpretations and improvements adopted by the EU that are to be applied from January 1, 2009. Only changes that had an effect on the Group are covered by the report.

### IFRS 8 – Operating Segments

This standard requires disclosures regarding the Group's operating segments and replaces the require-ment of defining primary and secondary segments in the Group. The implementation of this standard has not had any effect on the Group's financial position. The implementation of IFRS 8 has not given rise to any other material segments than those reported as primary in accordance with IAS 14. The information regarding segments is presented in Note 1.

### Revision of IAS 1 – Presentation of Financial Statements

The standard divides changes in equity resulting from transactions with owners and other changes. The statement of changes in equity will only contain details regard-ing ownership transactions. In addition, the standard introduces the term "Statement of comprehensive income," which shows all income and expenses items that were previously recognized in the statement of equity, either in a separate list or in two consecutive lists. Skanditek has elected to present the statement of comprehensive income as an extended income statement.

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97 Appendices PAGE 11 OF 18 SKANDITEK INDUSTRIFÖRVALTNING AB (PUBL.) ORG. NO. 556235-4141 SKANDITEK INTERIM REPORT JANUARY – SEPTEMBER 2009 Forthcoming financial reports The scheduled publication dates for forthcoming financial reports are as follows: January – December February 24, 2010 Other events Extraordinary General December 1, 2009 Meeting 2009 More information Further information, please contact: Patrik Tigerschiöld, President Phone + 46 8 614 00 20 Andreas Berglin, CFO Phone + 46 8 614 00 20 Parent Company and other information continued Incentive program The Annual General Meeting on April 2, 2009 approved a motion concerning the issue of a new incentive program to key employees in the Parent Company involving the issue of a maximum of 250,000 warrants eligible for subscription of a maximum of 250,000 shares. On April 29, the warrants were subscribed for by the Skanditek AB subsidiary for transfer to key Skanditek employees. Upon transfer to key employees, the options were market-priced according to the Black and Scholes method and amounted to SEK 0.67 per warrant.. Events following the close of the reporting period On October 14, 2009, the Boards of Directors of Bure Equity AB and Skanditek Industriförvaltning AB proposed a merger of the two companies. The new company will have an attractive investment portfolio with a balanced mix of listed, as well as unlisted, and smaller and medium-sized companies. Bure and Skanditek adopt a common view of shareholder value creation by developing the portfolio companies through active ownership and board representation. The merger is viewed as a natural step in the development of the two companies, whereby their combined resources will make the company a stronger participant in the financial market. With a combined market value of approximately SEK 2.5 billion and a tangible logic for the merger, the new group offers an attractive investment case. The exchange ratio between Bure and Skanditek shares means that for every Skanditek share, the shareholder will receive 0.75 new shares in Bure. Accordingly, a Skanditek shareholder who owns four shares will receive three new shares in Bure. Skanditek currently owns 10,000,000 Bure shares, corresponding to 19.9 percent of Bure’s share capital and votes. These shares will be cancelled as soon as the merger is completed. An Extraordinary General Meeting of shareholders to approve the merger plan will be held on Tuesday, December 1, 2009 at 10:00 am in Sahlénhuset, Aulan, on Norrlandsgatan 15 in Stockholm. More information about the merger can be found on the companies website. Information Due to the planned merger between Bure and Skanditek the interim report has not been examined by the company’s auditors. Financial reports and press releases are published in Swedish and English and are available on the company’s website at: www.skanditek.se. Stockholm, October 28, 2009 SKANDITEK INDUSTRIFÖRVALTNING AB (publ) Patrik Tigerschiöld President

SKANDITEK INTERIM REPORT JANUARY – SEPTEMBER 2009

## Condensed consolidated statement of comprehensive income

| Amounts in SEK thousands | 2009 July–Sep | 2008 July–Sep | 2009 Jan–Sep | 2008 Jan–Sep | 2008 Jan–Dec |
|---|---|---|---|---|---|
| Net Sales | 45,565 | 48,435 | 129,846 | 76,632 | 118,443 |
| Cost of goods sold | -31,885 | -31,918 | -103,663 | -43,705 | -79,763 |
| **Gross profit** | 13,680 | 16,517 | 26,183 | 32,927 | 38,680 |
| | | | | | |
| Result from participations in associated companies | 150,281 | 2,782 | 144,294 | 5,610 | 27,212 |
| Result from participations in other portfolio companies | – | – | 28,699 | 16,564 | 156,709 |
| Sales expenses | -1,632 | -4,820 | -3,933 | -15,359 | -18,506 |
| Administrative expenses | -9,020 | -11,011 | -30,888 | -24,398 | -36,756 |
| Research and development costs | -233 | -2,692 | -692 | -7,877 | -8,653 |
| Change in realvalue of financial instruments | -2,440 | 338 | -5,372 | -219 | -72 |
| Other operating revenues and operating expenses | – | 1,282 | 15 | 560 | 560 |
| **Operating profit/loss** | 150,636 | 2,396 | 158,306 | 7,808 | 159 174 |
| | | | | | |
| *Result from financial investments* | | | | | |
| Interest income and similar profit/loss items | 51 | 274 | 2,329 | 2,373 | 3,610 |
| Interest expenses and similar profit/loss items | -627 | -737 | -1,700 | -869 | -1,314 |
| **Profit before tax** | 150,060 | 1,933 | 158,935 | 9,312 | 161,470 |
| | | | | | |
| Taxes | – | – | – | – | 2,226 |
| **Net profit for the period from continued operations** | 150,060 | 1,933 | 158,935 | 9,312 | 163,696 |
| | | | | | |
| Net profit from discontinued operations | 91,150 | -20,359 | 63,909 | -27,211 | -60,441 |
| **Net profit** | 241,210 | -18,426 | 222,844 | -17,899 | 103,255 |
| | | | | | |
| *Other comprehensive income* | | | | | |
| Ex-change rate differences | -11,929 | 6,178 | -5,956 | 3,467 | 2,237 |
| Hedge accounting | 910 | – | 876 | – | -3,311 |
| Change in financial assets available for sale | 51,892 | -17,324 | 151,940 | -10,799 | -215,369 |
| **Total other comprehensive income** | 40,873 | -11,146 | 146,860 | -,7,332 | -216,443 |
| | | | | | |
| **Comprehensive income** | 282,803 | -29,572 | 369,704 | -25,231 | -113,188 |
| | | | | | |
| *Attributable to* | | | | | |
| Parent Company shareholders | 239,383 | -18,172 | 223,026 | -16,609 | 106,605 |
| Minority shareholders | 1,827 | -254 | -182 | -1,290 | -3,350 |
| **Net profit for the period** | 241,210 | -18,426 | 222,844 | -17,899 | 103,255 |
| | | | | | |
| Basic earnings per share in continued operations | | | | | |
| Basic earnings per share in continued operations, SEK[1] | 2.27 | 0.03 | 2.43 | 0.14 | 2.55 |
| Basic earnings per share in discontinued operations | 1.39 | -0.31 | 0.98 | -0.42 | -0.92 |
| Basic earnings per share[1] | 3.66 | -0.28 | 3.41 | -0.27 | 1.63 |
| | | | | | |
| Number of shares at the end of the period, thousands[1] | 65,351 | 65,351 | 65,351 | 65,351 | 65,351 |
| Average number of shares, thousands[1] | 65,351 | 65,351 | 65,351 | 65,353 | 65,353 |

*1 There are no issued financial instruments that could give rise to more shares*

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SKANDITEK INTERIM REPORT JANUARY – SEPTEMBER 2009

## Condensed statement of financial position

| Amounts in SEK thousands | 2009 30 September | 2008 30 September | 2008 31 Dec |
|---|---|---|---|
| ASSETS | | | |
| *Fixed assets* | | | |
| Intangible assets | 33,438 | 129,191 | 112,698 |
| Tangible assets | 10,137 | 15,063 | 16,583 |
| Participations in associated companies | 848,280 | 375,107 | 417,716 |
| Participations in other portfolio companies | 558,665 | 639,809 | 578,662 |
| Other financial assets | 4,122 | 32,841 | 31,049 |
| Total fixed assets | 1,454,642 | 1,192,011 | 1,156,708 |
| *Current assets* | | | |
| Inventories, etc. | – | 152,978 | 121,568 |
| Account receivables | 22,850 | 129,529 | 99,539 |
| Current receivables | 33,023 | 92,201 | 55,894 |
| Short-term investments | 21,723 | 23,527 | 19,950 |
| Cash and bank balances | 183,659 | 50,457 | 36,766 |
| Total current assets | 261,255 | 448,692 | 333,717 |
| TOTAL ASSETS | 1,715,897 | 1,640,703 | 1,490,425 |
| EQUITY AND LIABILITIES | | | |
| *Equity* | | | |
| Equity attributable to parent Company's shareholders | 1,633,556 | 1 369,281 | 1,283,333 |
| Minority interests | 1,630 | 19,545 | 12,056 |
| Total equity | 1,635,196 | 1,388,826 | 1,295,389 |
| *Long-term liabilities* | | | |
| Interest-bearing liabilities | 4,633 | 14,106 | 4,633 |
| Non-interest-bearing liabilities | 1,00 | 58,414 | 986 |
| Deferred tax liability | 159 | 159 | 159 |
| Total long-term liabilities | 4,892 | 72,679 | 5,778 |
| *Current liabilities* | | | |
| Interest-bearing liabilities | 6,781 | 9,842 | 21,232 |
| Accounts payable | 14,683 | 66,024 | 49,616 |
| Other non-interest-bearing liabilities | 54,345 | 103,332 | 118,410 |
| Total current liabilities | 75,809 | 179,198 | 189,258 |
| TOTAL EQUITY AND LIABILITIES | 1,715,897 | 1,640,703 | 1,490,425 |
| Pledged assets | 27,256 | 37,700 | 60,797 |
| Contingent liabilities | 21,000 | 5,295 | 6,102 |

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SKANDITEK INTERIM REPORT JANUARY – SEPTEMBER 2009

## Statement of changes in consolidated shareholders' equity

| Amounts in SEK thousands | July–September, 2009 Attributable to Parent Company shareholders | July–September, 2009 Attributable to minority shareholders | July–September, 2009 Total | July–September, 2009 (restated) Attributable to Parent Company shareholders | July–September, 2009 (restated) Attributable to minority shareholders | July–September, 2009 (restated) Total |
|---|---|---|---|---|---|---|
| Opening balance according to balancesheet | 1,353 310 | 10,230 | 1,363,540 | 1,398,651 | 19,747 | 1,418,398 |
| Transaktions to minority shareholders | – | -10,427 | -10,427 | – | – | – |
| Net profit/loss for the period | 280,256 | 1,827 | 282,083 | -29,370 | -202 | -29,572 |
| Closing balance | 1,633,566 | 1,630 | 1,635,196 | 1,369,281 | 19,545 | 1,388,826 |

| Amounts in SEK thousands | January–September, 2009 Attributable to Parent Company shareholders | January–September, 2009 Attributable to minority shareholders | January–September, 2009 Total | January–September, 2009 (restated) Attributable to Parent Company shareholders | January–September, 2009 (restated) Attributable to minority shareholders | January–September, 2009 (restated) Total |
|---|---|---|---|---|---|---|
| Opening balance according to balancesheet | 1,283,333 | 12,056 | 1,295,389 | 1,412,792 | 20,926 | 1,433,718 |
| Repurchase of own shares | – | – | – | -185 | – | -185 |
| Transaktions to minority shareholders | – | -10,427 | -10,427 | – | – | – |
| Dividend | -19,605 | – | -19,605 | -19,605 | – | -19,605 |
| Dividend to minority shareholders in subsidiary | – | – | – | – | -88 | -88 |
| Option premium | 136 | – | 136 | 217 | – | 217 |
| Net profit/loss for the period | 369,702 | 1 | 369,703 | -23,938 | -1,293 | -25,231 |
| Closing balance | 1633,566 | 1,630 | 1,635,196 | 1,369,281 | 19,545 | 1,388,826 |

| Amounts in SEK thousands | January–December, 2009 (restated) Attributable to Parent Company shareholders | January–December, 2009 (restated) Attributable to minority shareholders | January–December, 2009 (restated) Total |
|---|---|---|---|
| Opening balance according to balancesheet | 1,412,792 | 20,926 | 1,433,718 |
| Change in Group structure | – | -5,480 | -5,480 |
| Repurchase of own shares | -185 | – | -185 |
| Dividend | -19,605 | – | -19,605 |
| Dividend to minority shareholders in subsidiary | – | -88 | -88 |
| Option premium | 217 | – | 217 |
| Net profit/loss for the period | -109,886 | -3,302 | -113,188 |
| Closing balance | 1,283,333 | 12,056 | 1,295,389 |

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SKANDITEK INTERIM REPORT JANUARY – SEPTEMBER 2009

## Group cash flow statements

| Amounts in SEK thousands | 2009 July – Sep | 2008 July – Sep | 2009 Jan – Sep | 2008 Jan – Sep | 2008 Jan – Dec |
|---|---|---|---|---|---|
| Profit after financial items | 150,060 | -16,822 | 158,935 | -21,018 | 95,055 |
| Adjustments for items not included in cash flow, etc. | -84,128 | 23,772 | -166,289 | 27,002 | -105,676 |
| Paid tax | -668 | -69 | – | -279 | -1,609 |
| | | | | | |
| Cash flow from operational activities before changes in working capital | 65,264 | 6,881 | -7,354 | 5,705 | -12,230 |
| Changes in working capital | -40,100 | -37,938 | -9,326 | -72,918 | -58,679 |
| Cash flow from operational activities | 25,164 | -31,057 | -16,680 | -67,213 | -70,909 |
| | | | | | |
| Cash flow from investment activities[1] | -19,192 | -17,528 | 181,591 | -53,755 | -76,377 |
| Cash flow from financial activities | -34,650 | 28,286 | -18,018 | 21,215 | 30,523 |
| Cash flow for the period | -28,678 | -20,299 | 146,893 | -99,753 | -116,763 |
| Cash and cash equivalents, beginning of the period | 212,368 | 69,642 | 36,766 | 149,977 | 149,977 |
| Exchange-rate differences in cash and cash equivalents | -31 | 1,114 | – | 233 | 3,552 |
| Cash and cash equivalents, period end | 183,659 | 50,457 | 183,659 | 50,457 | 36,766 |

*1 No investments were made during the period in the group as a consequence of the divestment of MYDATA. The investment activities has been affected negatively of SEK 22 m due to the divestment of MYDATA.*

## Income statements, Parent company

| Amounts in SEK thousands | 2009 July – Sep | 2008 July – Sep | 2009 Jan – Sep | 2008 Jan – Sep | 2008 Jan – Dec |
|---|---|---|---|---|---|
| Net sales | – | – | – | 30 | 30 |
| Gross profit | – | – | – | 30 | 30 |
| | | | | | |
| Result from participations in Group companies | 7,852 | – | 3,648 | – | -58,454 |
| Result from participations in associated companies | 6,669 | – | 45,849 | – | -69,160 |
| Result from participations in other portfolio companies | – | – | 28,699 | 16,564 | 156,709 |
| Administrative expenses | -4,949 | -3,604 | -15,266 | -11,752 | -17,841 |
| Change i fair value of financial instruments | -2,440 | 338 | -5,372 | -219 | -72 |
| Operating profit | 7,132 | -3,266 | 57,558 | 4,623 | 11,212 |
| | | | | | |
| Financial net | 53 | 405 | 2,285 | 2,495 | 3,579 |
| Profit before tax | 7,185 | -2,861 | 59,843 | 7,118 | 14,791 |
| | | | | | |
| Tax | – | – | – | – | – |
| Net profit | 7,185 | -2,861 | 59,843 | 7,118 | 14,791 |

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102 Appendices PAGE 16 OF 18 SKANDITEK INDUSTRIFÖRVALTNING AB (PUBL.) ORG. NO. 556235-4141 SKANDITEK INTERIM REPORT JANUARY – SEPTEMBER 2009 Balance sheets, Parent Company Amounts in SEK thousands 2009 30 Sep 2008 30 Sep 2008 31 Dec ASSETS Tangible fixed assets 305 434 383 Financial fixed assets 1,277,120 1,445,055 1,248,939 Total fixed assets 1,277,425 1,445,489 1,249,322 Current receivables 12,805 8,689 10,811 Short-term investments 21,723 23,527 19,950 Cash and cash equivalents 172,865 4,168 8,917 Total current assets 207,393 36,384 39,678 TOTAL ASSETS 1,484,818 1,481,873 1,289,000 EQUITY AND LIABILITIES Equity 1,462,560 1,464,633 1,270,224 Long-term liabilities Non interest-bearing liabilities – – – Current liabilities Interest-bearing liabilities – – – Non interest-bearing liabilities 22,258 17,240 18,776 Total liabilities 22,258 17,240 18,776 TOTAL EQUITY AND LIABILITIES 1,484,818 1,481,873 1,289,000 Pledged assets 10,832 10,832 10,832 Contingent liabilities 21,000 – – Note 1 Segment reporting Net sales Amounts in SEK thousands 2009 Jul – Sep 2008 Jul – Sep 2009 Jan – Sep 2008 Jan – Sep 2008 Jan – Dec Management cost1 – – – 30 30 CMA Microdialysis – 12,840 – 41,007 41,007 MYDATA automation – – – – – Theducation 45,565 35,595 129,846 35,595 77,406 Consolidated net sales in accordance with segment reporting 45,565 48,435 129,846 77,602 118,443 Operating profit/loss Amounts in SEK thousands 2009 Jul – Sep 2008 Jul – Sep 2009 Jan – Sep 2008 Jan – Sep 2008 Jan – Dec Management cost 1 -4,939 -4,092 -15,592 -13,432 -20,746 CMA Microdialysis – – – -3,023 -3,823 MYDATA automation – – – – – Theducation 4 796 3,815 6,267 3,815 -130 Share in earnings of associated companies 150,281 2,865 144,294 1,160 5,228 Total operating profit/loss in accordance with segment reporting 150,138 2,588 134,969 -11,480 -19,471 Change in financial instruments 2 -2,440 338 -5,372 -219 -72 Development cost at group level – -530 – -1,590 – Other 3 2,938 28,709 21,097 178,717 Total consolidated operating profit/loss 150,636 2,396 158,306 7,808 159,174 1 Pertains mainly to the Parent Company’s administration 2 Consists of changes in the value of currency forward contracts and short-term investments recognized at fair value through profit and loss 3 The item “Other” consists mainly of profits/losses from other portfolio companies, profits/losses from associated companies in addition to participations in the profits/losses of associated companies and the reversal of goodwill amortization in subsidiaries. During the first quarter of 2009, the impact on earnings of the redemption of Bure shares is also included in the amount of SEK 28,699 thousand

SKANDITEK INTERIM REPORT JANUARY – SEPTEMBER 2009

Heading

## Not 2 Condensed statement of discontinued operations[1]

| Belopp i tkr | 2009 jan–sep | 2008 jan–sep |
|---|---|---|
| Net Sales | 222,985 | 457,457 |
| Cost of goods sold | -148,402 | -308,299 |
| **Gross profit** | **74,583** | **149,158** |
| | | |
| Sales expenses | -47,177 | -73,410 |
| Administrative expenses | -13,519 | -19,365 |
| Research and development costs | -48,166 | -82,148 |
| Change in real value of financial instruments | 34,039 | -16,020 |
| Other operating revenues and operating expenses | -43,635 | 12,752 |
| **Rörelseresultat** | **-43,875** | **-29,033** |
| | | |
| ***Resultat från finansiella investeringar*** | | |
| Interest income and similar profit/loss items | 1,387 | 2,609 |
| Interest expenses and similar profit/loss items | -3,015 | -3,906 |
| **Profit before tax** | **-45,503** | **-30,330** |
| | | |
| Taxes | 18,262 | 3,119 |
| **Net profit before exit gains** | **-27,241** | **-27,211** |
| | | |
| Exit gains | 91,150 | – |
| **Net profit** | **63,909** | **-27,211** |
| | | |
| Cash flow from operational activities | -33,031 | -64,542 |
| Cash flow from investment activities | -2,854 | 6,118 |
| Cash flow from financial activities | 37,407 | -1,430 |
| **Cash flow from discontinued operations** | **1,522** | **-59,854** |

*1 Discontinued operations regards MYDATA automation.*

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SKANDITEK INTERIM REPORT JANUARY – SEPTEMBER 2009

Skanditek's portfolio companies and holdings shown as the percentage share of capital held on September 30, 2009.

| Electronics | Sector | Shareholding, % |
|---|---|---|
| MICRONIC LASER SYSTEMS | Micronic Laser Systems is a Swedish high-tech company engaged in the development, manufacture and marketing of one of the world's most advanced production systems – the pattern generator. These are used by leading electronics companies worldwide to produce photomasks for the manufacture of products such as television and computer displays, semiconductor circuits and electronic packaging. | 38% |
| PARTNERTECH | PartnerTech is a contract manufacturer with leading-edge expertise in mechatronics, which is the combination of electronics and mechanics. | 43% |
| **Services** | **Sector** | **Shareholding, %** |
| AcadeMedia | AcadeMedia is one of Sweden's leading teaching companies for both private and public-sector operations, with services that extend from the preschool stage right up to university level. | 14% |
| aptilo | Aptilo develops and sells system solutions that enable fixed and wireless access to public sites, known as hot spots. | 10% |
| Bure Equity | Bure is an investment company that primarily aims to be a long-term owner of unlisted companies with a good earnings capacity. | 20% |
| H Lundén Holding | Asset management with a focus on absolute return. | 20% |
| THE CHIMNEY POT | Digital processing of moving images. | 49% |
| education | Arranges senior high school and adult education. | 74% |
| **Biotech and Medical technology** | **Sector** | **Shareholding, %** |
| CMA Microdialysis | CMA develops, manufactures and markets technical medical products, scientific instruments and consumable items. | 44% |
| Vitrolife | Vitrolife develops, produces and markets high-quality nutritional solutions for the preservation of cells, tissues and organs. | 26% |

Skanditek is an exchange-listed industrial holding company that has ownership interests in primarily in listed and unlisted Swedish companies. The Group's business concept is to generate sustainable and healthy value growth through the industrial management of operational companies. Skanditek contributes to the development of its portfolio companies by providing industrial and financial expertise at board and management level. Investments are usually made at a stage of the target companies' development, which is when Skanditek can contribute business development experience aimed at high and profitable growth.

Skanditek Industriförvaltning AB (publ)
Nybrogatan 6, SE-114 34 Stockholm, Phone: 08-614 00 20, Fax: 08-614 00 38, info@skanditek.se, Org.No. 556235-4141

SKANDITEK INDUSTRIFÖRVALTNING AB (PUBL.) ORG. NO. 556235-4141 PAGE 18 OF 18

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Bure Equity

Bure Equity AB (publ)
Box 5419
SE-402 29 Gothenburg

SKANDITEK

Skanditek Industriförvaltning AB (publ)
Nybrogatan 6
SE-114 34 Stockholm

Intellecta Finanstryck 0933806